1933 Act File No. 333-216969

United States Securities and Exchange Commission
Washington, D.C. 20549
Form S-1
Registration Statement
Under
The Securities Act of 1933
Post-Effective Amendment No. 2
Nationwide Life Insurance Company
(Exact name of registrant as specified in its charter)
OHIO	6311	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Nationwide Plaza, Columbus, Ohio 43215
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Denise L. Skingle
Vice President and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone: (614) 249-7111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: May 1, 2019
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
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Flexible Purchase Payment
Modified Guaranteed Annuity Contracts
Supporting Guaranteed Periods
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
The date of this prospectus is May 1, 2019.

Read this prospectus carefully and keep it for future reference.
This prospectus describes Flexible Purchase Payment Modified Guaranteed Annuity Contracts supporting investment options referred to as Guaranteed Period Options, offered by Nationwide Life Insurance Company ("Nationwide").
Guaranteed Period Options provide for guaranteed interest rates to be credited over specified durations ("Guaranteed Periods"). Three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9), and ten (10) year Guaranteed Period Options are available. The minimum amount that may be allocated to a Guaranteed Period Option is $1,000. An interest rate determined by Nationwide ("Specified Interest Rate") is guaranteed to be credited for the duration of the Guaranteed Period on a daily basis, resulting in a guaranteed annual effective yield. Different interest rates apply to each Guaranteed Period Option and are determined and guaranteed by Nationwide in its sole discretion.
Guaranteed Period Options will produce a guaranteed annual effective yield at the Specified Interest Rate so long as amounts invested are neither withdrawn nor transferred prior to the end of the Guaranteed Period. Withdrawals for any reason prior to the expiration of the Guaranteed Period, except for payment of the death benefit, are subject to a Market Value Adjustment and may be subject to a Contingent Deferred Sales Charge. Transfers between Guaranteed Period Options prior to the expiration of a Guaranteed Period are subject to a Market Value Adjustment, but are not subject to a Contingent Deferred Sales Charge. However, any amount transferred to a new Guaranteed Period prior to maturity will be subject to a new Contingent Deferred Sales Charge schedule.
A purchase of this contract is subject to certain risks (see Risk Factors on page 5).
Nationwide established the Nationwide Multiple Maturity Separate Account-2, pursuant to Ohio law, to aid in reserving and accounting for Guaranteed Period Option obligations. However, all of the general assets of Nationwide are available for the purpose of meeting the guarantees of the Guaranteed Period Options. Amounts allocated to the Guaranteed Period Options are generally invested in fixed income investments purchased by Nationwide. Contract owners allocating amounts either to a Guaranteed Period Option or the Transition Account have no claim against any assets of Nationwide, including assets held in the Nationwide Multiple Maturity Separate Account-2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The Guaranteed Period Options described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.
For information on how to contact Nationwide, see Contacting the Service Center.
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Table of Contents (continued)

Available Information
The SEC maintains a website (www.sec.gov) that contains the prospectus and other information.
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Glossary
Annuitization Date – The date the annuity payments begin.
Annuity Commencement Date – The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide's consent.
Contract Value – The sum of all amounts allocated to any of the Guaranteed Period Options plus any amount allocated to the Transition Account.
Contract Year – Each year the Contract remains in force beginning with the date the Contract is issued.
Guaranteed Period – The period corresponding to a 3, 4, 5, 6, 7, 8, 9, or 10 year Guaranteed Period Option. Amounts allocated to a Guaranteed Period Option will be credited with a Specified Interest Rate over the corresponding guaranteed period, so long as such amounts are not withdrawn or transferred from the Guaranteed Period Option prior to the Maturity Date. The Guaranteed Period may last for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10 year anniversary of the allocation to the Guaranteed Period Option due to every Guaranteed Period ending on the final day of a calendar quarter.
Guaranteed Period Option Year – Each 12 month period beginning with the date a new allocation is made to a Guaranteed Period Option. New allocations include transfers from one Guaranteed Period Option to another, or new Purchase Payments allocated to a Guaranteed Period Option.
Individual Retirement Annuity ("IRA") – An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.
Interest Rate Swaps – Interest rate quotations for 1, 2, 3, 4, 5, 7 and 10 years published, on a regular basis, by a commercially reasonable and publicly available source based on U.S. Treasury Bond yields. Nationwide uses Interest Rate Swaps in its Market Value Adjustment formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.
Investment Period – The period of time beginning with a declaration by the Company of new Guaranteed Period Option interest rates (the different Specified Interest Rates for each of the Guaranteed Period Options) and ending with the subsequent declaration of new Specified Interest Rates.
Investment-Only Contract – A contract purchased by a Qualified Pension, Profit-Sharing or Stock Bonus Plan as defined by Section 401(a) of the Internal Revenue Code.
Market Value Adjustment ("MVA") – The upward or downward adjustment in value of amounts allocated to a Guaranteed Period Option which are withdrawn from the Guaranteed Period Option for any reason, other than payment of the death benefit, prior to the Maturity Date.
Maturity Date – The date on which a particular Guaranteed Period Option matures. Such date will be the last day of a calendar quarter in which the third, fourth, fifth, sixth, seventh, eighth, ninth or tenth anniversary of the date on which amounts are allocated to a 3, 4, 5, 6, 7, 8, 9 or 10 year Guaranteed Period Option, respectively.
Nationwide, or the Company – Nationwide Life Insurance Company.
Non-Qualified Contract – A contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.
Qualified Plan – Retirement plans that receive favorable tax treatment under the provision of Section 401(a) of the Internal Revenue Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.
Roth IRA – An individual retirement annuity which qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.
Service Center – The department of Nationwide responsible for receiving all service and transaction requests relating to the contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility. For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility. Information on how to contact the Service Center is in the "Contacting the Service Center" provision.

Simplified Employee Pensions ("SEP") IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.
Simple IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.
Specified Interest Rate – The interest rate guaranteed to be credited to amounts allocated under a selected Guaranteed Period Option so long as such allocations are not distributed for any reason from the Guaranteed Period Option prior to the Guaranteed Period Option Maturity Date.
Specified Value – The amount allocated to a Guaranteed Period Option minus withdrawals and transfers out of the Guaranteed Period Option, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to a Market Value Adjustment, except for payment of the death benefit, at all times prior to the Maturity Date.
Tax Sheltered Annuity – An annuity which qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.
Transition Account – An account with interest rates that are set monthly by Nationwide.

Synopsis of the Contracts
Introduction
The contracts described in this prospectus are flexible purchase payment contracts. The contracts may be issued as either individual or group contracts. In those states where contracts are issued as group contracts, references throughout this prospectus to "contract(s)" will also mean "certificate(s)" and "contract owner" will mean "participant."
The contracts can be categorized as:
•	Individual Retirement Annuities (IRAs) (with contributions rolled over or transferred from certain tax-qualified plans);
•	Investment-Only Contracts (Qualified Plans);
•	Non-Qualified;
•	Roth IRAs;
•	SEP IRAs;
•	Simple IRAs; and
•	Tax Sheltered Annuities (with contributions rolled over or transferred from other Tax Sheltered Annuity plans).
For more detailed information with regard to the differences in contract types, see Types of Contracts.
Minimum Initial and Subsequent Purchase Payments
Contract Type	Minimum Initial Purchase Payment	Minimum Subsequent Payments
IRA	$ 2,000	$1,000
Investment-Only Contracts (Qualified Plans)	$10,000	$1,000
Non-Qualified	$10,000	$1,000
Roth IRA	$ 2,000	$1,000
SEP IRA	$ 2,000	$1,000
Simple IRA	$ 2,000	$1,000
Tax Sheltered Annuity	$10,000	$1,000
Each purchase payment may be allocated to any combination of Guarantee Period Options or the Transition Account. However, a minimum of $1,000 must be deposited into each Guarantee Period Option elected.
Charges and Expenses
Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, if any amount of a Guaranteed Period Option is withdrawn prior to the Maturity Date for a particular Guarantee Period Option, the amount withdrawn is subject to a Market Value Adjustment in addition to any applicable contingent deferred sales charges ("CDSC").
This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 5% of the amount withdrawn.

The CDSC for the 10-year Guaranteed Period Option applies as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%
For Guarantee Period Options less than 10 years, the CDSC is not assessed once the Guarantee Period Option reaches the Maturity Date. For instance, if the 5-year Guarantee Period Option is elected, the CDSC schedule is as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%
Each Contract Year, the contract owner may withdraw without a CDSC the greater of:
•	10% of the Contract Value; or
•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.
A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date (see Market Value Adjustment). The free withdrawal privilege is non-cumulative. Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year (see Contingent Deferred Sales Charge).
The Internal Revenue Code may impose restrictions on withdrawals for contracts issued as Tax Sheltered Annuities or contracts issued to Qualified Plans.
Annuity Payments
Annuity payments begin on the Annuitization Date. Annuity payments will be based on the annuity payment option chosen prior to annuitization (see Fixed Payment Annuity Payment Options).
Taxation
How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see Federal Tax Considerations and Premium Taxes).
Ten Day Free Look
Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the Contract Value, including any applicable Market Value Adjustment or other amounts required by law (see Right to Revoke).

Risk Factors
Withdrawals prior to the Maturity Date will be subject to a Market Value Adjustment.
Withdrawals for any reason prior to the Maturity Date, except for payment of the death benefit, are subject to a Market Value Adjustment. The Market Value Adjustment may decrease the value of the withdrawal. The Market Value Adjustment is determined by the multiplication of a Market Value Adjustment factor by the Specified Value, or the portion of the Specified Value being withdrawn. Specified Value is the amount of the allocation to the Guaranteed Period Option, plus interest accrued at the specified interest rate minus prior distributions. If prevailing interest rates are higher than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a loss when it liquidates assets in order to process a surrender or transfer; and therefore, application of the Market Value Adjustment under such circumstances will decrease the amount of the distribution. See Market Value Adjustment for more information regarding the Market Value Adjustment.
Guarantees subject to the claims paying ability of Nationwide.
The guarantees associated with the Guaranteed Period Options are the sole responsibility of Nationwide. The guarantees associated with the Guaranteed Period Options are paid from Nationwide's general account and, therefore, are subject to the rights of Nationwide's creditors and ultimately, its overall claims paying ability.
Types of Contracts
The contracts described in this prospectus are classified according to the tax treatment they are subject to under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.
Individual Retirement Annuities
Individual Retirement Annuities ("IRAs") are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	if the contract owner is younger than age 50, the annual premium cannot exceed $6,000 (although rollovers of greater amounts from qualified plans, certain 457 governmental plans, tax-sheltered annuities and other IRAs can be received); if the contract owner is age 50 or older, the annual premium cannot exceed $7,000;
•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.
Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.
IRAs may receive rollover contributions from Individual Retirement Accounts, other Individual Retirement Annuities, Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).
For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.
Investment-Only Contracts (Qualified Plans)
Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.
Non-Qualified Contracts
A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, a Simple IRA, or a Tax Sheltered Annuity.
Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.
Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed. Non-qualified contracts that are owned by non-natural persons, such as trusts, corporations, and partnerships are generally subject to current income tax on the income earned inside the contract, unless the non-natural person owns the contract as an agent of a natural person.
Roth IRAs
Roth IRA contracts are contracts that satisfy the requirements of Section 408A of the Internal Revenue Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	if the contract owner is younger than age 50, the annual premium cannot exceed $5,500 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received); if the contract owner is age 50 or older, the annual premium cannot exceed $6,500;
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
A Roth IRA can receive a rollover from an IRA or other eligible retirement plan; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax. However, a rollover or conversion of an amount from an IRA or eligible retirement plan after December 31, 2017 cannot be recharacterized back to an IRA.
There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.
Simplified Employee Pensions ("SEP") IRAs
A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.
An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as for an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.
A SEP IRA plan must satisfy:
•	minimum participation rules;
•	top-heavy contribution rules;
•	nondiscriminatory allocation rules; and
•	requirements regarding a written allocation formula.
In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

Simple IRAs
A Simple IRA is an IRA that is funded exclusively by a qualified salary reduction arrangement and satisfies the following requirements:
•	vesting requirements;
•	participation requirements; and
•	administrative requirements.
The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs. A Simple IRA cannot receive rollover distributions except from another Simple IRA.
Tax Sheltered Annuities
Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.
Purchase payments made to Tax Sheltered Annuities are excludible from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.
Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, IRAs, other Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).
The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70½, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the required period of time.
Final 403(b) Regulations issued by the Internal Revenue Service impose certain restrictions on non-taxable transfers or exchanges of one 403(b) Tax Sheltered Annuity contract for another. Nationwide will no longer issue or accept applications for new and/or in-service transfers to new or existing Nationwide individual 403(b) Tax Sheltered Annuity contracts used for salary reduction plans not subject to ERISA. Nationwide will continue to accept applications and in-service transfers for individual 403(b) Tax Sheltered Annuity contracts used for 403(b) plans that are subject to ERISA and certain state Optional Retirement Plans and/or Programs that have purchased at least one individual annuity contract issued by Nationwide prior to September 25, 2007.
Commencing in 2009, Tax Sheltered Annuities must be issued pursuant to a written plan, and the plan must satisfy various administrative requirements. Check with your employer to ensure that these requirements will be satisfied in a timely manner.
Investing in the Contract
There are eight different Guaranteed Period Options available: a 3-year Guaranteed Period Option; a 4-year Guaranteed Period Option; a 5-year Guaranteed Period Option; a 6-year Guaranteed Period Option; a 7-year Guaranteed Period Option; an 8-year Guaranteed Period Option; a 9-year Guaranteed Period Option; and a 10-year Guaranteed Period Option. Contract owners may elect to have Purchase Payments allocated among the Guaranteed Period Options and the Transition Account. The minimum amount of any allocation to a Guaranteed Period Option is $1,000. If a contract owner does not specify how the Purchase Payment is to be allocated, the entire Purchase Payment will be allocated to the Transition Account.
The guarantees associated with the Guaranteed Period Options are the exclusive obligation of Nationwide. A separate account, authorized and created in accordance with Ohio law, was established for the sole purpose of reserving and accounting for assets associated with the Guaranteed Period Options. The assets of the separate account are owned by Nationwide. Contract owners have no claim against the assets of the separate account, maintain no interest in the separate account and do not participate in the investment experience of the separate account.
The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant or owned by any one contract owner cannot exceed $1,500,000 without Nationwide's prior consent.

Guaranteed Period Options
Guaranteed Period Options provide for a guaranteed interest rate ("Specified Interest Rate"), to be credited as long as any amount allocated to the Guaranteed Period Option is not distributed for any reason, prior to the Maturity Date of the Guaranteed Period Option. Each Guaranteed Period Option has a Guarantee Period. Generally, a 3-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 3 years, a 4-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 4 years, and so on. Because every Guaranteed Period Option will mature on the last day of a calendar quarter, the Guaranteed Period of a Guaranteed Period Option may extend for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10-year anniversary of allocations made to 3, 4, 5, 6, 7, 8, 9, or 10-year Guaranteed Period Option, respectively.
Amounts allocated to a Guaranteed Period Option will be credited at the Specified Interest Rate for the duration of the Guaranteed Period associated with the Guaranteed Period Option. Specified Interest Rates for each Guaranteed Period Option are declared periodically at the sole discretion of Nationwide. The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations. Investment Periods will typically last for one week, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any transfer allocation or new purchase payment allocation to a Guaranteed Period Option will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Period of the Guaranteed Period Option (see Specified Interest Rates and Guaranteed Periods).
The Specified Interest Rate will be credited daily to amounts allocated to a Guaranteed Period Option, providing an annual effective yield. The Specified Interest Rate will continue to be credited as long as allocations receiving that rate remain in the Guaranteed Period Option until the Maturity Date. However, any surrenders, transfers or withdrawals for any reason, except to pay the death benefit, prior to the Maturity Date will be subject to a Market Value Adjustment (see Market Value Adjustment).
The Specified Interest Rate
The Specified Interest Rate is the rate of interest guaranteed by Nationwide to be credited to allocations made to the Guaranteed Period Options for the corresponding Guaranteed Period, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the eight different Guaranteed Period Options.
Generally, Nationwide will declare new Specified Interest Rates weekly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. Nationwide observes no specific method in establishing the Specified Interest Rates. However, Nationwide will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Periods of the Guaranteed Period Options. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. Nationwide has no way of predicting what Specified Interest Rates may be declared in the future and there is no minimum Specified Interest Rate for any of the Guaranteed Period Options.
The Investment Period
The Investment Period is the period of time during which a particular Specified Interest Rate is in effect for new allocations to the various Guaranteed Period Options. All allocations made to a Guaranteed Period Option during an Investment Period are credited with the Specified Interest Rate in effect at the time of allocation. An Investment Period ends when a new Specified Interest Rate relative to the applicable Guaranteed Period Option is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to Guaranteed Period Options during prior Investment Periods. Prior allocations to the Guaranteed Period Option will be credited with the Specified Interest Rate in effect when the allocation was made.
The Specified Interest Rate is credited to allocations made to Guaranteed Period Options on a daily basis, resulting in an annual effective yield, guaranteed by Nationwide, unless amounts are withdrawn or transferred from the Guaranteed Period Option for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Guaranteed Period associated with the Guaranteed Period Option. If amounts are withdrawn or transferred from the Guaranteed Period Option for any reason, except payment of the death benefit, prior to the Maturity Date, a Market Value Adjustment will be applied to the amount withdrawn or transferred.

Information concerning the Specified Interest Rates in effect for the various Guaranteed Period Options can be obtained by contacting the Service Center.
Guaranteed Periods
The Guaranteed Period is the period of time corresponding with the selected Guaranteed Period Option for which the Specified Interest Rate is guaranteed to be in effect, so long as the amounts allocated remain in the Guaranteed Period Option until the Maturity Date. A Guaranteed Period always expires on a Maturity Date which will be the last day of a calendar quarter, which may last up to three months past the anniversary date of the allocation to the Guaranteed Period Option.
For example, if an allocation is made to a 10 year Guaranteed Period Option on February 1, 2015, the Specified Interest Rate for that Guaranteed Period Option will be credited until March 31, 2025; the Guaranteed Period will begin on February 1, 2015 and end on March 31, 2025.
Guaranteed Periods will be exactly 3, 4, 5, 6, 7, 8, 9, or 10 years only when an allocation to a Guaranteed Period Option occurs on the last day of a calendar quarter.
Guaranteed Period Options at Maturity
Nationwide will send notice to contract owners of impending Maturity Dates (always the last day of a calendar quarter) at least 90 days prior to the end of a Guaranteed Period. The notice will include the projected value of the Guaranteed Period Option on the Maturity Date.
Once the Guaranteed Period Option matures, contract owners may:
(1)	surrender the Guaranteed Period Option, in part or in whole, without a Market Value Adjustment and/or a CDSC;
(2)	wholly transfer the Guaranteed Period Option to another Guaranteed Period Option of the same or different duration without a Market Value Adjustment and/or a CDSC. A confirmation of any such transfer will be sent immediately after the transfer is processed;
(3)	partially transfer amounts of the Guaranteed Period Option to various Guaranteed Period Options of different durations without a Market Value Adjustment or a CDSC. A confirmation of any such transfer will be sent immediately after the transfer is processed; or
(4)	elect not to transfer or surrender all or a portion of the Guaranteed Period Option, in which case, the remaining portion of the Guaranteed Period Option will be automatically transferred to the Transition Account following the Maturity Date. A confirmation will be sent immediately after the automatic transfer is executed.
If no direction is received by Nationwide prior to the Maturity Date of a Guaranteed Period Option all amounts in that Guaranteed Period Option will automatically be transferred to the Transition Account.
Transition Account
Amounts not allocated to a Guaranteed Period Option are held in the Transition Account. The Transition Account is a short-term liquid investment account. The Transition Account is not designed for long term investing.
Nationwide will declare a new interest rate each month which will apply to all funds in the Transition Account.
Transfers or surrenders from the Transition Account may be made at any time without application of a Market Value Adjustment or a CDSC.
Contingent Deferred Sales Charges
No sales charge deduction is made from the purchase payments when amounts are deposited into the contracts. However, if any amount is withdrawn from a Guaranteed Period Option prior to its Maturity Date, Nationwide will deduct a CDSC.
The CDSC will not exceed 5% of the amount withdrawn. The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount surrendered.
For purposes of calculating the CDSC surrenders are considered to come first from the Transition Account until it is exhausted and then from each Guaranteed Period Option in proportion to the total remaining Contract Value, unless the contract owner specifies otherwise. (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The CDSC for the 10-year Guaranteed Period Option applies as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%
For Guaranteed Period Options less than 10 years, the CDSC is not assessed once the Guaranteed Period Option reaches the Maturity Date. For instance, if the 5-year Guaranteed Period Option is elected, the CDSC schedule is as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%
The CDSC is used to cover sales expenses, including commissions (maximum of 5% of each allocation to a Guaranteed Period), production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets.
All or a portion of any withdrawal may be subject to federal income taxes. Contract owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.
Waiver of Contingent Deferred Sales Charge
Each Contract Year, the contract owner may withdraw without a CDSC the greater of:
•	10% of the Contract Value; or
•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.
A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date. The CDSC-free privilege is non-cumulative. Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.
In addition, no CDSC will be deducted:
(1)	upon the annuitization of contracts which have been in force for at least two years;
(2)	for amounts withdrawn from the Transition Account or transferred from the Transition Account to any Guaranteed Period Option;
(3)	for amounts transferred prior to maturity from a Guaranteed Period Option to a new Guaranteed Period Option within the contract;
(4)	upon payment of the death benefit payment prior to the Annuitization Date; or
(5)	from any values which have been held under a Guarantee Period Option for the applicable Guaranteed Period.
Further, a CDSC will not apply if the contract owner is confined to a long term care facility or hospital for a continuous 180 day period commencing while the Contract is in-force. In the case of joint ownership, the waiver will apply if either joint owner is confined. Request for waiver must be received by Nationwide during the period of confinement or no later than 90 days after the confinement period ends. If the withdrawal request is received later than 90 days after the confinement period ends, the surrender charge, if applicable, will be assessed. Written notice and proof of confinement must be received in a form satisfactory to Nationwide and be recorded at the Service Center prior to the waiver of surrender charges.
The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.
Market Value Adjustment
General Information Regarding the Market Value Adjustment
Guaranteed Period Options which are surrendered, transferred or distributed for any reason, except to pay the death benefit, prior to the Maturity Date for the Guaranteed Period Option will be subject to a Market Value Adjustment. The Market Value Adjustment is determined by the multiplication of a Market Value Adjustment factor (arrived at by calculation of the Market Value Adjustment formula) by the Specified Value, or the portion of the Specified Value being withdrawn.
Specified Value is the amount of the allocation to the Guaranteed Period Option, plus interest accrued at the specified interest rate minus prior distributions. The Market Value Adjustment may either increase or decrease the amount of the distribution.
The Market Value Adjustment is intended to approximate, without duplicating, Nationwide's experience when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when contract owners make withdrawals or transfers, or when the operation of the Contract requires a distribution, such as a death benefit. When liquidating assets, Nationwide may realize either a gain or a loss.
If prevailing interest rates are higher than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a loss when it liquidates assets in order to process a surrender or transfer; and therefore, application of the Market Value Adjustment under such circumstances will decrease the amount of the distribution.
Conversely, if prevailing interest rates are lower than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a gain when it liquidates assets in order to process a surrender or transfer; therefore, application of the Market Value Adjustment under such circumstances will likely increase the amount of the distribution.
Nationwide measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the Market Value Adjustment formula, and relies on the interest rate swap yields to represent both prevailing interest rates and Specified Interest Rates. The Market Value Adjustment formula and the Interest Rate Swap are described more fully below.
Interest Rate Swap
The Market Value Adjustment formula for deriving the Market Value Adjustment factor is based on Interest Rate Swaps which are published on a regular basis. Nationwide utilizes Interest Rate Swaps in its Market Value Adjustment formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets, which can be relied upon to reflect the relationship between Specified Interest Rates declared by Nationwide and the prospective interest rate fluctuations.
Interest Rate Swap quotations for 1, 2, 3, 4, 5, 7 and 10-years are published on a regular basis. To the extent that the Market Value Adjustment formula shown below requires a rate associated with a maturity not published (such as a 6, 8 or 9-year maturity), Nationwide will calculate such rates based on the relationship of the published rates. For example, if the published 5-year rate is 6% and the published 7-year rate is 6.50%, the 6-year rate will be calculated as 6.25%.
The Market Value Adjustment Formula
The Market Value Adjustment formula is utilized when a distribution is made from a Guaranteed Period Option during the Guaranteed Period. The Market Value Adjustment is a calculation expressing the relationship between three factors:
(1)	the Interest Rate Swap yield for the period of time coinciding with the Guaranteed Period of the Guaranteed Period Option;

(2)	the Interest Rate Swap yield for a period coinciding with the time remaining in the Guaranteed Period of a Guaranteed Period Option when a distribution giving rise to a Market Value Adjustment occurs; and
(3)	the number of days remaining in the Guaranteed Period of the Guaranteed Period Option.
The formula for determining the Market Value Adjustment factor is:
[		]	t
(1 + a)
(1 + b + .0025)

Where:
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
t	=	the number of days until the Maturity Date, divided by 365.25.
In the case of "a" above, the Interest Rate Swap utilized will be the rate published for the date two days prior to the date of an allocation to the Guaranteed Period Option was made. If no rate is published for a given date, then the most recent published rate available will be utilized.
In the case of "b" above, the Interest Rate Swap utilized will be the rate published for the two days prior to the date of withdrawal, transfer or distribution. If no rate is published for a given date, then the most recent published rate available will be utilized.
The Market Value Adjustment factor will be equal to one during the Investment Period.
The Market Value Adjustment formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of .0025 in the Market Value Adjustment formula.
The result of the Market Value Adjustment formula shown above is the Market Value Adjustment factor. The Market Value Adjustment factor is multiplied by the Specified Value, or that portion of the Specified Value being distributed from a Guaranteed Period Option in order to effect a Market Value Adjustment. The Market Value Adjustment factor will either be greater, less than or equal to one and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, from the Guaranteed Period Option for any reason except payment of the death benefit. If the result is greater than one, a gain will be realized by the contract owner; if less than one, a loss will be realized. If the Market Value Adjustment factor is exactly one, no gain or loss will be realized.
If Interest Rate Swaps are no longer published by a commercially reasonable and publicly available source, or if, for any other reason, Interest Rate Swaps are not available, Nationwide will use appropriate rates based on the U.S. Treasury Bond yields.
Examples of how to calculate Market Value Adjustments are provided in Appendix A.
Contract Ownership
The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.
Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the Annuitization Date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.
A change in contract ownership must be submitted in writing and recorded at the Service Center. Once recorded, the change will be effective as of the date signed. However, the change will not affect any payments made or actions taken by Nationwide before the change was recorded.

The contract owner may also request a change in the annuitant, contingent annuitant, contingent owner, beneficiary, or contingent beneficiary before the Annuitization Date. These changes must be:
•	on a Nationwide form;
•	signed by the contract owner; and
•	received at the Service Center before the Annuitization Date.
Nationwide must review and approve any change requests. For Non-Qualified Contracts, if any contract owner is not a natural person, the change of the annuitant will be treated as the death of the contract owner and will result in a distribution, regardless of whether a contingent annuitant is also named. Such distribution will be made as if the contract owner died at the date of such change.
On the Annuitization Date, the annuitant will become the contract owner.
Joint Ownership
Joint owners each own an undivided interest in the contract.
Contract owners can name a joint owner at any time before annuitization subject to the following conditions:
•	joint owners can only be named for Non-Qualified Contracts;
•	joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners;
•	the exercise of any ownership right in the contract will generally require a written request signed by both joint owners;
•	an election in writing signed by both contract owners must be made to authorize Nationwide to allow the exercise of ownership rights independently by either joint owner; and
•	Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.
Contingent Ownership
The contingent owner is entitled to certain benefits under the contract if a contract owner who is not the annuitant dies before the Annuitization Date, and there is no surviving joint owner. The contract owner may name or change a contingent owner at any time before the Annuitization Date. To change the contingent owner, a written request must be submitted to Nationwide. Once Nationwide has recorded the change, it will be effective as of the date it was signed, whether or not the contract owner was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Annuitant
The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age. The annuitant may be changed before the Annuitization Date with Nationwide's consent.
Contingent Annuitant
If the annuitant dies before the Annuitization Date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance unless Nationwide has approved a request for a contingent annuitant of greater age. All provisions of the contract which are based on the death of the annuitant prior to the Annuitization Date will be based on the death of the last survivor of the annuitant and contingent annuitant.
A contingent annuitant may be selected only for a contract issued as a Non-Qualified Contract.
Beneficiary and Contingent Beneficiary
The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the Annuitization Date and there is no joint owner or contingent annuitant. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

The contract owner may change the beneficiary or contingent beneficiary during the annuitant's lifetime by submitting a written request to Nationwide. Once recorded by Nationwide, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Premium Taxes
Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5.0%. This range is subject to change.
The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law. If applicable, Nationwide will deduct premium taxes from the contract:
(1)	at the time the contract is surrendered;
(2)	at annuitization; or
(3)	at such earlier date as Nationwide becomes subject to premium taxes.
Premium taxes may be deducted from death benefit proceeds.
Right to Revoke
Contract owners have a ten day "free look" to examine the contract. The contract may be returned to the Service Center for any reason within ten days of receipt and Nationwide will refund the Contract Value or another amount required by law. The refunded Contract Value will reflect the deduction of any contract charges, including any applicable Market Value Adjustment, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.
Transfers
Transfers among the Guaranteed Period Options and the Transition Account must be made prior to the Annuitization Date.
Transfers from a Guaranteed Period Option to another Guaranteed Period Option prior to its Maturity Date are subject to a Market Value Adjustment. Transfers from a Guaranteed Period Option to the Transition Account are not permitted prior to its Maturity Date. Transfers from the Transition Account may be made at anytime without the assessment of a CDSC or a Market Value Adjustment.
The minimum amount that may be transferred either from or to any Guaranteed Period Option is $1,000.
Surrenders (Redemptions)
Contract owners may surrender some or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.
Nationwide will surrender any amount from any Guaranteed Period Option(s) and any amount from the Transition Account needed to equal: (a) the dollar amount requested; less (b) any CDSC, premium taxes and Market Value Adjustment that may apply.
If a partial surrender is requested, amounts will first be surrendered from the Transition Account (if any), unless otherwise instructed by the contract owner. Amounts surrendered in excess of amounts in the Transition Account will be surrendered from each of the Guaranteed Period Options. The amounts surrendered from each Guaranteed Period Option will be in the same proportion that the contract owner's interest in each Guaranteed Period Option bears to the total remaining Contract Value.
Payment from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to Nationwide. However, Nationwide may be required, pursuant to state law, to reserve the right to postpone any payments up to 6 months.
A CDSC may apply. The contract owner may take the CDSC from either:
•	the amount requested; or

•	the Contract Value remaining after the contract owner has received the amount requested.
If the contract owner does not make a specific election, any applicable CDSC will be taken from the Contract Value remaining after the contract owner has received the amount requested.
The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC.
Surrenders Under a Tax Sheltered Annuity
Contract owners of a Tax Sheltered Annuity may surrender part or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death, except as provided below:
(A)	Contract Value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:
(1)	when the contract owner reaches age 59½, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code Section 72(m)(7)); or
(2)	in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may not include any income earned on salary reduction contributions.
(B)	The surrender limitations described in Section A also apply to:
(1)	salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;
(2)	earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and
(3)	all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).
(C)	Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties, and/or retroactive disqualification of a Tax Sheltered Annuity.
In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.
These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.
Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.
Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan
Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.
The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:
•	the participant dies;
•	the participant retires;
•	the participant terminates employment due to total disability; or
•	the participant that works in a Texas public institution of higher education terminates employment.
A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, Contract Value may be transferred to other carriers, subject to any CDSC.
Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.
Assignment
Contract rights are personal to the contract owner(s) and may not be assigned without Nationwide's consent.
Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.
A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. The assignment will become effective once it is recorded at the Service Center. The assignment will not be recorded until Nationwide has received sufficient direction from the contract owner and assignee as to the proper allocation of contract rights under the assignment.
Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.
Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.
Assignment of the entire Contract Value may cause the portion of the Contract Value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.
Annuitizing the Contract
Annuitization
Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Amounts allocated to a Guaranteed Period Option that are annuitized prior to the Maturity Date are subject to a Market Value Adjustment. Upon arrival of the Annuitization Date, the annuitant must choose one of the fixed payment annuity options available.
Nationwide guarantees that each payment under the fixed payment annuity will be the same throughout annuitization.
Annuitization Date
The Annuitization Date is the date that annuity payments begin. Annuitization will be the first day of a calendar month unless otherwise agreed, and must be at least two years after the contract is issued. If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first two years subject to Nationwide's approval.
Annuity Commencement Date
The Annuity Commencement Date is the date on which annuity payments are scheduled to begin. If a contract owner does not choose an Annuity Commencement Date, a date will be established for the contract by Nationwide. For Qualified Plans, Individual Retirement Annuities and Tax Sheltered Annuities, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 70½. For Non-Qualified contracts, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 90. The contract owner may change the Annuity Commencement Date before annuitization. This change must be submitted in writing to the Service Center and approved by Nationwide.

Fixed Payment Annuity
A fixed payment annuity is an annuity where the amount of the annuity payments remains level.
The first payment under a fixed payment annuity is determined on the Annuitization Date based on the annuitant's age (in accordance with the contract) by:
(1)	deducting applicable premium taxes from the total Contract Value; then
(2)	applying the Contract Value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.
Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.
Frequency and Amount of Annuity Payments
Payments are made based on the annuity payment option selected, unless:
•	the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the Contract Value; or
•	an annuity payment would be less than $50, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $50. Payments will be made at least annually.
Fixed Payment Annuity Options
Contract owners must elect an annuity payment option before the Annuitization Date. The annuity payment options are:
(1)	Life Annuity - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant's death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.
(2)	Joint and Survivor Annuity - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Payments end upon the death of the last surviving party, regardless of the number of payments received.
(3)	Life Annuity with 120 or 240 Monthly Payments Guaranteed - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected. The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives the notice of the annuitant's death.
Not all of the annuity payment options may be available in all states. Contract owners may request other options before the Annuitization Date. These options are subject to Nationwide's approval.
If an annuity payment option is not elected by the contract owner prior to the Annuity Commencement Date then a fixed payment life annuity with a Guaranteed Period of 240 months will be the automatic form of payment. Contracts issued under Qualified Plans, IRAs and Tax Sheltered Annuities are subject to the "minimum distribution" requirements set forth in the plan, contract, and the Internal Revenue Code.
Death Benefits
Death of Contract Owner - Non-Qualified Contracts
If the contract owner who is not the annuitant dies before the Annuitization Date, the joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the last surviving contract owner's estate becomes the contract owner.

If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the Annuitization Date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary and there is no joint owner.
Distributions under Non-Qualified Contracts will be made pursuant to the Required Distributions for Non-Qualified Contracts provision.
Death of Annuitant - Non-Qualified Contracts
If the annuitant who is not a contract owner dies before the Annuitization Date, a death benefit is payable to the beneficiary unless a contingent annuitant is named. If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.
If no beneficiary survives the annuitant, the contingent beneficiary receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.
If no beneficiaries or contingent beneficiaries survive the annuitant, the contract owner or the last surviving contract owner's estate will receive the death benefit.
If the annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
Death of Contract Owner/Annuitant
If a contract owner who is also the annuitant dies before the Annuitization Date, a death benefit is payable according to the Death of the Annuitant - Non-Qualified Contracts provision.
A joint owner will receive a death benefit if a contract owner/annuitant dies before the Annuitization Date.
If the contract owner/annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
Death Benefit Payment
The death benefit is equal to the Contract Value but is not subject to a Market Value Adjustment or a CDSC. The value of the death benefit will be determined as of the date Nationwide receives in writing at the Service Center the following three items:
(1)	proper proof of the annuitant's death;
(2)	an election specifying distribution method; and
(3)	any applicable state required form(s).
Proof of death is either:
(1)	a copy of a certified death certificate;
(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3)	a written statement by a medical doctor who attended the deceased; or
(4)	any other proof satisfactory to Nationwide.
The beneficiary must elect a method of distribution which complies with the Distribution Provisions of this contract. The beneficiary may elect to receive such death benefits in the form of:
(1)	a lump sum distribution;
(2)	an annuity payout; or
(3)	any distribution that is permitted under state and federal regulations and is acceptable by Nationwide.
If such election is not received by the Nationwide within 60 days of the annuitant's death, the beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.
Payment of the death benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

Required Distributions
Any distribution paid that is not due to payment of the death benefit may be subject to a CDSC.
The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial advisor for more specific required distribution information.
Required Distributions - General Information
In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.
Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.
Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30th of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.
Required Distributions for Non-Qualified Contracts
Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:
(1)	If any contract owner dies on or after the Annuitization Date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.
(2)	If any contract owner dies before the Annuitization Date, then the entire interest in the contract (consisting of either the death benefit or the Contract Value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:
(a)	any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and
(b)	if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.
In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:
(a)	the death of the annuitant will be treated as the death of a contract owner;
(b)	any change of annuitant will be treated as the death of a contract owner; and
(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.
Required Distributions for Tax Sheltered Annuities, IRAs, SEP IRAs, Simple IRAs, and Roth IRAs
Distributions from a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. Distributions may be paid in a lump sum or in substantially equal payments over:
(a)	the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or
(b)	a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.
For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.
For IRAs, SEP IRAs, and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA, or Simple IRA of the contract owner.
If the contract owner's entire interest in a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.
Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the Contract Value.
If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA) or before the entire Contract Value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed by December 31 of the fifth year following the contract owner’s death or over a period not exceeding the applicable distribution period, which is determined as follows:
(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death. Such distributions must begin on or before the later of (a) the end of the calendar year immediately following the calendar year in which the contract owner died; or (b) the end of the calendar year in which the contract owner would have attained 70½;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter. Such distributions must begin on or before the end of the calendar year immediately following the calendar year in which the contract owner died; and
(c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.
If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and
(c)	if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.
If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.
For IRAs, SEP IRAs, and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA, or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs, or Simple IRAs.
Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions."
Federal Tax Considerations
The tax consequences of purchasing a contract described in this prospectus will depend on:
•	the type of contract purchased;
•	the purposes for which the contract is purchased; and
•	the personal circumstances of individual investors having interests in the contracts.
See Types of Contracts for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.
Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.
If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, IRAs, tax sheltered annuities, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.
The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.
The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

•	IRAs;
•	SEP IRAs;
•	Simple IRAs;
•	Roth IRAs;
•	Tax Sheltered Annuities; and
•	Non-Qualified Contracts.
IRAs, SEP IRAs and Simple IRAs
Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received. If any portion of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.
If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the two year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies); or of the owner and his or her designated beneficiary;
•	used for qualified higher education expenses;
•	used for expenses attributable to the purchase of a home for a qualified first-time buyer
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for estate tax purposes.
One-Rollover-Per-Year-Limitation
A contract owner can receive a distribution from an IRA and roll it into another IRA within 60 days from the date of the IRA distribution and not have the amount of the distribution included in your taxable income. Only one rollover per year from a contract owner’s IRA is allowed. The one year period begins on the date the contract owner receives the IRA distribution and not on the date that it was rolled over. The IRS has interpreted this one rollover per year limitation as applying separately to each IRA that a contract owner owns.
However, on March 20, 2014, the IRS issued Announcement 2014-15 in which it decided to follow the Tax Court’s interpretation of the one rollover per year rule in the Bobrow case. In Bobrow, the Tax Court interpreted the one rollover per year limitation as applying in the aggregate to all the IRAs that a taxpayer owns. This means that a contract owner cannot make an IRA rollover distribution from his or her IRA if within the previous one year period he or she has made an IRA rollover distribution from any other IRA that the he owns. Also, rollovers between an individual’s Roth IRAs would prevent a separate rollover within the 1-year period between the individual’s traditional IRAs, and vice versa.
Direct transfers of IRA funds between IRA trustees are not subject to the one rollover per year limitation because such transfers are not considered rollover distributions and are therefore not subject to the one rollover per year limitation. Also a rollover from a traditional IRA to a Roth IRA (a conversion) is not subject to the one-rollover-per-year limitation, and such a rollover is disregarded in applying the one-rollover-per year limitation to other IRA rollovers.
Roth IRAs
Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "nonqualified distributions." A "qualified distribution" is one that is made after the Roth IRA has satisfied the five-year rule and meets one of the following requirements:
•	it is made on or after the date on which the contract owner attains age 59½;
•	it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

•	it is attributable to the contract owner's disability; or
•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.
The five-year rule is satisfied if a five tax year period has passed beginning with the first tax year in which a contribution is made to any Roth IRA established by the owner.
A qualified distribution is not included in gross income for federal income tax purposes.
A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of the total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.
Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special four-year income averaging provisions that were in effect for 1998.
If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
•	for qualified higher education expenses; or
•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.
Tax Sheltered Annuities
Distributions from Tax Sheltered Annuities are generally taxed when received. If nondeductible contributions are made, then a portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.
If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary; or
•	made to the owner after separation from service with his or her employer after age 55.
A loan from a Tax Sheltered Annuity generally is not considered to be a distribution, and is therefore generally not taxable. However, if the loan is not repaid in accordance with the repayment schedule, the entire balance of the loan would be treated as being in default, and the defaulted amount would be treated as being distributed to the participant as a taxable distribution.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for estate tax purposes

Non-Qualified Contracts - Natural Persons as Contract Owners
Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.
Distributions before the Annuitization Date are taxable to the contract owner to the extent that the cash value of the contract exceeds the investment at the time of the distribution. In general, the investment in the contract is equal to the purchase payments made with after-tax dollars, reduced by any prior nontaxable distributions. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.
With respect to annuity distributions on or after the Annuitization Date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.
Commencing after December 31, 2010, the Internal Revenue Code provides that if only a portion of a nonqualified annuity contract is annuitized for either (a) a period of 10 years or greater, or (b) for the life or lives of one or more persons, then the portion of the contract that has been annuitized would be treated as if it were a separate annuity contract. This means that an Annuitization Date can be established for a portion of the annuity contract (rather than requiring the entire contract to be annuitized at once) and the above description of the taxation of annuity distributions after the Annuitization Date would apply to the portion of the contract that has been annuitized. The investment in the contract is required to be allocated pro rata between the portion of the contract that is annuitized and the portion that is not. All other benefits under the contract (e.g., death benefit) would also be reduced pro rata. For example, if 1/3 of the cash value of the contract were to be annuitized, the death benefit would also be reduced by 1/3.
In determining the taxable amount of a distribution that is made prior to the annuitization date, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.
A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the Annuitization Date are treated first as the nontaxable recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.
The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:
•	the result of a contract owner's death;
•	the result of a contract owner's disability (as defined in the Internal Revenue Code);
•	one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or
•	is allocable to an investment in the contract before August 14, 1982.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for estate tax purposes.
Non-Qualified Contracts - Non-Natural Persons as Contract Owners
The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.
The non-natural persons rules do not apply to all entity-owned contracts. For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.
The non-natural persons rules also do not apply to contracts that are:
•	acquired by the estate of a decedent by reason of the death of the decedent;
•	issued in connection with certain qualified retirement plans and individual retirement plans;
•	purchased by an employer upon the termination of certain qualified retirement plans; or
•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.
If the annuitant, who is the individual treated as owning the contract, dies before the contract is completely distributed, the balance may be included in the annuitant's gross estate for estate tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.
Exchanges
A transfer or assignment of ownership of a Contract, the designation of an annuitant other than the owner, the selection of certain maturity dates, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.
As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property. However, pursuant to Section 1035 of the Internal Revenue Code, an annuity contract may be exchanged tax-free for another annuity contract, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts. If the exchange includes the receipt of other property, such as cash, in addition to another annuity contract special rules may cause a portion of the transaction to be taxable to the extent of the value of the other property.
In June, 2011 the IRS issued Rev. Proc. 2011-38, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. Rev. Proc. 2011-38 modified and superseded prior guidance that was contained in Rev. Proc. 2008-24. A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under Section 1035 of the Code if, for a period of at least 180 from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, The 180 day period will be deemed to have been satisfied with respect to amounts received as an annuity for a period of 10 years or more, or as an annuity for the life of one or more persons. The taxation of distributions (other than distributions described in the immediately preceding sentence) received from either contract within the 180 day period will be determined using general tax principles to determine the substance of those payments. For example, they could be treated as taxable "boot" in an otherwise tax-free exchange, or as a distribution from the new contract. Rev. Proc. 2011-38 also removed numerous exceptions to the 180 waiting period that Rev. Proc. 2008-11 provided for its 12 month waiting period. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor. See, also, Non-Qualified Contracts - Natural Persons as Contract Owners, above.
Additional Medicare Tax
Effective January 1, 2013, Section 1411 of the Internal Revenue Code imposes a surtax of 3.8% on certain net investment income received by individuals and certain trusts and estates. The surtax is imposed on the lesser of (a) net investment income or (b) the excess of the modified adjusted gross income over a threshold amount. For individuals, the threshold amount is $250,000 (married filing jointly); $125,000 (married filing separately); or $200,000 (single, head of household with qualifying person, or qualifying widow(er) with dependent child). The threshold for an estate or trust that is subject to the surtax is generally equal to the dollar amount at which the highest tax bracket under Internal Revenue Code Section 1(e) begins for the taxable year. For 2017, that amount is $12,750.

Modified adjusted gross income is equal to gross income with several modifications. Consult with a qualified tax advisor regarding how to determine modified adjusted gross income for purposes of determining the applicability of the surtax.
Net investment income includes, but is not limited to, interest, dividends, capital gains, rent and royalty income, and income from nonqualified annuities. It may include taxable distributions from, and gain from the sale or surrenders of, life insurance contracts. Net investment income does not include, among other things, distributions from certain qualified plans (such as IRAs, Roth IRAs, and plans described in Internal Revenue Code Sections 401(a), 401(k), 403(a), 403(b) or 457(b)); however, such distributions, to the extent that they are includible in income for federal income tax purposes, are includible in modified adjusted gross income.
Same-Sex Marriages, Domestic Partnership and Other Similar Relationships
The Treasury issued final regulations that address what relationships are considered a marriage for federal tax purposes. The final regulations definition of marriage reflects the United States Supreme Court holdings in Windsor and Obergefell, as well as Rev. Proc. 2017-13.
The final regulations define the terms "spouse", "husband", "wife", and "husband and wife" to be gender neutral so that such terms can apply equally to same sex couples and opposite sex couples. The regulations adopt the "place of celebration" rule to determine marital status for federal tax purposes. A marriage of two individuals is recognized for federal tax purposes if the marriage is recognized by a state, possession, or territory of the US in which the marriage was entered into, regardless of the couples place of domicile. Also a marriage entered into in a foreign jurisdiction will be recognized for federal tax purposes if that marriage would be recognized in at least one state, possession, or territory of the US.
Finally, the regulations adopts Rev. Proc. 2013-17 holding that relationships entered into as civil unions, or registered domestic partnerships that is not denominated as marriages under state law are not marriages for federal tax purposes. Therefore, the favorable income-tax deferral options afforded by federal tax law to a married spouse under Code Sections 72 and 401(a)(9) are not available to individuals who have entered into these formal relationships. Please consult a tax advisor for more information on this subject.
Withholding
Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. Under some circumstances, the Code will not permit contract owners to waive withholding. Such circumstances include:
•	if the payee does not provide Nationwide with a taxpayer identification number; or
•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.
If a contract owner is prohibited from waiving withholding, as described above, the portion of the distribution that represents income will be subject to withholding rates established by Section 3405 of the Code.
If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:
•	the distribution is made directly to another Tax Sheltered Annuity, qualified pension or profit-sharing plan described in Section 401(a), an eligible deferred compensation plan described in Section 457(b) which is maintained by an eligible employer described in section 457(e)(1)(A) or individual retirement plan; or
•	the distribution satisfies the minimum distribution requirements imposed by the Code.
Non-Resident Aliens
Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:
(1)	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and
(2)	provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.
Another exemption from the 30% withholding is available if the non-resident alien provides Nationwide with sufficient evidence that:
(1)	the distribution is connected to the non-resident alien's conduct of business in the United States;
(2)	the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and
(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.
Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons.
This prospectus does not address any tax matters that may arise by reason of application of the laws of a non-resident alien’s country of citizenship and/or country of residence. Purchasers and prospective purchasers should consult a financial consultant, tax advisor or legal counsel to discuss the applicability of laws of those jurisdictions to the purchase or ownership of a contract.
FATCA
Under Sections 1471 through 1474 of the Internal Revenue Code (commonly referred to as FATCA), distributions from a Contract to a foreign financial institution or to a nonfinancial foreign entity, each as described by FATCA, may be subject to United States tax withholding at a flat rate equal to 30% of the taxable amount of the distribution, irrespective of the status of any beneficial owner of the Contract or of the distribution. Nationwide may require you to provide certain information or documentation (e.g., Form W-9 or Form W-8BEN) to determine its withholding requirements under FATCA.
Federal Estate, Gift, and Generation Skipping Transfer Taxes
The following transfers may be considered a gift for federal gift tax purposes:
•	a transfer of the contract from one contract owner to another; or
•	a distribution to someone other than a contract owner.
Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.
Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:
(a)	an individual who is two or more generations younger than the contract owner; or
(b)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the contract owner).
If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:
•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or
•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.
If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.
Charge for Tax
Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

Tax Changes
The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial advisor for more information.
H.R. 1, the Tax Cuts and Jobs Act (the "Act") was enacted on December 22, 2017. The Act made numerous changes to the Code effective January 1, 2018, including the following:
•	Lowering the federal individual and corporate income tax rates;
•	Doubled the federal estate and gift tax exclusion amount to $11.2 million;
•	Eliminated the ability to recharacterize the rollover or conversion of amounts from IRAs or eligible retirement plans to a Roth IRA.
State Taxation
The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.
Statements
Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify the Service Center of any address change.
These mailings will contain:
•	statements showing the contract's quarterly activity; and
•	confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions. Instead, confirmation of recurring transactions will appear in the contract's quarterly statements.
Contract owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide's eDelivery program. Nationwide will notify contract owners by email when important documents (statements, prospectuses and other documents) are ready for a contract owner to view, print, or download from Nationwide's secure server. To choose this option, go to nationwide.com/login.
Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.
Investments
Nationwide intends to invest Guaranteed Period Option allocations received in fixed interest investments (bonds, mortgages, and collateralized mortgage obligations) in the same manner as Nationwide invests its general account assets. Nationwide takes into account the various maturity durations of the Guaranteed Period Options (3, 4, 5, 6, 7, 8, 9, and 10 years) and anticipated cash-flow requirements when making investments. Nationwide is not obligated to invest Guaranteed Period Option allocations in accordance with any particular investment objective, but will generally adhere to the overall investing philosophy of Nationwide. The Specified Interest Rates declared by Nationwide for the various Guaranteed Period Options will not necessarily correspond to the performance of the nonunitized separate account.
Contracts and the Distribution (Marketing)
of the Guaranteed Period Options
Nationwide Investment Services Corporation ("NISC"), acts as the national distributor of the contracts sold through this prospectus. NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA"). NISC's address is One Nationwide Plaza, Columbus, Ohio 43215. In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation. NISC is a wholly owned subsidiary of Nationwide.

Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer firms. Nationwide pays broker-dealers compensation for promoting, marketing and selling the variable life and variable annuity contracts it sponsors. In turn, the broker-dealers pay a portion of the compensation to their registered representatives, under their own arrangements. Nationwide does not expect the compensation paid to such broker-dealers (including NISC) to exceed 5.0% of premium payments (on a present value basis) for sales of the contracts described in this prospectus. For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions. Nationwide offers these contracts on a continuous basis, however no broker dealer is obligated to sell any particular amount of contracts.
Legal Opinion
Legal matters in connection with federal laws and regulations affecting the issue and sale of the contracts described in this prospectus and the organization of Nationwide, its authority to issue the contracts under Ohio law, and the validity of the contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.
About Nationwide
Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia, Guam, the U.S. Virgin Islands, and Puerto Rico.
Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December of 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.
Nationwide is relying on the exemption provided by Rule 12h-7 under the 1934 Act. In reliance on that exemption, Nationwide does not file periodic reports that would be otherwise required under the 1934 Act.
Nationwide’s businesses are highly dependent upon its computer systems and those of its business partners. This makes Nationwide potentially susceptible to operational and information security risks resulting from a cyber-attack. These risks include direct risks, such as theft, misuse, corruption and destruction of data maintained by Nationwide, and indirect risks, such as denial of service, attacks on service provider websites and other operational disruptions that impede Nationwide’s ability to electronically interact with service providers. Cyber-attacks affecting Nationwide, intermediaries, and other service providers may adversely affect Nationwide and Contract Values. In connection with any such cyber-attack, Nationwide and/or its service providers and intermediaries may be subject to regulatory fines and financial losses and/or reputational damage. Although Nationwide undertakes substantial efforts to protect its computer systems from cyber-attacks, including internal processes and technological defenses that are preventative or detective, and other controls designed to provide multiple layers of security assurance, there can be no guarantee that Nationwide or its service providers will avoid losses affecting contracts due to cyber-attacks or information security breaches in the future.
In the event that Contract Values are adversely affected as a result of the failure of Nationwide’s cyber-security controls, Nationwide will take reasonable steps to restore Contract Values to the levels that they would have been had the cyber-attack not occurred. Nationwide will not, however, be responsible for any adverse impact to Contract Values that result from the contract owner or its designee’s negligent acts or failure to use reasonably appropriate safeguards to protect against cyber-attacks.
To request additional information about Nationwide, contact the Service Center.
Contacting the Service Center
All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:
•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)
•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021.
Nationwide may be required to provide information about your contract to government regulators. If mandated under applicable law, Nationwide may be required to reject a purchase payment and to refuse to process transaction requests for transfers, withdrawals, loans, and/or death benefits until instructed otherwise by the appropriate regulator.

Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may record telephone requests. Telephone and computer systems may not always be available. Any telephone system or computer can experience outages or slowdowns for a variety of reasons. The outages or slowdowns could prevent or delay processing. Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay. To avoid technical difficulties, submit transaction requests by mail.
Experts
The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.
Disclosure of Commission Position on Indemnification
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Legal Proceedings
Nationwide Life Insurance Company
Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, (the "Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.
The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope, and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s financial position. The Company maintains Professional Liability Insurance and Director and Officer Liability insurance policies that may cover losses for certain legal and regulatory proceedings. The Company will make adequate provision for any probable and reasonably estimable recoveries under such policies.
The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the Internal Revenue Service, the Office of the Comptroller of the Currency and state insurance authorities. Such regulatory entities may, in the normal course of business, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or their affiliates, the Company is cooperating with regulators.

Appendix A
Example A
Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option. The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%. The contract owner decides to surrender the Guaranteed Period Option 985 days from maturity. The Specified Value of the Guaranteed Period Option is $12,067.96. At this time, the 3-year interest rate swap is 7%. (985/365.25 is 2.69, which rounds up to 3.)
		[		]	d
			1 + a		365.25
MVA Factor	=		1 + b + 0.0025

		[		]	985
			1 + 0.08		365.25
MVA Factor	=		1 + 0.07 + 0.0025

MVA Factor	=		1.01897
Surrender Value	=	Specified Value	x	MVA Factor
Surrender Value	=	$12,067.96	x	1.01897
*Surrender Value	=		$12,296.89
*	Assumes no contingent deferred sales charges are applicable.
Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
c	=	the number of days remaining in the Guaranteed Period.

Example B
Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option. The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%. The contract owner decides to surrender his money 985 days from maturity. The Specified Value of the Guaranteed Period Option is $12,067.96. At this time, the 3-year interest rate swap is 9%. (985/365.25 is 2.69, which rounds up to 3.)
		[		]	d
			1 + a		365.25
MVA Factor	=		1 + b + 0.0025

		[		]	985
			1 + 0.08		365.25
MVA Factor	=		1 + 0.09 + 0.0025

MVA Factor	=		0.96944
Surrender Value	=	Specified Value	x	MVA Factor
Surrender Value	=	$12,067.96	x	0.96944
*Surrender Value	=		$11,699.17
*	Assumes no contingent deferred sales charges are applicable.
Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
d	=	the number of days remaining in the Guaranteed Period.

The table set forth below illustrates the impact of a Market Value Adjustment applied upon a full surrender of a 10-year Guaranteed Period Option allocation, at various stages of the corresponding Guaranteed Period. These figures are based on Interest Rate Swap of 8% (a in the Market Value Adjustment formula) and varying current yield Interest Rate Swap shown in the first column (b in the Market Value Adjustment formula).
Current Yield	Time Remaining to the End of the Guaranteed Period	Specified Value	Market Value Adjustment	Market Value
12%	9	$10,850	-29.35%	$ 7,665
	7	$12,776	-23.68%	$ 9,751
	5	$15,040	-17.56%	$12,399
	2	$19,215	-7.43%	$17,786
	180	$21,733	-1.88%	$21,323
10%	9	$10,850	-16.94%	$ 9,012
	7	$12,776	-13.44%	$11,059
	5	$15,040	-9.80%	$13,566
	2	$19,215	-4.04%	$18,438
	180	$21,733	-1.01%	$21,513
9%	9	$10,850	-9.84%	$ 9,782
	7	$12,776	-7.74%	$11,787
	5	$15,040	-5.59%	$14,199
	2	$19,215	-2.28%	$18,777
	180	$21,733	-0.57%	$21,610
8%	9	$10,850	-2.06%	$10,627
	7	$12,776	-1.61%	$12,571
	5	$15,040	-1.15%	$14,867
	2	$19,215	-0.46%	$19,126
	180	$21,733	-0.11%	$21,708
7%	9	$10,850	6.47%	$11,552
	7	$12,776	5.00%	$13,414
	5	$15,040	3.55%	$15,573
	2	$19,215	1.40%	$19,484
	180	$21,733	0.34%	$21,808
6%	9	$10,850	15.84%	$12,569
	7	$12,776	12.11%	$14,324
	5	$15,040	8.51%	$16,321
	2	$19,215	3.32%	$19,853
	180	$21,733	0.81%	$21,909
4%	9	$10,850	37.45%	$14,914
	7	$12,776	28.07%	$16,362
	5	$15,040	19.33%	$17,948
	2	$19,215	7.32%	$20,623
	180	$21,733	1.76%	$22,115

Appendix B
NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
2018 Form S-1 MD&A and Consolidated Financial Statements

BUSINESS
Overview
Nationwide Life Insurance Company ("NLIC," or collectively with its subsidiaries, "the Company") was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies ("Nationwide"), which is comprised of Nationwide Mutual Insurance Company ("NMIC") and all of its affiliates and subsidiaries.
All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. ("NFS"), a holding company formed by Nationwide Corporation ("Nationwide Corp."), a majority-owned subsidiary of NMIC.
The Company is a leading provider of long-term savings and retirement products in the United States of America ("U.S."). The Company develops and sells a diverse range of products and services, including individual and group annuities and life insurance products, private and public sector group retirement plans, investment products sold to institutions and advisory services.
On March 1, 2017, the Company completed its acquisition of Jefferson National Financial Corp ("JNF"). JNF, based in Louisville, Kentucky, is a distributor of tax-advantaged investing solutions for registered investment advisors and the clients they serve. JNF’s wholly-owned subsidiaries include Jefferson National Life Insurance Company ("JNL"), Jefferson National Life Insurance Company of New York ("JNLNY"), and Jefferson National Securities Corporation ("JNSC"). JNL and JNLNY are licensed to underwrite both fixed and variable annuity products. JNSC is a registered broker-dealer. As a result of the acquisition, JNF and its subsidiaries became wholly-owned subsidiaries of NLIC. See Note 2 to the audited consolidated financial statements, included in the F pages of this report, for detailed information related to the acquisition.
Wholly-owned subsidiaries of NLIC as of December 31, 2018 include Nationwide Life and Annuity Insurance Company ("NLAIC") and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC ("Olentangy") and Nationwide SBL, LLC ("NWSBL"), Nationwide Investment Services Corporation ("NISC"), Nationwide Investment Advisors, LLC ("NIA"), Eagle Captive Reinsurance, LLC ("Eagle") and JNF and its wholly-owned subsidiaries described above. NLAIC primarily offers individual annuity contracts, universal life insurance, variable universal life insurance, term life insurance and corporate-owned life insurance ("COLI") on a non-participating basis. Olentangy is a Vermont domiciled special purpose financial captive insurance company. NWSBL is an Ohio limited liability company. NISC is a registered broker-dealer. NIA is a registered investment advisor. Eagle is an Ohio domiciled special purpose financial captive insurance company.
Business Segments
Management views the Company’s business primarily based on its underlying products and uses this basis to define its three reportable segments: Individual Products & Solutions ("IPS"), Retirement Plans, and Corporate and Other.
The primary segment profitability measure that management uses is a financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) certain changes in variable annuity liabilities and net realized investment gains and losses, except for operating items, such as trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to certain product hedges, (2) the adjustment to amortization of deferred policy acquisition costs ("DAC") related to certain changes in variable annuity liabilities and net realized investment gains and losses, and (3) net losses attributable to noncontrolling interest. The Company believes this financial measure enhances the understanding and comparability of its performance by highlighting its results from continuing operations and their underlying profit drivers.
Individual Products & Solutions
IPS offers the following products: individual deferred annuity contracts, immediate annuities and various life insurance products. Individual deferred annuity contracts consist of deferred variable annuity contracts, deferred fixed annuity contracts and deferred fixed indexed annuity contracts. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features. Deferred fixed annuity contracts offered by the Company generate a return for the customer at a specified interest rate fixed for prescribed periods, while deferred fixed indexed annuity contracts generate a return for the customer based on market performance with caps and floors. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner’s lifetime without future access to the original investment. The various life insurance products offered consist of individual variable universal life, COLI and bank-owned life insurance ("BOLI") products, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.
The following table summarizes selected consolidated financial data for the Company’s Individual Products & Solutions segment for the years ended:
	December 31,
(in millions)	2018	2017	2016
Total revenues	$ 4,938	$ 4,546	$ 4,196
Pre-tax operating earnings	$ 1,421	$ 1,295	$ 1,181
Account values as of year end	$ 91,012	$ 93,282	$ 77,059
Life insurance policy reserves as of year end	$ 34,336	$ 33,810	$ 29,839
Life insurance in force as of year end	$226,497	$213,979	$198,407
Retirement Plans
The Retirement Plans segment is comprised of the private and public sector retirement plans businesses. The private sector business primarily includes Internal Revenue Code ("IRC") Section 401-qualified plans funded through fixed and variable group annuity contracts issued through NLIC. The public sector business primarily includes IRC Section 457 (b) and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as in the form of administration-only business. Across the public and private sector business NIA managed account services are also available. The Retirement Plans segment also includes stable value wrap products and solutions.
The following table summarizes selected consolidated financial data for the Company’s Retirement Plans segment for the years ended:
	December 31,
(in millions)	2018	2017	2016
Total revenues	$ 961	$ 952	$ 898
Pre-tax operating earnings	$ 191	$ 195	$ 182
Account values as of year end	$33,980	$34,754	$31,661
Corporate and Other
The Corporate and Other segment includes the revenues and expenses associated with small business group life insurance and spread income on FHLB funding agreements. Additionally, certain non-operating changes in variable annuity liabilities and realized gains and losses, related amortization and other revenues and expenses not allocated to other segments are included within this segment.
The following table summarizes selected consolidated financial data for the Company’s Corporate and Other segment for the years ended:
	December 31,
(in millions)	2018	2017	2016
Total revenues	$ 232	$ 104	$ 62
Pre-tax operating loss	$ (33)	$ (121)	$ (75)
FHLB funding agreements	$2,515	$2,005	$2,346
Additional information related to the Company’s business segments is included in Note 18 to the audited consolidated financial statements included in the F pages of this report.
Marketing and Distribution
The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators, producer groups, independent marketing organizations, life insurance agencies, specialists and registered investment advisors. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. ("NRS") and Nationwide Financial Network ("NFN") producers, which include the independent agent distribution force and the exclusive agent distribution force of the Company’s ultimate parent company, NMIC. The Company has announced it will transition away from utilizing the exclusive agent model by 2020. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively in the rapidly growing retirement savings market.
Unaffiliated Distribution
Independent Broker-Dealers, Registered Investment Advisors, Regional Firms, Insurance Agencies, Producer Groups and Independent Marketing Organizations. The Company sells individual annuities, mutual funds, group retirement plans and life insurance products through independent broker-dealers, registered investment advisors and agencies (including brokerage general agencies, producer groups and independent marketing organizations in the Individual Products & Solutions segment) and regional firms in each state and the District of Columbia. The Company believes that it has developed strong relationships based on its diverse product mix, large selection of fund options and administrative technology. In addition to such relationships, the Company believes its financial strength and the Nationwide brand name are competitive advantages in these distribution channels. The Company regularly seeks to expand this distribution network.
Financial Institutions and Wirehouses. The Company markets individual annuities, mutual funds, private sector retirement plans and life insurance products through financial institutions and wirehouses, consisting primarily of banks and their subsidiaries. The Company markets individual annuities and life insurance products under its brand name and on a private-label basis. The Company believes that it has competitive advantages in this distribution channel, including its expertise in training financial institution personnel to sell annuities, life insurance and pension products, its breadth of product offerings, its financial strength, the Nationwide brand name and the ability to offer private-label products.
Pension Plan Administrators. The Company markets group retirement plans organized pursuant to IRC Section 401 and sponsored by employers as part of employee retirement programs through regional pension plan administrators. The Company also has linked pension plan administrators to the financial planning community to sell group pension products. The Company targets employers with 25 to 2,000 employees because it believes that these plan sponsors tend to require extensive record-keeping services from pension plan administrators, and therefore are more likely to become long-term customers.
Life Insurance Specialists. The Company markets COLI and BOLI through life insurance specialists, which are firms that specialize in the design, implementation and administration of executive benefit plans.
Affiliated Distribution
NRS. NRS markets various products and services to the public sector, primarily on a retail basis, through several sales organizations. NRS markets group variable annuities and fixed annuities as well as administration and record-keeping services to state and local governments for use in their IRC Section 457 and Section 401(a) retirement programs. NRS maintains endorsement arrangements with state and local government entities, including the National Association of Counties and the International Association of Fire Fighters.
NFN Producers. NFN producers include Nationwide exclusive agents and independent agents. All agents appointed with Nationwide may be authorized to distribute Nationwide life insurance, annuity, mutual fund and group annuity products. Nationwide exclusive agents sell traditional, universal and variable universal life insurance products, and individual annuities through the licensed agency distribution force of NMIC and primarily target the holders of personal automobile and homeowners’ insurance policies issued by NMIC and affiliated companies. As noted above, the Company has announced it will transition away from utilizing the exclusive agent model by 2020.
Reinsurance
The Company follows the industry practice of reinsuring with other companies a portion of its life insurance, annuity and health risks in order to reduce net liability on individual risks, to provide protection against large losses, achieve greater diversification of risks and obtain statutory capital relief. The maximum net amount at risk of individual ordinary life insurance retained by the Company on any one life is $10 million. The Company cedes insurance on both an automatic basis, whereby risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, whereby the reinsurer’s prior approval is required for each risk reinsured.
The Company has entered into reinsurance contracts with certain unaffiliated reinsurers to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these reinsurance contracts, including ceded reserves, paid and unpaid claims and certain other amounts totaled $1.0 billion and $1.1 billion as of December 31, 2018 and 2017, respectively.

Under the terms of certain contracts, specified assets are generally placed in trusts as collateral for the recoveries. The trust assets are invested in investment-grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in each of the underlying contracts. Certain portions of the Company’s variable annuity guaranteed benefit risks are also reinsured. These treaties reduce the Company’s exposure to death benefit and income benefit guarantee risk in the IPS segment. The Company has no other material reinsurance arrangements with unaffiliated reinsurers.
The Company’s only material reinsurance agreements with affiliates are the modified coinsurance agreements, pursuant to which NLIC ceded to other members of Nationwide all of its accident and health insurance business not ceded to unaffiliated reinsurers, as described in Note 15 and 17 to the audited consolidated financial statements included in the F pages of this report.
Ratings
Ratings with respect to claims-paying ability and financial strength are one factor in establishing the competitive position of insurance companies. These ratings represent each agency’s opinion of an insurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Such factors are important to policyholders, agents and intermediaries. They are not evaluations directed toward the protection of investors and are not recommendations to buy, sell or hold securities. Rating agencies utilize quantitative and qualitative analysis, including the use of key performance indicators, financial and operating ratios and proprietary capital models to establish ratings for the Company and certain subsidiaries. Ratings are continually evaluated relative to performance, as measured using these metrics and the impact that changes in the underlying business in which it is engaged can have on such measures. In an effort to minimize the adverse impact of this risk, the Company maintains regular communications with the rating agencies, performs evaluations utilizing its own calculations of these key metrics and considers such evaluation in the way it conducts its business.
Ratings are important to maintaining public confidence in the Company and its ability to market annuity and life insurance products. Rating agencies continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company’s ratings could have an adverse effect on the Company’s ability to market its products and could increase the rate of surrender of the Company’s products. Both of these consequences could have an adverse effect on the Company’s liquidity and, under certain circumstances, net income. As of December 31, 2018, NLIC and NLAIC each have financial strength ratings of "A+" (Superior) from A.M. Best Company, Inc. ("A.M. Best"). Their claims-paying ability/financial strength are rated "A1" (Good) by Moody’s Investors Service, Inc. ("Moody’s") and "A+" (Strong) by Standard & Poor’s Rating Services ("S&P"). The Company’s financial strength is also reflected in the ratings of its commercial paper, which is rated "AMB-1" by A.M. Best, "P-1" by Moody’s and "A-1" by S&P.
Competition
The Company competes with many other insurers as well as non-insurance financial services companies, some of which offer alternative products and, with respect to other insurers, have higher ratings than the Company. While no single company dominates the marketplace, many of the Company’s competitors have greater financial resources and larger market share than the Company. Competition in the Company’s lines of business is primarily based on price, product features, commission structure, perceived financial strength, claims-paying ability, customer and producer service and name recognition.
See also "Risk Factors – The Company operates in a highly competitive industry, which can significantly impact operating results."
Regulation
Regulation at State Level
NLIC and NLAIC are each domiciled and licensed in the State of Ohio as life insurers and the Ohio Department of Insurance ("ODI") serves as their domiciliary regulator. NLIC is licensed and regulated as a life insurer in all 50 states, the District of Columbia, Guam and Puerto Rico. NLAIC is licensed and regulated as a life insurer in 49 states (excluding New York) and the District of Columbia. JNL is domiciled in the State of Texas, with the Texas Department of Insurance serving as its domiciliary regulator. JNL is licensed as a life insurer in 49 states (excluding New York) and the District of Columbia. JNLNY is domiciled and licensed as a life insurer in the state of New York, with the New York Department of Financial

Services ("NY DFS") serving as its domiciliary regulator. Eagle is domiciled in Ohio and is licensed in Ohio as a special purpose financial captive insurance company regulated by ODI. Olentangy is domiciled in Vermont and is licensed in Vermont as a special purpose financial captive insurance company regulated by the Vermont Department of Financial Regulation.
State insurance authorities have broad administrative powers with respect to various aspects of the insurance business including: licensing to transact business; licensing agents; admittance of assets to statutory surplus; regulating premium rates for certain insurance products; approving policy forms; regulating unfair trade and claims practices; establishing reserve requirements and solvency standards; fixing maximum interest rates on life insurance policy loans and minimum accumulation or surrender values; regulating the type, amounts and valuations of investments permitted; regulating reinsurance transactions, including the role of captive reinsurances, and other matters.
The National Association of Insurance Commissioners ("NAIC") is an organization, whose mandate is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the States. The NAIC also provides standardized insurance industry accounting and reporting guidance through the NAIC Accounting Practices and Procedures Manual ("the Accounting Manual"). However, model insurance laws and regulations are only effective when adopted by the States, and statutory accounting and reporting principles continue to be established by individual state laws, regulations and permitted practices. Changes to the Accounting Manual or modifications by the various state insurance departments may affect the statutory capital and surplus of NLIC, NLAIC, JNL, JNLNY, Olentangy and Eagle.
Insurance Holding Company Regulation
NLIC is a wholly-owned subsidiary of NFS, which in turn is a wholly-owned subsidiary of Nationwide Corp., a majority-owned subsidiary of NMIC. NMIC is the lead entity of the Nationwide group of companies. As such, NMIC is subject to the insurance holding company acts of each of the states of domicile of its insurance subsidiaries and affiliates. All states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company’s state of domicile and to furnish annually financial and other information concerning the operations of companies within the holding company system that materially affect the operations, management or financial condition of the insurers within that system. Generally, under such laws, transactions within the insurance holding company system to which the Company’s operating insurance companies are a party must be fair and reasonable, and, if material or of a specified category, they require prior notice and approval or non-disapproval by the state of domicile of each insurance company that is party to the transaction. In addition, under such laws, a state insurance authority usually must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.
Group-Wide Supervision
The NAIC has promulgated model laws for adoption in the United States that would provide for "group-wide" supervision of certain insurance holding companies in addition to the current regulation of insurance subsidiaries. While the timing of their adoption and content will vary by jurisdiction, the following generally represent the areas of focus in these model laws: (1) uniform standards for insurer corporate governance; (2) group-wide supervision of insurance holding companies; (3) adjustments to risk-based capital calculations to account for group-wide risks; and (4) additional regulatory and disclosure requirements for insurance holding companies.
Some laws which facilitate group-wide supervision have already been enacted in the jurisdictions in which the Company operates, such as Own Risk and Solvency Assessment ("ORSA") reporting, which requires larger insurers to assess the adequacy of its and its group’s risk management and current and future solvency position, and Corporate Governance Annual Disclosure reporting, which requires insurance groups to report on their governance structure, policies and practices. The NAIC has also formed a working group to develop a U.S. group capital calculation using a Risk Based Capital ("RBC") aggregation methodology. In constructing the calculation, the working group is considering group capital developments undertaken by the Federal Reserve Board ("Federal Reserve") and the International Association of Insurance Supervisors ("IAIS"). At this time, we cannot predict what, if any, additional capital requirements and compliance costs any new group-wide standards will impose on the Company.
Principles-Based Reserving
In June 2016, the NAIC adopted a recommendation that will activate a principles-based reserving approach for life insurance products. Principles-based reserving replaces the reserving methods for life insurance products for which the current formulaic basis for reserves may not fully reflect the risks or costs of the liability or obligations of the insurer. The principles-based reserving approach has a three-year phase in period. At the Company’s discretion, it may be applied to new individual life business beginning as early as January 1, 2017, and must be applied for all new individual life business issued January 1, 2020 and later. Principles-based reserving will not affect reserves for policies in force prior to January 1, 2017. The Company has begun issuing certain individual life insurance products under a principles-based reserving approach. The application of the principles-based reserving approach had no material impact on the Company’s statutory financial statements. The Company is currently assessing the impact of this new reserving approach on projected statutory reserve levels and product pricing for its portfolio of individual life product offerings.
Captive Reinsurance Regulation
The NAIC continues to consider changes that would regulate more strictly captive reinsurance companies that assume business directly written in more than one state.
The NAIC Model Regulation entitled "Valuation of Life Insurance Policies," commonly known as "Regulation XXX," establishes statutory reserve requirements for term life insurance policies and universal life insurance policies with secondary guarantees. Actuarial Guideline 38 ("AG38") clarifies the application of Regulation XXX with respect to certain universal life insurance products with secondary guarantees. The NAIC, through its various committees, task forces, and working groups, has been studying the use of captives and special purpose vehicles to transfer insurance risk-related products subject to Regulation XXX and AG38, and has been evaluating the adequacy of existing NAIC model laws and regulations applicable to captives. As a result of this analysis, Actuarial Guideline 48 ("AG48") was created with an effective date of January 1, 2015. The purpose and intent of AG48 is to establish uniform, national standards governing Regulation XXX and AG38 reserve financing arrangements. The provisions of AG48 are not intended to apply to policies that were issued prior to January 1, 2015 if those policies were included in a captive reserve financing agreement as of December 31, 2014. The NAIC adopted a revised Credit for Reinsurance Model Law in January 2016 and the Term and Universal Life Insurance Reserving Financing Model Regulation in December 2016 to replace AG 48. The model regulation is consistent with AG 48, and will replace AG 48 in a state upon the state’s adoption of the model law and regulation.
The NAIC and state and federal regulators also continue to study the use of captive reinsurance companies for variable annuities. In November 2015, the NAIC adopted the Variable Annuities Framework for Change, which outlines the NAIC’s commitment to change in concept the statutory framework to address concerns that have led to the utilization of captive reinsurance transactions for variable annuity business, in order to create more consistency across regulators and remove the impetus for insurers to cede risk to captives. The framework contemplates changes to the guidance and rules governing variable annuities, including with regard to reserving, capital, accounting, derivative use limitations and disclosure. In December 2017, the NAIC exposed for public comment proposed recommendations and revisions to the current Actuarial Guideline No. 43 ("AG 43") and RBC "C-3 Phase II" framework applicable to variable annuities reserve and capital requirements. Proposed changes include: (i) aligning economically-focused hedge assets with liability valuations; (ii) reforming standard scenarios for AG 43 and C3 Phase II; (iii) revising asset admissibility for derivatives and deferred tax assets; and (iv) standardizing capital market assumptions and aligning total asset requirements and reserves. The NAIC is currently working on recommendations to implement these changes. Given the uncertainty of the ultimate outcome of these initiatives, at this time the Company is unable to estimate their expected effects on its future capital and financial position and results of operations. See also "Risk Factors - The Company may be unable to mitigate the impact of Regulation XXX and Actuarial Guideline 38, potentially resulting in a negative impact to its capital position".
Macro-Prudential Supervision
At its August 2017 summer meeting, the NAIC introduced a working plan—referred to as the Macro-Prudential Initiative ("MPI")—to improve state macro-prudential supervisory tools. The MPI focuses on four areas for potential enhancement: (1) liquidity, (2) recovery and resolution, (3) capital stress testing, and (4) identifying exposure concentrations. The NAIC explained that the key objectives of the MPI are to better monitor and respond to the impact of external financial and economic risk to supervised firms; better monitor and respond to risks emanating from or amplified by the supervised firms that might be transmitted externally and which may result in significant market impacts or financial, reputational, litigation, or regulatory risks for the firm; and increase public awareness of NAIC/state monitoring capabilities regarding macro-prudential trends within the U.S. insurance sector and their implications. The MPI is projected to be a two- to three-year project and is currently in development at the NAIC. Given the uncertainty of the ultimate outcome of this initiative, at this time the Company is unable to estimate the expected effects on its future capital and financial position and results of operations.

Regulation of Dividends and Other Distributions
See Note 14 to the audited consolidated financial statements in the F pages of this report for a discussion of dividend restrictions.
Annual and Quarterly Reports and Statutory Examinations
Insurance companies are required to file detailed annual and quarterly statutory financial statements with state insurance regulators in each of the states in which they do business, in accordance with accounting practices and procedures prescribed or permitted by these state insurance departments, and accounts are subject to examination by such regulators at any time.
In addition, insurance regulators periodically examine an insurer’s financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations. NLIC, NLAIC, and JNL each file reports with state insurance departments regarding management’s assessment of internal controls over financial reporting in compliance with the Annual Financial Reporting Model Regulation, as adopted in the states in which they do business.
As part of their routine regulatory oversight process, state insurance departments periodically conduct detailed examinations, generally once every three to five years, of the books, records and accounts of insurance companies domiciled in their states. Such examinations generally are conducted in coordination with the insurance departments of other domestic states under guidelines promulgated by the NAIC. The ODI’s most recently completed financial examination of NLIC and NLAIC concluded in 2018 and was for the five-year period ended December 31, 2016.
The most recently completed financial examination of JNL and JNLNY by Texas and New York, respectively, was as of December 31, 2016 and concluded in 2018.
Vermont, in coordination with the timing of the ODI exams above, completed an examination of Olentangy in 2018 for the two-year period ended December 31, 2016. The examinations were completed during the second quarter of 2018 and did not result in any significant issues or adjustments. The examination reports are available to the public.
Market Conduct
State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance laws and regulations, including among other things, the form and content of disclosure to consumers, advertising, sales practices and complaint handling. State regulators have imposed significant fines on various insurers for improper market conduct. NLIC, NLAIC, JNL and JNLNY continually monitor sales, marketing and advertising practices and related activities of agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no guarantee that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.
Guaranty Associations and Similar Arrangements
Each of the 50 states of the U.S. and the District of Columbia have laws requiring insurance companies doing business within its jurisdiction to participate in various types of guaranty associations or other similar arrangements. These arrangements provide certain levels of protection to policy owners from losses arising from insurance policies or annuity contracts issued by insurance companies that become impaired or insolvent. Typically, assessments are levied (up to prescribed limits) on member insurers on a basis which is related to the member insurer’s proportionate share of the business written by all member insurers, in the lines of business in which the impaired or insolvent member insurer was writing. Some jurisdictions permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years.
Assessments levied against the Company and subsidiaries during the past three years have not been material. The amount and timing of any future assessment on or refund to NLIC, NLAIC, JNL, or JNLNY under these laws are beyond the control of NLIC, NLAIC, JNL, and JNLNY. A portion of the assessments paid by NLIC, NLAIC, JNL, or JNLNY pursuant to these laws may be used as credits for a portion of NLIC, NLAIC, JNL, or JNLNY’s premium taxes. For the years ended December 31, 2018, 2017 and 2016, credits received by the Company were immaterial.
Statutory Surplus
As licensed insurers, NLIC, NLAIC, JNL and JNLNY are subject to the supervision of the regulators of each state, and each state has the discretionary authority, in connection with the ongoing licensing of such entity, to limit or prohibit writing new business within its jurisdiction when, in the state’s judgment, such entity is not maintaining adequate statutory surplus or capital or is operating in a hazardous financial condition. The Company does not currently anticipate that any regulator would limit the amount of new business that NLIC, NLAIC, JNL and JNLNY may write due to an inability to meet the levels of statutory surplus required by the regulators. Olentangy is subject to the specific requirements and restrictions of its Licensing Order, as issued by the State of Vermont, and Eagle is subject to the specific requirements and restrictions of its Licensing Order, as issued by the State of Ohio.
Risk-Based Capital
NLIC, NLAIC, JNL, JNLNY, Olentangy and Eagle are subject to the RBC requirements for life insurance companies. All states have adopted the NAIC RBC model law or a substantially similar law. The RBC calculation, which regulators use to assess the sufficiency of an insurer’s statutory surplus, measures the risk characteristics of a company’s assets, liabilities and certain off-balance sheet items. In general, RBC is calculated by applying factors to various asset, premium, claim, expense and reserve items. The requirements result in insurers maintaining, for the protection of policyholders, capital in excess of statutory surplus requirements. Insurers having less statutory surplus than required by the RBC model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy. See Note 14 to the audited consolidated financial statements included in the F pages of this report for additional discussion of RBC requirements. Olentangy is subject to the separate requirements and restrictions of its Licensing Order, as issued by the State of Vermont. Eagle is subject to the separate requirements and restrictions of its Licensing Order, as issued by the State of Ohio.
Annuity Sales Practices
The Company’s annuity sales practices are subject to strict regulation. State insurance and certain federal regulators are becoming more active in adopting and enforcing suitability standards that create additional responsibilities with respect to sales of annuities, both fixed and variable. Such regulations and responsibilities could increase the Company’s operational costs or compliance costs or burdens, or expose the Company to increased liability for any violation of such regulations and responsibilities.
Beginning in mid-2017, the NAIC commenced work on revisions to the model annuity suitability rule to incorporate heightened standard of care. The adoption of amendments by the NAIC could result in additional activities necessary to comply following the subsequent adoption by individual states.
Regulation of Investments
The Company is subject to state laws and regulations that require diversification of its investment portfolios and limit the amount of investments in certain investment categories such as below-investment grade fixed income securities, real estate-related equity and common stocks. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in some instances, could require divestiture of such non-qualifying investments. The Company believes that its investments are in compliance, in all material respects, with such laws and regulations as of December 31, 2018.
Federal Initiatives
Although the U.S. federal government generally has not directly regulated the insurance business, federal legislation and administrative policies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("the Dodd-Frank Act") expand the federal presence in insurance oversight.
In July 2011, NMIC, the Company’s ultimate parent, became subject to supervision by the Board of Governors of the Federal Reserve System ("Federal Reserve") thereby subjecting it to various Federal Reserve regulations and supervisory expectations. Due to NMIC’s ownership of a federal savings bank subsidiary, it was classified under federal banking law as a savings and loan holding company ("SLHC"). The Federal Reserve has adopted a procedure for deregistration as an SLHC for companies seeking to avail themselves of an exemption included with the Dodd-Frank Act. On October 5, 2018, NMIC filed an application to deregister as an SLHC, in conjunction with successfully converting the subsidiary retail bank into a limited purpose trust company. On December 19, 2018 the Federal Reserve approved the deregistration application, effectively removing NMIC from Federal Reserve supervision.
The Dodd-Frank Act also established the FSOC, which has authority to designate non-bank financial companies as systemically important financial institutions ("non-bank SIFIs"), thereby subjecting them to enhanced prudential standards and supervision by the Federal Reserve. The prudential standards for non-bank SIFIs include enhanced RBC requirements, leverage limits, liquidity requirements, single counterparty exposure limits, governance requirements for risk management, stress test requirements, special debt-to-equity limits for certain companies, early remediation procedures and recovery and resolution planning. It is possible, although not likely, that the Company could be designated as a

"Nonbank Systemically Important Financial Institution" by the Financial Stability Oversight Council ("FSOC"). Being so designated would subject the Company to enhanced oversight and prudential standards by the Federal Reserve, beyond those applicable to our competitors not so designated.
In addition, the Dodd-Frank Act established the Federal Insurance Office ("FIO") within the U.S. Department of the Treasury ("Treasury"), which has the authority to participate on behalf of the U.S. in the negotiations of international insurance agreements with foreign regulators, as well as to collect information about the insurance industry and recommend prudential standards, and, along with the U.S. Trade Representative ("USTR"), to enter into covered agreements with one or more foreign governments which have the ability to preempt inconsistent state insurance measures. While not having general supervisory or regulatory authority over the business of insurance, the director of the FIO will perform various functions with respect to insurance (other than health insurance), including serving as a non-voting member of FSOC and making recommendations to FSOC regarding insurers to be designated for more stringent regulation.
Further, Dodd-Frank Act established the Consumer Financial Protection Bureau ("CFPB") as an independent agency within the Federal Reserve to supervise and regulate institutions that provide certain financial products and services to consumers. Although consumer financial products and services generally exclude the business of insurance, the CFPB does have authority to regulate non-insurance consumer financial products and service.
Securities Laws
Certain of NLIC, NLAIC and JNF’s products, policies and contracts are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission ("SEC") and under certain state securities laws. Certain separate accounts of NLIC, NLAIC, JNL and JNLNY are registered as investment companies under the Investment Company Act of 1940, as amended. Separate account interests under certain variable annuity contracts and variable insurance policies issued by NLIC, NLAIC, JNL and JNLNY are also registered under the Securities Act of 1933 (the "Securities Act"). NISC and JNSC, subsidiaries of the Company, are registered as broker-dealers under the Securities Exchange Act of 1934, and are members of, and subject to regulation by, the Financial Industry Regulatory Authority and are also subject to the SEC’s net capital rules.
NIA, a subsidiary of the Company, is an investment advisor registered under the Investment Advisors Act of 1940, as amended, and under the Securities Act.
All aspects of investment advisory activities are subject to applicable federal and state laws and regulations in the jurisdictions in which they conduct business. These laws and regulations are primarily intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the transaction of business for failure to comply with such laws and regulations. In such events, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor’s registration as an advisor, censure and fines.
On May 9, 2018, the SEC published for comment a package of proposed rulemaking and interpretive guidance regarding the standards of conducts for broker-dealers and investment advisors. Of note is the inclusion of a proposed "best interest" standard for broker-dealers when making retail recommendations of securities or investment strategies involving securities. Also included as part of the package is a proposed new retail investor facing short-form disclosure document intended to detail the nature of the relationship between an investment professional and the retail investor. The SEC continues to assert in public statements that finalizing this rulemaking effort in 2019 is a key priority. If final rules and/or interpretive guidance are adopted, additional activities may be necessary to comply.
Derivatives Regulation
Title VII of the Dodd-Frank Act is a framework to regulate the over-the-counter ("OTC") derivatives markets through the required clearing of certain types of OTC transactions and the posting of collateral, each of which results in additional risk mitigation costs to the Company. NLIC and NLAIC, currently required to clear specified OTC derivatives products, expect to be subject to the posting and collection of initial margin on its non-cleared OTC derivatives portfolios with their counterparties beginning in September of 2020. These increased initial margin requirements, may require the Company to hold more cash and highly liquid securities with lower yields than it might otherwise hold in the absence of the initial margin requirements; potentially resulting in a reduction of investment income. Furthermore, US and global regulation of the derivatives markets continues to evolve, potentially creating unexpected costs as well as opportunities.

Privacy Regulation
The Company is subject to federal and state laws and regulations that require financial institutions and other businesses to ensure the security and confidentiality of nonpublic personal information, including laws that regulate the use and disclosure of, among others, Social Security numbers and health information. Federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including Social Security numbers and health information. Federal regulations require financial institutions and creditors to implement effective programs to detect, prevent, and mitigate identity theft. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited commercial e-mail, text or fax messages to consumers and customers. Federal laws and regulations regulate the permissible uses of certain personal information, including consumer report information. Federal and state legislatures and regulatory bodies continue to expand regulation regarding these subjects and the privacy and security of personal information.
Employee Retirement Income Security Act
On June 21, 2018, the United States Court of Appeals for the Fifth Circuit vacated the Department of Labor’s 2016 Fiduciary Rule. As a result, the fiduciary standards under ERISA revert to those in place before the issuance of the regulations, e.g., the "Five Part Test".
In addition, ERISA fiduciary obligations are imposed on certain assets in excess of amounts necessary to satisfy guaranteed obligations held by an insurance company in its general account under a participating group annuity contract to the extent that the insurer’s general account is not reserved to pay benefits under guaranteed benefit policies (i.e., benefits whose value would not fluctuate in accordance with the insurer’s investment experience). ERISA requires that fiduciaries perform their duties solely in the interest of ERISA plan participants and beneficiaries and with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.
See also "Risk Factors—Changes to regulations under ERISA could adversely affect the Company’s distribution model by restricting the Company’s ability to provide customers with advice."
Tax Matters
Life insurance products may be used to provide income tax deferral and income tax free death benefits. Annuity contracts may be used to provide income tax deferral. The value of these benefits is related to the level of income tax rates and capital gains tax rates. Changes to the income tax rates and the capital gains tax rates can affect the value of these benefits, and therefore the desirability of those products.
On December 22, 2017, the federal Tax Cuts and Jobs Act ("the Act"), was signed into law. The Act made broad and complex changes to the U.S. tax code, including the reduction of the U.S. corporate income tax rate from 35 percent to 21 percent effective January 1, 2018. The Company continues to monitor and assess, as it is issued, IRS guidance addressing implementation of various provisions of the Act to determine potential impact on the Company’s life and annuity offerings and the resulting financial conditions or results of operations of the Company.
Additional changes to the IRC to address the fiscal challenges currently faced by the federal government may also be made. These changes could include changes to the taxation of life insurance, annuities, mutual funds, retirement savings plans, and other investment alternatives offered by the Company. Such changes could have an adverse impact on the desirability of the products offered by the Company.
Legal Proceedings
See Note 16 to the audited consolidated financial statements, included in the F pages of this report, for a description of litigation and regulatory actions.
Employees
As of December 31, 2018, the Company had approximately 3,560 employees, none of whom were covered by a collective bargaining agreement.

Risk Factors
Risks Related to Economic and Financial Market Conditions
Adverse capital and credit market conditions may significantly affect the Company’s ability to meet liquidity needs and access the capital required to operate its business, most significantly its insurance operations.
The Company’s insurance, annuity and investment products, as well as its investment returns and access to and cost of financing, are sensitive to disruptions, uncertainty or volatility in the capital and credit markets, thereby ultimately impacting the Company’s profitability and ability to support or grow its businesses. In the insurance industry, liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations in order to meet its financial commitments. The principal sources of the Company’s liquidity are insurance premiums, annuity considerations, deposit funds and cash, including from its investment portfolio and assets. Sources of liquidity also include a variety of short- and long-term debt instruments, including intercompany borrowings, FHLB programs, commercial paper and lines of credit.
In the event current resources do not satisfy the Company’s needs, the Company may have to seek additional financing. The availability of additional financing will depend on a variety of factors, including market conditions, the availability of credit generally and specifically to the financial services industry, market liquidity, the Company’s credit ratings, as well as the possibility that customers or lenders could develop a negative perception of the Company’s long- or short-term financial prospects if it incurs large investment losses or if its level of business activity decreases. Similarly, the Company’s access to funds may be impaired if regulatory authorities or rating agencies take negative actions against it. The Company’s internal sources of liquidity may prove to be insufficient, and in such a case, it may not be able to successfully obtain additional financing on favorable terms, or at all.
As such, the Company may be forced to issue securities with terms and conditions that may be unfavorable to it, bear an unattractive cost of capital or sell certain assets, any of which could decrease the Company’s profitability and significantly reduce its financial flexibility. The Company’s results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the capital and credit market.
Difficult conditions in the global economy and capital markets could adversely affect the Company’s business and operating results and these conditions may not improve in the near future.
At times throughout the past few years, volatile conditions have characterized financial markets. Stressed conditions, volatility and disruptions in global capital markets, particular markets or financial asset classes could adversely affect the Company’s investment portfolio. Disruptions in one market or asset class can also spread to other markets or asset classes. Although the disruption in the global financial markets has moderated, the rate of recovery from the U.S. recession has been below historic averages, and the pace of recovery in many foreign markets is lagging that of the U.S. In addition, events in the U.S. or foreign markets, such as the United Kingdom’s June 2016 referendum in which they voted to leave the European Union, can impact the global economy and capital markets and the impact of such events is difficult to predict. In the years since the financial crisis, the central banks of most developed countries have pursued fairly similar, and highly accommodative, monetary policies. As the Board of Governors of the Federal Reserve, through the Federal Open Market Committee, raises interest rates and as global monetary policies diverge, it may result in higher volatility and less certainty in capital markets.
General economic conditions could also adversely affect the Company by impacting consumer behavior and pressuring investment results. Consumer behavior changes could include decreased demand for the Company’s products. For example, holders of interest-sensitive life insurance and annuity products may engage in an elevated level of discretionary withdrawals of contractholder funds. Investment results could be adversely affected as deteriorating financial and business conditions affect the issuers of the securities in the investment portfolio.
The impact on distributors, vendors and customers of sustained or significant deterioration in economic conditions could adversely affect the Company’s business.
The Company is exposed to risks associated with the potential financial instability of its customers and distributors, many of whom may be adversely affected by volatile conditions in the financial markets or an economic slowdown. As a result of uncertainties with respect to financial institutions and the global credit markets, increases in energy costs, and other macroeconomic challenges currently or potentially affecting the economy of the U.S. and other parts of the world, customers and distributors may experience serious cash flow problems and other financial difficulties. As a result, they may modify, delay, or cancel plans to buy or sell the Company’s products, or make changes in the mix of products bought or sold, that are unfavorable to the Company.

In addition, the Company is susceptible to risks associated with the potential financial instability of the vendors on which the Company relies to provide services or to whom the Company delegates certain functions. The same conditions that may affect the Company’s distributors could also adversely affect the Company’s vendors, causing them to significantly and quickly increase their prices or reduce their output. The Company’s business depends on its ability to perform, in an efficient and uninterrupted fashion, its necessary business functions, and any interruption in the services provided by third parties could also adversely affect the Company’s business, results of operations and financial condition.
Risks Related to Investments
The Company is exposed to significant financial market risk, which may adversely affect its results of operations and financial condition, and may cause the Company’s net investment income to vary from period to period.
The Company is exposed to significant financial market risk, including changes in interest rates, credit spreads, equity prices, real estate values, foreign currency exchange rates, domestic and foreign market volatility, the performance of the economy in general, the performance of specific obligors included in its portfolio and other factors outside the Company’s control. Adverse changes in these rates, spreads and prices may occur due to changes in monetary policy and the economic climate, the liquidity of a market or market segment, investor return expectations and/or risk tolerance, insolvency or financial distress of key market makers or participants, or changes in market perceptions of credit worthiness.
The Company’s exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. The Company’s investment portfolio contains interest rate sensitive instruments, such as bonds and derivatives, which may be adversely affected by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions and other factors beyond its control. During periods of low or declining interest rates, as cash becomes available from premiums on insurance and annuity policies and from the maturity, redemption or sale of existing securities or from other sources, the yield on new investments will be lower than that on existing investments, thus lowering the average yield that the Company earns on its investment portfolio. Although the Company seeks to carefully measure and manage its interest rate risk positions, the Company’s estimate of the liability cash flow profile may be inaccurate, and it might need to sell assets in order to cover the liability, which could adversely affect the Company’s financial position and results of operations.
The Company’s insurance and investment products are also sensitive to interest rate fluctuations and expose the Company to the risk that falling interest rates or credit spreads will reduce the Company’s margin, or the difference between the returns earned on the investments that support the obligations under these products and the amounts that must be paid to policyholders and contractholders. Because the Company may reduce the interest rates credited on most of these products only at limited, pre-established intervals, and because some contracts have guaranteed minimum interest crediting rates, or may be subject to regulatory minimum rates, declines in interest rates may adversely affect the profitability of these products.
There may be economic scenarios, including periods of rising interest rates, that increase the attractiveness of other investments to the Company’s customers, which could increase life insurance policy loan, surrender, and withdrawal activity in a given period. Such situations could result in cash outflows requiring that the Company sell investments at a time when the prices of those investments are adversely affected, which may result in realized investment losses. Unanticipated withdrawals and terminations may also cause the Company to accelerate the amortization of DAC and other expenses, which reduces net income in the period of the acceleration.
The Company’s exposure to credit spreads primarily relates to market price and cash flow variability associated with changes in credit spreads. A widening of credit spreads would increase unrealized losses or decrease unrealized gains in the investment portfolio and, if issuer credit spreads increase as a result of fundamental credit deterioration, would likely result in higher other-than-temporary impairments. Credit spread tightening will reduce net investment income associated with new purchases of fixed securities. In addition, market volatility can make it difficult to value certain of the Company’s securities if trading becomes less frequent. As such, valuations may include assumptions or estimates that may have significant period-to-period changes due to market volatility, which could have a material adverse effect on the Company’s results of operations or financial condition.
The Company invests or may invest a portion of its portfolio in alternative investments, such as private equity funds, real estate funds, hedge funds and tax credit funds. The net investment income of the Company can be affected by changes in the underlying value of the investments. In addition, the timing and amount of distributions from such funds, which depend on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions, can be inherently difficult to predict.

The Company’s exposure to equity risk relates primarily to the potential for lower earnings associated with certain of the Company’s insurance businesses, such as variable annuities and investment advisory business, in each case where fee income is generally earned based upon the fair value of the assets under management. In addition, certain of the Company’s annuity products offer guaranteed benefits, which increase its potential benefit exposure. Statutory reserve and capital requirements for these products are sensitive to market movements, which could deplete capital. Increased reserve and capital requirements could lead to rating agency downgrades.
The Company is exposed to many different industries, issuers, and counterparties, and routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, hedge funds and other investment funds and institutions. Many of these transactions expose the Company to credit risk in the event of default of the counterparty. While counterparty risk is generally secured, the Company’s credit risk may be exacerbated when the collateral held by the Company cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. The Company may have further exposure to these issuers in the form of holdings in unsecured debt instruments, derivative transactions and stock investments of these issuers. Realized losses or impairments to the carrying value of these assets may materially and adversely affect the Company’s business, results of operations and financial condition.
For additional information on market risk, see Quantitative and Qualitative Disclosures about Market Risk.
The Company uses derivative instruments to manage exposures and mitigate risks. See Note 2 and Note 7 to the audited consolidated financial statements in the F pages of this report for additional information regarding the Company’s use of derivatives instruments.
Some of the Company’s investments are relatively illiquid.
The Company holds certain investments that may lack liquidity, such as certain fixed maturity securities (including privately placed bonds and structured securities based upon residential or commercial mortgage loans or trust preferred securities), commercial mortgage loans, policy loans, consumer loans secured by securities portfolios, equity real estate, including real estate joint ventures and other limited partnership interests.
If the Company requires significant amounts of cash on short notice in excess of normal cash requirements or is required to post or return collateral in connection with the investment portfolio, derivatives transactions or securities lending activities, the Company may have difficulty selling these investments in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both.
The Company does not have the intent to sell, nor is it more likely than not that it will be required to sell, debt securities in an unrealized loss position. Investment losses, however, may be realized to the extent liquidity needs require the disposition of debt securities in unfavorable interest rate, liquidity or credit spread environments.
The Company has exposure to mortgage-backed securities, which could cause declines in the value of its investment portfolio.
Securities and other capital markets products connected to residential mortgage lending, particularly those backed by non-agency loans, may become less liquid. The value of the Company’s investments in mortgage-backed securities may be negatively impacted by an unfavorable change in or increased uncertainty regarding delinquency rates, foreclosures, home prices, and refinancing opportunities. In addition, securities backed by commercial mortgages are sensitive to the strength of the related underlying mortgage loans, the U.S. economy, and the supply and demand for commercial real estate. Deterioration in the performance of the residential and commercial mortgage sector could cause declines in the value of that portion of the Company’s investment portfolios.
Defaults on commercial mortgage loans and volatility in performance may adversely affect the Company’s results of operations and financial condition.
A decline in the commercial real estate market within the U.S. resulting from changes in interest rates, real estate market conditions or an economic downturn may have a negative impact on the value of Company’s commercial mortgage loan portfolio. The Company has a broadly diversified commercial mortgage loan portfolio (i.e., property type or geographic location), but negative developments across a certain property type or the occurrence of a negative event within a geographic region may have a significant negative impact, if the Company has some concentration risk within that property type or geographic region. The Company’s operations and financial conditions may be adversely affected from an increase in borrower defaults within the Company’s commercial mortgage loan portfolio.

The determination of the amount of allowances and impairments taken on the Company’s investments is judgmental and could materially impact its results of operations or financial position.
The Company’s determination of the amount of allowances and impairments varies by investment type and is based on its periodic evaluation and assessment of known and inherent risks associated with the relevant asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. The Company updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Market volatility can make it more difficult to value the Company’s securities if trading in such securities becomes less frequent. In addition, a forced sale by holders of large amounts of a security, whether due to insolvency, liquidity, or other issues with respect to such holders, could result in declines in the price of a security. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.
For additional information on the Company’s allowance and impairment review process, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
The Company’s valuation of investments is based on cost, fair value, and the equity method of accounting in the Company’s financial statements, which may be significantly different than the values at which the investments may ultimately be sold.
The Company’s investments primarily consist of fixed maturity securities, trading securities, short-term investments, mortgage loans, policy loans and alternative investments. On the basis of U.S. generally accepted accounting principles ("GAAP"), the carrying value of such investments is as follows:
•	Fixed maturity securities, except those considered trading securities, are primarily classified as available-for-sale and are reported at their fair value. Unrealized gains and losses on these securities are recorded as a separate component of other comprehensive income or loss, net of deferred policy acquisition costs, policyholder related amounts and deferred income taxes.
•	Trading securities are reported based on mark-to-market accounting and changes in fair value are recognized in net realized investment gains and losses.
•	Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are reported at fair value.
•	Commercial mortgage loans are recorded at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses and allowances.
•	Policy loans are carried at unpaid principal balances.
•	Alternative investments are generally reported based on the equity method of accounting.
•	Consumer loans secured by securities portfolios are recorded at amortized cost.
Investments not carried at fair value in the Company’s financial statements (principally commercial mortgage loans) may have fair values which are substantially higher or lower than the carrying value reflected in the Company’s financial statements. Each such asset class is regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.
The Company’s valuation of fixed maturity securities may include methodologies, estimates and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially and adversely affect the Company’s results of operations or financial condition.
See Note 2 to the audited consolidated financial statements, included in the F pages of this report, for a discussion of the Company’s fair value categories and valuation methodologies.
The determination of fair values in the absence of quoted market prices is based on valuation methodologies, values of securities the Company deems to be comparable and assumptions deemed appropriate given the circumstances. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within the Company’s consolidated financial statements, and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on the Company’s results of operations or financial condition.

Risks Related to the Legal and Regulatory Environment of the Insurance Industry
Certain changes in accounting and/or financial reporting standards issued by the National Association of Insurance Commissioners, state insurance departments, Financial Accounting Standards Board, the Securities and Exchange Commission or other standard-setting bodies could have a material adverse impact on the Company’s financial condition or results of operations.
The Company’s insurance entities are required to comply with the Statutory Accounting Principles ("SAP") established by the NAIC and adopted and administered by state departments of insurance. The various components of SAP (such as actuarial reserve methodologies) are currently subject to review by the NAIC and its task forces and committees, as well as by state insurance departments, in an effort to address emerging issues and otherwise improve or alter financial reporting. Calculations made in accordance with SAP also govern the ability of the Company’s insurance entities to pay dividends to their respective parent companies. The NAIC is working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company’s insurance entities.
The Accounting Manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP through prescribed practices or by granting them permitted practices. Olentangy was granted a permitted practice from the State of Vermont, allowing Olentangy to carry assets placed in a trust account by Union Hamilton Reinsurance Ltd. and held for the benefit of the ceding insurer, under a reinsurance agreement that increased NLAIC’s valuation of Olentangy by $67 million and $56 million as of December 31, 2018 and 2017, respectively. Eagle applies a prescribed practice from the State of Ohio that allows an alternative reserve basis on assumed liabilities, net of third party reinsurance, with respect to specified Guaranteed Minimum Death Benefit ("GMDB") and Guaranteed Living Withdrawal Benefit ("GLWB") obligations provided under substantially all of the variable annuity contracts issued and to be issued by NLIC. This prescribed practice decreased NLIC’s valuation of this subsidiary by $183 million and $184 million in 2018 and 2017, respectively.
However, the Company cannot predict what permitted and prescribed practices any applicable state insurance department may allow or mandate in the future, nor can the Company predict whether or when the insurance departments of states of domicile of the Company’s competitors may permit them to utilize advantageous accounting practices that depart from SAP. Moreover, although states generally defer to the interpretations of the insurance department of the state of domicile with respect to the application of regulations and guidelines, neither the action of the domiciliary state nor the action of the NAIC is binding on a non-domiciliary state. Accordingly, a state could choose to follow a different interpretation. The Company can give no guarantees that future changes to SAP or components of SAP, or the ability to apply a prescribed practice or the granting of permitted practices to the Company’s competitors, will not have a material impact on the Company’s financial condition or results of operations.
Through the issuance of insurance contracts registered under the Securities Act on Form S-1, the Company is subject to the application of GAAP, which is periodically revised and/or expanded. As such, the Company is required to adopt new or revised accounting and/or financial reporting standards issued by recognized accounting standard setters or regulators, including the Financial Accounting Standards Board ("FASB") and the SEC. In addition to the adopted and pending accounting standards disclosed within Note 3 to the audited consolidated financial statements included in the F pages of this report, the FASB is currently evaluating new guidance on long-duration insurance contracts. Key provisions of the proposal include changes to the accounting for certain contract features on investment and universal life insurance products, the liability for future policy benefits for traditional life insurance products and certain annuities with life contingencies, and amortization of deferred policy acquisition costs. It is possible that future requirements, including the proposed guidance on long duration insurance contracts, could change the Company’s current application of GAAP, resulting in a material adverse impact on the Company’s financial condition or results of operations.
The Company’s insurance entities are subject to extensive regulation.
The Company’s insurance entities are subject to extensive state regulatory oversight in the jurisdictions in which each does business as well as to federal oversight in some aspects of their business. Insurance companies are regulated by the insurance departments of the states in which they are domiciled or licensed. State insurance authorities have broad administrative powers with respect to various aspects of the insurance business. The Company could be adversely affected by, among other things, changes in state law relating to marketing, privacy, acquisitions, payment of dividends, reinsurance, the form and content of insurance policies (including pricing), licensing, regulation of premium rates, premium tax increases, rating and underwriting restrictions and limitations, asset and reserve valuation requirements, enterprise risk management, surplus requirements, limitations on investments, accounting standards and RBC requirements. Also, applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or restructuring of insurance companies, and certain states require insurers to participate in various types of guaranty associations or other similar arrangements for impaired or insolvent insurance companies. The primary purpose of such regulatory supervision is to protect policyholders, rather than the Company. Changes in regulations, or in the interpretation or application of existing laws or regulations, may adversely impact pricing, capital requirements, reserve adequacy, or exposure to litigation and could increase the costs of regulatory compliance. The Company cannot predict the effect that any proposed or future legislation or change in the interpretation or application of existing laws or regulations may have on its financial condition or results of operations.
From time to time, increased scrutiny has been placed upon the U.S. insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance and reinsurance companies. In addition to legislative initiatives of this type, the NAIC and insurance regulators are regularly involved in a process of re-examining existing laws and regulations and their application to insurance and reinsurance companies and may impose changes in the future that put further regulatory burdens on insurers and, thus, could have an adverse effect on NLIC and NLAIC’s results of operations and financial condition. Changes are often implemented in order to benefit policyholders to the detriment of insurers.
At the federal level, the Company could be affected by laws and regulations that may affect certain aspects of the insurance industry. While the federal government in most contexts currently does not directly regulate the insurance business, federal legislation and administrative policies in a number of areas, including limitations on antitrust immunity, minimum solvency requirements, systemic risk regulation, grant of resolution authority to a federal agency, uniform market conduct standards, credit for reinsurance initiatives, other proposals at the federal level to replace or streamline state regulatory processes, employee benefits regulation, age, sex and disability-based discrimination, financial services regulation, and federal taxation, can significantly affect the insurance business.
In February 2017 President Trump issued an executive order directing the Secretary of the Treasury to consult with the heads of the member agencies of the Financial Stability Oversight Council ("FSOC"), and report to the President on the extent to which existing laws and regulations promote certain core principles of regulation of the financial system that are outlined in the order. In October 2017, in response to President Trump’s February 2017 executive order, the U.S. Department of the Treasury released a report titled "A Financial System That Creates Economic Opportunities - Asset Management and Insurance." The report identifies laws, regulations and other requirements that promote or inhibit certain core principles of financial regulation that are outlined in the order. Among other things, the report recommends that primary federal and state regulators should focus on potential systemic risks arising from products and activities, and on implementing regulations that strengthen the asset management and insurance industries as a whole, rather than focusing on an entity-based regulatory regime. The report also affirms the role of the U.S. state-based system of insurance regulation. In addition, the report supports current efforts at the DOL to reexamine, and delay full implementation of, the Fiduciary Rule, and encourages the DOL and SEC to work with state insurance regulators to evaluate the impacts of a fiduciary rule across markets. The Company is evaluating the recommendations set forth in the report and their potential impact on its business. The Company cannot predict whether any of the recommendations will ultimately become laws, regulations or other requirements applicable to its business.
This state regulatory oversight and various proposals at the federal level could in the future adversely affect the Company’s ability to sustain adequate returns in certain lines of business. It is not possible to predict the future impact of changing regulation on the Company’s financial condition or results of operations.
In addition to the risks described herein, any shutdown of the U.S. federal government could significantly impact the non-emergency operations of the Company's federal regulators. As a result, a shutdown may also affect the timeline for product filings requiring a federal regulator’s approval.
The Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective.
The Company’s business is highly dependent on the ability to engage on a daily basis in a large number of insurance underwriting, claims processing and investment activities, many of which are highly complex. These activities often are subject to internal guidelines and policies, as well as to legal and regulatory standards. A control system, no matter how well-designed and operated, can provide only reasonable assurance that the control system’s objectives will be met. Ineffective controls could lead to financial loss, unanticipated risk exposure (including underwriting, credit and investment risk) or damage to the Company’s reputation.

Litigation or regulatory actions could have a material adverse impact on the Company.
Current and future litigation or regulatory investigations and actions in the ordinary course of operating the Company’s business, including class action lawsuits, may negatively affect the Company by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring the Company to change certain aspects of its business operations, diverting management attention from other business issues, harming the Company’s reputation with customers or making it more difficult to retain current customers and to recruit and retain employees or agents. See Note 16 to the audited consolidated financial statements, included in the F pages of this report, for a description of litigation and regulatory actions.
The amount of statutory capital that the Company and its insurance subsidiaries have and the amount of statutory capital they must hold can vary significantly from time to time and is sensitive to a number of factors outside of the Company’s control, including equity market and credit market conditions and the regulatory environment and rules.
The Company conducts the vast majority of its business through its licensed insurance entities. Insurance regulators and the NAIC prescribe accounting standards and statutory capital and reserve requirements for the Company and its U.S. insurance entities. The NAIC has established regulations that provide minimum capitalization requirements based on RBC formulas for life insurance companies. The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risk, including equity, interest rate, operational and management and expense recovery risks associated with life and annuity products that contain death benefits and/or certain living benefits.
In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the Company’s insurance entities (which itself is sensitive to equity market and credit market conditions), the amount of additional capital they must hold to support their business growth, changes in equity market levels, changes in reserve requirements, credit market volatility, changes in consumer behavior, the value of certain fixed maturity securities in their investment portfolios, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, and changes to the NAIC RBC formulas. Nationally Recognized Statistical Rating Organizations ("NRSROs") may also implement changes to their internal models, which differ from the NAIC RBC model, that have the effect of increasing or decreasing the amount of statutory capital that the Company’s insurance entities must hold in order to maintain their current ratings. Increases in the amount of required statutory reserves reduce the statutory surplus used in calculating the Company’s insurance entities’ RBC ratios.
The Company’s insurance entities’ statutory surplus and RBC ratios have a significant influence on their financial strength ratings, which, in turn, are important to their ability to compete effectively. To the extent that any of the Company’s insurance entities’ statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, capital may need to be raised. If the Company is unable to raise additional capital in such a scenario, any ratings downgrade that followed could have a material adverse effect on its business, financial condition, results of operations and liquidity. See Note 14 to the audited consolidated financial statements, included in the F pages of this report, for a further discussion of RBC.
Changes in tax laws could adversely affect the Company.
Congress has periodically considered legislation that, if enacted, could materially reduce or eliminate many of the tax advantages of purchasing and owning annuity and life insurance products, such as disallowing a portion of the income tax interest deduction for many businesses that own life insurance, and could impose a "financial crisis responsibility fee" on certain insurance companies. In addition, Congress has considered proposals to further limit contributions to retirement plans and accelerate the distributions from such plans after the death of the participant. If these proposals or other changes affecting the taxation of life insurance and/or annuity contracts, or the qualification requirements for retirement plans, were to be enacted, the Company’s sale of COLI, BOLI, variable annuities, variable life products and other retirement plan products could be adversely affected.
Congress and various state legislatures also have considered proposals to reduce the taxation of certain products or investments that may compete with life insurance. Legislation that increases the taxation on insurance products or reduces the taxation on competing products could lessen the advantage or create a disadvantage for certain of the Company’s products, making them less competitive. Such proposals, if adopted, could have a material effect on the Company’s profitability and financial condition or ability to sell such products, and could result in the surrender of some existing contracts and policies.

Certain proposals which, if enacted, would affect the taxation of life insurance companies and certain life insurance products. In particular, the proposals would affect the treatment of COLI by limiting the availability of certain interest deductions for companies that purchase those policies.
The products that the Company sells have different tax characteristics, in some cases generating tax deductions for the Company. The level of profitability of certain products is significantly dependent on these characteristics and the Company’s ability to continue to generate taxable income, which is taken into consideration when pricing products and is a component of the Company’s capital management strategies. Accordingly, changes in tax law, the Company’s ability to generate taxable income, or other factors impacting the availability or value of the tax characteristics generated by the Company’s products, could impact product pricing and returns or require the Company to reduce its sales of these products or implement other actions that could be disruptive to the Company’s businesses. In addition, the adoption of "principles-based" approaches for statutory reserves may lead to significant changes to the way tax reserves are determined and thus reduce future tax deductions.
See "Business—Tax Matters" for further discussion of other changes in federal tax laws and regulations that may adversely affect the Company’s business, results of operations and financial condition.
Changes to regulations under ERISA could adversely affect the Company’s distribution model, by restricting the Company’s ability to provide customers with advice.
The prohibited transaction rules of ERISA and the IRC generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Account ("IRAs") owners, if the investment recommendation results in fees paid to the individual advisor, his or her firm, or their affiliates, that vary according to the investment recommendation chosen. Although the Department of Labor ("DOL") issued final regulations which provide limited relief from these investment advice restrictions, the investment advice restrictions could restrict the ability of the Company’s affiliated broker-dealers and their registered representatives to provide investment advice to ERISA plans and participants and with respect to IRAs. Also, the investment advice restrictions may require the fee and revenue arrangements of certain advisory programs to be revenue neutral, resulting in potential lost revenues for these broker-dealers and their affiliates.
In addition, the DOL has issued a number of regulations that increase the level of disclosure that must be provided to plan sponsors and participants. These ERISA disclosure requirements will increase the Company’s regulatory and compliance burden, resulting in increased costs. See "Business – The Company’s insurance entities are subject to extensive regulation" for further information on the impact of regulations issued by the DOL.
Changes in state insurance laws regarding the suitability of product sales and fiduciary/best interest standards may affect the Company’s operations and profitability.
The Company’s annuity sales practices are currently subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities, both fixed and variable. If the NAIC adopts amendments to its model annuity suitability rule incorporating a best interest standard, it is probable that they will be adopted by multiple states. Some states have already enacted or proposed legislation to impose new or expanded fiduciary/best interest standards on broker-dealers, investment advisors and/or insurance agents providing services to retail investors. Additionally, some state regulators have recently adopted or signaled they will be pursuing rule-making in this space. For example, on August 1, 2018 the NY DFS adopted "best interest" amendments to its existing annuity suitability regulation and expanded its scope to include "in-force" recommendations and life insurance policies. Any material change to the standards governing the Company’s sales practices, including applicable state laws and regulations, could affect the Company’s business, results of operations and financial condition. See "Business—Regulation—Annuity Sales Practices."
The Company may be unable to mitigate the impact of Regulation XXX and Actuarial Guideline 38, potentially resulting in a negative impact to its capital position.
The Company has implemented reinsurance and capital management transactions to mitigate the capital impact of Regulation XXX and AG38 for certain term life insurance and universal life insurance policies with secondary guarantees. These arrangements are subject to review by state insurance regulators and rating agencies and, for any new transactions entered into in the future, are subject to AG48 as well. For those insurance policies where the Company has not implemented reinsurance and capital management transactions to mitigate the capital impact of Regulation XXX and AG38, the Company has experienced a negative impact on its financial condition and results of operations. If the Company is unable to implement solutions to mitigate the impact of in force Regulation XXX and AG38 business, this may continue to have a negative impact on its financial condition and results of operations.

Risks Related to the Business and Operations of the Company
The Company is rated by S&P, Moody’s, and A.M. Best, and a decline in ratings could adversely affect the Company’s operations.
Financial strength and claims-paying ability ratings, which various NRSROs publish as indicators of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence, competitive position and ability to market products. Such factors are important to policyholders, agents and intermediaries; however, they are not evaluations directed towards the protection of investors and are not recommendations to buy, sell or hold securities. Downgrades in NLIC and its subsidiaries’ financial strength ratings could have an adverse effect on their financial condition and certain of their results of operations in many ways, including reducing new sales and renewals of insurance products, annuities, and other investment products, adversely affecting their relationships with their sales force and independent sales intermediaries, materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders, requiring a reduction in prices to remain competitive, and adversely affecting their ability to obtain reinsurance at reasonable prices or at all.
Additionally, various NRSROs also publish credit ratings for NFS and several of its subsidiaries. Credit ratings are indicators of a debt issuer’s ability to meet the terms of debt obligations in a timely manner and are important factors in the Company’s overall funding profile and ability to access certain types of liquidity. Downgrades in the credit ratings for NFS and its subsidiaries could have an adverse effect on the Company’s financial condition and results of operations in many ways, including adversely limiting access to capital markets, potentially increasing the cost of debt, and requiring the posting of collateral.
Ratings are subject to ongoing review by A.M. Best, Moody’s, and S&P, and the maintenance of such ratings cannot be assured. If any rating is reduced from its current level, the Company’s financial position and results of operations could be adversely affected. The Company cannot predict what actions rating agencies may take, or what actions it may take in response to the actions of rating agencies, which could adversely affect its business. As with other companies in the financial services industry, the Company’s ratings could be downgraded at any time and without any notice by any NRSRO.
See "Business—Ratings" for further information on current financial strength, claims-paying ability and credit ratings.
Guarantees within certain of the Company’s and its insurance entities’ products may adversely affect the Company’s financial condition or results of operations.
The Company offers guarantees which can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees can also include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period.
NLIC remains ultimately liable for the specific guaranteed benefits and is subject to the risk that reinsurers are unable or unwilling to pay. In addition, NLIC is subject to the risk that hedging and other risk management procedures prove ineffective, or the estimates and assumptions made in connection with their use fail to reflect or correspond to the actual liability exposure, or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. These risks, individually or collectively, may have a material adverse effect on the Company’s financial condition or results of operations.
For additional information on guaranteed benefits in the Company’s products, see Note 4 to the audited consolidated financial statements included in the F pages of this report.
If the Company’s business does not perform well or if actual experience versus estimates used in valuing and amortizing DAC varies significantly, the Company may be required to accelerate the amortization of DAC, which could adversely affect the Company’s results of operations or financial condition.
NLIC and its subsidiaries incur significant costs in connection with acquiring new and renewal business. The costs that are directly related to the successful acquisition of new and renewal business are deferred and referred to as DAC. The recovery of DAC is dependent upon the future profitability of the related business. The amount of future profit or margin is primarily dependent on investment returns in excess of the amounts credited to policyholders, mortality, morbidity, persistency, interest crediting rates, dividends paid to policyholders, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables. Of these factors, the Company anticipates that investment returns are most likely to impact the rate of amortization of such costs. The aforementioned factors enter into management’s estimates of gross profits, which generally are used to amortize such costs. If the estimates of gross profits were overstated, then the amortization of such costs would be accelerated in the period the actual experience is known or when estimates are reevaluated, and would result in a charge to income. Significant or sustained equity market declines could result in an acceleration of amortization of DAC related to variable annuity and variable universal life contracts, resulting in a charge to operations. Additionally, the amortization of DAC can be affected by the change in the valuation of the Company’s variable annuity guarantees. Such adjustments could have a material adverse effect on the Company’s results of operations or financial condition.
Additional information related to the Company’s review of DAC and variable annuity guarantee assumptions is included in Note 2 to the audited consolidated financial statements, included in the F pages of this report.
An inability to access the Company’s credit facilities could have a material adverse effect on its financial condition and results of operations.
The Company maintains committed unsecured revolving credit facilities. The Company relies on these facilities as a potential source of liquidity, which could be critical in enabling it to meet its obligations as they come due, particularly during periods when alternative sources of liquidity are limited. The Company’s ability to borrow under these facilities is conditioned on the Company’s satisfaction of covenants and other requirements contained in the facilities. The Company’s failure to satisfy the requirements contained in the facilities would, among other things, restrict the Company’s access to the facilities when needed and, consequently, could have an adverse effect on the Company’s financial condition and results of operations.
Deviations from assumptions regarding future persistency, mortality, morbidity, and interest rates used in calculating reserve amounts could have a material adverse impact on the Company’s results of operations or financial condition.
The Company’s earnings significantly depend upon the extent to which the actual experience is consistent with the assumptions the Company uses in setting prices for its products and establishing liabilities for future policy benefits and claims. Such amounts are established based on estimates by actuaries of how much the Company will need to pay for future benefits and claims. The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the likelihood of death or the likelihood of survival), morbidity (likelihood of sickness or disability) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). In addition, significant changes in mortality or morbidity could emerge gradually over time, due to changes in the natural environment, including climate change, the health habits of the insured population, treatment patterns and technologies for disease or disability, the economic environment, or other factors. Actual results could differ significantly from those assumed. Although the Company may be permitted to increase premiums or adjust other charges and credits during the life of certain policies or contracts, the adjustments permitted under the terms of the policies or contracts may not be sufficient to maintain profitability or may cause the policies or contracts to lapse. For long-term care insurance products, assumptions for reserves for future policy benefits have factored in an estimate of the timing and amount of anticipated and yet to-be-filed premium increases which will require state approval. As such, significant deviations from one or more of these assumptions could result in a material adverse impact on the Company’s results of operations or financial condition.
Pricing of the Company’s insurance and deferred annuity products are also based in part upon expected persistency of these products, which is the probability that a policy or contract will remain in force from one period to the next. Persistency within the Company’s annuities business may be significantly impacted by the value of guaranteed minimum benefits contained in many of the Company’s variable annuity products being higher than current account values, in light of poor equity market performance or extended periods of low interest rates, as well as other factors. Persistency could be adversely affected generally by developments affecting client perceptions of the Company, including perceptions arising from adverse publicity. Many of the Company’s products also provide the Company’s customers with wide flexibility with respect to the amount and timing of premium deposits and the amount and timing of withdrawals from the policy’s value. Results may vary based on differences between actual and expected premium deposits and withdrawals for these products, especially if these product features are relatively new to the marketplace. The pricing of certain of the Company’s variable annuity products that contain certain living benefit guarantees is also based on assumptions about utilization rates, or the percentage of contracts that will utilize the benefit during the contract duration, including the timing of the first lifetime income withdrawal. Results may vary based on differences between actual and expected benefit utilization. The development of a secondary market for life insurance, including life settlements or "viaticals" and investor-owned life insurance, and third-party investor strategies in the annuities business, could adversely affect the profitability of existing business and the Company’s pricing assumptions for new business.

The Company’s risk management policies, practices and procedures could leave it exposed to unidentified or unanticipated risks, which could negatively affect its business or result in losses.
The Company has developed an enterprise-wide risk management framework to mitigate risk and loss to the Company, and maintains policies, procedures and controls intended to identify, measure, monitor, report and analyze the risks to which the Company is exposed. Many of the Company’s risk management strategies or techniques are based upon historical customer and market behavior, and all such strategies and techniques are based to some degree on management’s subjective judgment. The Company cannot provide assurance that its risk management framework, including the underlying assumptions or strategies, will be accurate and effective.
The risk management policies and procedures, including hedge programs at NLIC and NLAIC, utilize derivative financial instruments, and expect to do so in the future. Nonetheless, the Company’s policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected. As the Company’s businesses change and the markets in which the Company operates evolve, the Company’s risk management framework may not evolve at the same pace as those changes. As a result, there is a risk that new products or new business strategies may present risks that are not appropriately identified, monitored or managed. Additional risks and uncertainties not currently known to the Company, or that it currently deems to be immaterial, may adversely affect its business, results of operations and financial condition.
A large-scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat or acts of terrorism, or ongoing military and other actions may result in decreases in the Company’s net income, revenue, and assets under management and may adversely impact its investment portfolio.
A large-scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat or acts of terrorism within the U.S. and abroad, ongoing military and other actions, and heightened security measures in response to these types of threats may cause significant volatility and declines in the U.S., European, and other securities markets, loss of life, property damage, additional disruptions to commerce and reduced economic activity. As a result, the Company’s net income and/or revenue, and some of the assets in the Company’s investment portfolio, may be adversely affected by declines in the securities markets and economic activity.
The Company cannot predict whether or the extent to which industry sectors in which it maintains investments may suffer losses as a result of potential decreased commercial and economic activity, how any such decrease might impact the ability of companies within the affected industry sectors to pay the interest or principal on their securities, or how the value of any underlying collateral might be affected.
The Company operates in a highly competitive industry, which can significantly impact operating results.
The Company’s ability to compete is based on a number of factors including scale, service, product features, price, investment performance, commission structure, distribution capacity, financial strength ratings and name recognition. The Company competes with a large number of financial services companies such as banks, mutual funds, broker-dealers, insurers and asset managers, many of which have advantages over the Company in one or more of the above competitive factors. The Company’s revenues and profitability could be impacted negatively due to such competition. The competitive landscape in which the Company operates may be further affected by government-sponsored programs and longer term fiscal policies. Competitors that receive governmental financing or other assistance or subsidies, including governmental guarantees of their obligations, may have or obtain pricing or other competitive advantages. Competitors that are not subject to the same regulatory framework may also have a pricing advantage as a result of lower capital requirements.
See "Business—Competition" for a further description of competitive factors affecting the Company.
The Company’s products and services are complex and are frequently sold through intermediaries, and a failure of such intermediaries to properly perform services, or their misrepresentation of the Company’s products or services, could have an adverse effect on the Company’s business, results of operations and financial condition.
Many of the Company’s products and services are complex and are frequently sold through intermediaries. In particular, the Company is reliant on intermediaries in its unaffiliated distribution channels to describe and explain its products to potential customers. The intentional or unintentional misrepresentation of the Company’s products and services in advertising materials or other external communications, or inappropriate activities by the Company’s personnel or an intermediary, could adversely affect the Company’s reputation and business prospects, as well as lead to potential regulatory actions or litigation.

The Company’s business success depends, in part, on effective information technology systems and on continuing to develop and implement improvements in technology.
The Company depends in large part on technology systems for conducting business and processing claims, as well as for providing the data and analytics it utilizes to manage its business, and thus the Company’s business success is dependent on maintaining the effectiveness of existing technology systems and on continuing to develop and enhance technology systems that support its business processes and strategic initiatives in a cost- and resource- efficient manner. Some system development projects that are long-term in nature, may negatively impact the Company’s expense ratios as it invests in the projects, and may cost more to complete than the Company expects. In addition, system development projects may not deliver the benefits the Company expects once they are complete, or may be replaced or become obsolete more quickly than expected, which could result in accelerated recognition of expenses. If the Company does not effectively and efficiently manage and upgrade its technology portfolio, including with respect to the technology portfolio of its recently acquired businesses, or if the costs of doing so are higher than it expects, the Company’s ability to provide competitive services to new and existing customers in a cost effective manner and its ability to implement its strategic initiatives could be adversely impacted.
The Company faces a risk of non-availability and increased cost of reinsurance.
Market conditions beyond the Company’s control determine the availability and cost of the reinsurance protection it purchases. The Company can offer no guarantees that reinsurance will remain continuously available to it to the same extent, and with the same terms and rates, as are currently available. If the Company is unable to maintain its current level of reinsurance or purchase new reinsurance protection in amounts that it considers sufficient and at prices that it considers acceptable, the Company would either have to be willing to accept an increase in its net exposures or reduce its insurance writings. A significant reinsurer’s insolvency or inability to make payments under the terms of a reinsurance treaty could subject the Company to credit risk with respect to its ability to recover amounts due from reinsurers. Because of the risks set forth above, the Company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to it in the future at commercially reasonable rates or at all.
A breach of information security or other unauthorized data access could have an adverse impact on the Company’s business and reputation.
In the ordinary course of business, the Company collects, processes, transmits, and stores large quantities of personally identifiable information, customer financial and health information, and proprietary business information (collectively referred to herein as "Sensitive Information"). The secure processing, storage, maintenance, and transmission of this Sensitive Information are vital to the Company’s operations and business strategy. Although the Company undertakes substantial efforts to reasonably protect Sensitive Information, including internal processes and technological defenses that are preventative or detective, and other commercially reasonable controls designed to provide multiple layers of security, Sensitive Information maintained by the Company may be vulnerable to attacks by computer hackers, to physical theft by other third-party criminals, or to other compromise due to employee error or malfeasance. Attacks may include both sophisticated cyber attacks perpetrated by organized crime groups, "hactivists," or state-sponsored groups, as well as non-technical attacks ranging from sophisticated social engineering to simple extortion or threats, which can lead to access, disclosure, disruption or further attacks. Such events may expose the Company to civil and criminal liability or regulatory action, harm its reputation among customers, deter people from purchasing the Company’s products, cause system interruptions, require significant technical, legal and other remediation expenses, and otherwise have an adverse impact on its business. Third parties to whom the Company outsources certain functions are also subject to the risks outlined above, and if such a third party suffers a breach of information security involving the Company’s Sensitive Information, such breach may result in the Company incurring substantial costs and other negative consequences, including a material adverse effect on its business, financial condition, results of operations and liquidity. The Company offers no guarantees that it will be able to implement information security measures to prevent all breaches of information security.
Losses due to system failures or physical locations being unavailable to conduct business could have an adverse impact on the Company’s business and reputation.
Network, utility, telecommunications, business systems, hardware and/or software failures due to a computer virus or cyber-attack, such as a distributed denial of service attack, could prevent the Company from conducting its business for a sustained period of time. The Company’s facilities could be inaccessible due to a disaster, natural or man-made catastrophe, blackout, terrorist attack or war. Even if the Company’s employees are able to report to work, they may be unable to perform their duties for an extended period of time if the Company’s data or systems are disabled or destroyed.

There can be no assurance that the Company’s business continuation plans and insurance coverages would be effective in mitigating any negative effects on the Company’s operations or profitability, and the Company could be adversely impacted by any disruption of its ability to conduct business.
Employee error, misconduct, or excessive risks may be difficult to detect and prevent and could adversely affect the Company.
As an insurance enterprise, the Company is in the business of accepting certain risks. The associates who conduct the Company’s business, including executive officers and other members of management, sales managers, investment professionals, product managers, sales agents, and other employees, do so in part by making decisions and choices that involve exposing the Company to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining what assets to purchase for investment and when to sell them, deciding which business opportunities to pursue, and other decisions. Losses may result from, among other things, excessive risk, fraud, errors, failure to document transactions properly, failure to obtain proper internal authorization or failure to comply with regulatory requirements. Although the Company employs controls and procedures designed to monitor employees’ business decisions and prevent the Company from taking excessive risks, it is not always possible to deter or prevent employee misconduct, and the precautions the Company takes to prevent and detect this activity may not be effective in all cases. The impact of those losses and excessive risks could harm the Company’s reputation and have a material adverse effect on the Company’s financial condition and business operations.
The Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees.
There is significant competition from within the financial services and life insurance industries, and from businesses outside those industries, for qualified employees, especially those in key positions and those possessing highly specialized underwriting knowledge. The Company’s performance is largely dependent on the talents, efforts and proper conduct of highly-skilled individuals, including the Company’s senior executives. For many of the Company’s senior positions, it competes for talent not just with insurance or financial service companies, but with other large companies and other businesses. The Company’s continued ability to compete effectively in its businesses and to expand into new business areas depends on its ability to attract new employees and to retain and motivate its existing employees. If the Company is not able to successfully attract, retain, and motivate its employees, its business, financial results and reputation could be materially and adversely affected.
The Company may be subject to intellectual property risk.
The Company relies on copyright, trademark, patent and trade secret laws, as well as various contractual rights and obligations, to protect its intellectual property. Although the Company uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. The Company may resort to litigation in order to enforce its intellectual property rights. Such litigation would represent a diversion of resources that may be significant in amount, and the final outcome of any litigation cannot be predicted with certainty. The Company’s inability to successfully secure or enforce the protection of the Company’s intellectual property assets, despite the Company’s best efforts, could have a material adverse effect on its business and ability to compete.
The Company also may be subject to costly litigation in the event that another party alleges that its operations or activities infringe upon that party’s intellectual property rights. The Company may be subject to claims by third parties for alleged infringement of third-party patents, copyrights, trademarks, trade secrets or breach of any license. If the Company were found to have infringed any third-party intellectual property rights, it could incur substantial liability, and in limited circumstances could be enjoined from providing certain products or services to its customers. Alternatively, the Company could be required to enter into costly licensing arrangements with third parties to resolve any alleged intellectual property infringement claims brought by third parties.
Acquisitions and integration of acquired businesses may result in operating difficulties, unforeseen liabilities or asset impairments, and other unintended consequences.
From time to time the Company may investigate and pursue acquisition opportunities if it believes that such opportunities are consistent with its long-term objectives and that the potential rewards of an acquisition justify the risks.
The Company’s ability to achieve certain financial benefits it anticipates from the acquisition of JNF or other businesses will depend in part upon its ability to successfully grow the businesses consistent with its anticipated acquisition economics. The Company’s financial results could be adversely affected by unanticipated performance issues, unforeseen liabilities, transaction-related charges, diversion of management time and resources to acquisition integration challenges or growth strategies, loss of key employees, amortization of expenses related to intangibles, charges for impairment of long-term assets or goodwill and indemnifications.

The process of integrating an acquired company or business can be complex and costly and may create unforeseen operating difficulties and expenditures. Acquired businesses may not perform as projected, any cost savings and other synergies anticipated from the acquisition may not materialize and costs associated with the integration may be greater than anticipated. Acquired businesses may not be successfully integrated, resulting in substantial costs or delays and adversely affecting the Company’s ability to compete. Accordingly, the Company’s results of operations might be materially and adversely affected.
Consolidation of distributors of insurance products may adversely affect the insurance industry and the profitability of the Company’s business.
The Company distributes many of its individual products through other financial institutions such as banks and broker−dealers. An increase in bank and broker−dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair the Company’s ability to expand its customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to the Company.
PROPERTIES
Pursuant to an arrangement between NMIC and certain of its subsidiaries, during 2018 the Company occupied on average approximately 544,998 square feet of office space in the five-building home office complex and in other offices in central Ohio. The Company believes that its present and planned facilities are adequate for the anticipated needs of the Company.
LEGAL PROCEEDINGS
See Note 16 to the audited consolidated financial statements, included in the F pages of this report, for a discussion of legal proceedings.
MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
There is no established public trading market for NLIC’s shares of common stock. All 3,814,779 issued and outstanding shares of NLIC’s common stock are owned by NFS. NLIC did not repurchase any shares of its common stock or sell any unregistered shares of its common stock during 2018.
NLIC did not pay any dividends or return capital to NFS during 2018, 2017 or 2016.
NLIC currently does not have a formal dividend policy.
See Business – Regulation – Regulation of Dividends and Other Distributions and Risk-Based Capital for information regarding dividend restrictions.
SELECTED CONSOLIDATED FINANCIAL DATA
Five-Year Summary
Year ended or as of December 31,
(in millions)	2018	2017	2016	2015	2014
Statements of Operations Data
Total revenues	$ 5,800	$ 5,613	$ 5,039	$ 5,080	$ 3,729
Net income	$ 1,237	$ 1,309	$ 778	$ 935	$ 16
Net income attributable to NLIC	$ 1,405	$ 1,405	$ 869	$ 1,031	$ 110
Balance Sheets Data
Total assets	$179,078	$181,189	$155,638	$144,178	$143,524
Long-term debt	$ 771	$ 793	$ 707	$ 707	$ 709
Shareholder's equity	$ 11,069	$ 10,733	$ 8,878	$ 7,750	$ 7,396

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE
Forward-Looking Information
The information included herein contains certain forward-looking statements with respect to the results of operations, businesses and financial condition of the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whenever used in this report, words such as "anticipate," "estimate," "expect," "intend," "plan," "believe," "project," "target," "will," "shall," "could," "may" and other words of similar meaning are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations and involve a number of risks and uncertainties that are difficult to predict. These forward-looking statements are not a guarantee of future performance, and certain important factors that may cause actual results to differ materially from those expressed or implied in such forward-looking statements include, among others, the following possibilities:
(a)	Fluctuations in the results of operations or financial condition;
(b)	changes in underwriting and actual experience;
(c)	difficult economic and business conditions, including financial, capital and credit market conditions as a result of changes in interest rates or prolonged periods of low interest rates, equity prices, volatility, yields and liquidity in the equity and credit markets, as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, epidemics or pandemics, impacting financial markets generally and companies in the Company’s investment portfolio specifically;
(d)	the degree to which the Company chooses not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies the Company does implement;
(e)	changes in certain accounting and/or financial reporting standards issued by the FASB, SEC or other standard-setting bodies;
(f)	the inability to maintain the availability of systems and facilities in the event of a disaster, natural or man-made catastrophe, blackout, terrorist attack or war;
(g)	heightened competition that affects the cost of, and demand for, the Company’s products, specifically including the intensification of price competition, the entry of new competitors, consolidation and the development of new products by competitors;
(h)	adverse state and federal legislation and regulation, including, among other things, tax law changes impacting the federal estate tax and tax treatment of life insurance and investment products; limitations on premium levels; increases in minimum capital and reserves and other financial viability requirements; restrictions on mutual fund service fee payments; changes affecting sales practices, including investigations and/or claims handling and escheat investigations; and regulatory actions of the DOL under ERISA, in particular proposed rule-making with respect to fiduciary obligations, rule-making adopted by regulatory authorities under the Dodd-Frank Act and the Federal Deposit Insurance Act;
(i)	the inability to mitigate the capital impact associated with statutory reserving and capital requirements;
(j)	failure to maintain or expand distribution channels;
(k)	possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings;
(l)	loss of key vendor relationships or failure of a vendor to protect confidential and proprietary information;
(m)	changes in interest rates and the equity markets causing a reduction in the market value of the Company’s investment portfolio, investment income and/or asset fees; an acceleration of the amortization of DAC and other expenses; a reduction in separate account assets or a reduction in the demand for the Company’s products; increased liabilities related to living benefits and death benefit guarantees; or an impact on ultimate realizability of deferred tax assets;
(n)	outlook changes and downgrades in the financial strength and claims-paying ability ratings of the Company assigned by NRSROs;
(o)	deviations from assumptions regarding future persistency, mortality and morbidity rates (including as a result of natural and man-made catastrophes, pandemics, epidemics, malicious acts, terrorist acts and climate change), and interest rates used in calculating reserve amounts and in pricing products;

(p)	adverse results and/or resolution of litigation, arbitration, regulatory investigation and/or inquiry;
(q)	the availability, pricing and effectiveness of reinsurance;
(r)	the effectiveness of policies and procedures for managing risk;
(s)	interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems;
(t)	adverse consequences, including financial and reputational costs, regulatory problems and potential loss of customers resulting from data or other security breaches, a failure to meet privacy regulations, or the inability to protect the Company’s or customers’ confidential information;
(u)	the inability to protect intellectual property and defend against claims of infringement;
(v)	realized losses with respect to impairments of assets in the investment portfolio of the Company;
(w)	exposure to losses related to guarantee benefits on annuities, including from downturns and volatility in equity markets;
(x)	statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principles-based reserving requirements;
(y)	lack of liquidity in certain investments, access to credit facilities, or other inability to access capital; and
(z)	defaults on commercial mortgages and volatility in their performance.
The Company undertakes no commitment to revise or update any forward-looking statements as a result of new information, future events or development, except as required by law. For a more complete description of the various risks, uncertainties, and other factors that could affect future results, see Risk Factors.
Overview
The following discussion provides an assessment of the financial position and results of operations of the Company for the three years ended December 31, 2018. This discussion and analysis is based on and should be read in conjunction with the audited consolidated financial statements and related notes beginning on page F-1 of this report.
See Business – Overview for a description of the Company and its ownership structure.
See Business – Business Segments for a description of the components of each segment and a description of management’s primary profitability measure.
Revenues and Expenses
The Company earns revenues and generates cash primarily from policy charges, life insurance premiums and net investment income. Policy charges are comprised of several components including asset fees, which are earned primarily from separate account values generated from the sale of individual and group variable annuities and life insurance products and cost of insurance charges earned on all life insurance products except traditional, which are assessed on the amount of insurance in force in excess of the related policyholder account value. Policy charges also include administrative fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products and surrender fees which are charged as a percentage of premiums/deposits withdrawn during a specified period for annuity and certain life insurance contracts. Net investment income includes earnings on investments supporting fixed annuities, FHLB funding agreements, certain life insurance products and earnings on invested assets not allocated to product segments, all net of related investment expenses.
Management makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses generated by these sales are reported in net realized investment gains and losses. Also included in net realized investment gains and losses are changes in the fair values of derivatives qualifying as fair value hedges and the related changes in the fair values of hedged items, the ineffective, or excluded, portion of cash flow hedges, changes in the fair values of derivatives that do not qualify for hedge accounting treatment, change in fair value of living benefit embedded derivatives, and periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment. All charges related to other-than-temporary impairments of available-for-sale securities, specific commercial mortgage loans, other investments, and changes in the valuation allowance not related to specific commercial mortgage loans are reported in net realized investment gains and losses.

The Company’s primary expenses include interest credited to policyholder accounts, life insurance and annuity benefits, amortization of DAC and general business operating expenses. Interest credited principally relates to individual and group fixed annuities, FHLB funding agreements, certain life insurance products and changes in the fair value of the embedded derivatives within certain annuity and life insurance contracts. Life insurance and annuity benefits include policyholder benefits in excess of policyholder accounts for universal life and individual deferred annuities, and net claims and provisions for future policy benefits for traditional life insurance products and immediate annuities.
Profitability
The Company’s profitability largely depends on its ability to effectively price and manage risk on its various products, administer customer funds and control operating expenses. Lapse rates on existing contracts also impact profitability. The lapse rate and distribution of lapses affect surrender charges and impact DAC amortization assumptions when lapse experience changes significantly.
In particular, the Company’s profitability is driven by fee income on separate account products, general and separate account asset levels, and management’s ability to manage interest spread income. While asset fees are largely at guaranteed annual rates, amounts earned vary directly with the underlying performance of the separate accounts. Interest spread income is comprised of net investment income, excluding any applicable allocated charges for invested capital, less interest credited to policyholder accounts. Interest spread income can vary depending on crediting rates offered by the Company, performance of the investment portfolio, including the rate of prepayments, changes in market interest rates and the level of invested assets, the competitive environment and other factors.
In addition, life insurance profits are significantly impacted by mortality, morbidity and persistency experience. Asset impairments and the tax position of the Company also impact profitability.
Fair Value Measurements
See Note 2 to the audited consolidated financial statements, included in the F pages of this report, for details regarding the Company’s policies for fair value measurements of its assets and liabilities.
Investments
The following table summarizes the sources used in determining the fair values of fixed maturity securities, as of the dates indicated:
	December 31,
	2018	2017
Independent pricing services	85%	85%
Pricing matrices	13%	12%
Broker quotes	1%	1%
Internal pricing models	0%	1%
Other sources	1%	1%
Total	100%	100%
Level 3 investments comprised 2% of total investments measured at fair value as of December 31, 2018 and December 31, 2017.
For additional information on the inputs the Company uses in the determination of the fair value of assets and liabilities, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Credit Risk Associated with Derivatives
See Note 7 to the audited consolidated financial statements, included in the F pages of this report, for details regarding the Company’s evaluation of credit risk associated with derivatives.
Future Policy Benefits and Claims
The fair value measurements for future policy benefits and claims relate to embedded derivatives associated with contracts with guaranteed minimum accumulation benefits, certain GLWB obligations on variable annuity products that are expected to net settle, and indexed products. Embedded derivatives are internally valued. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivatives incorporate numerous unobservable assumptions including, but not limited to, mortality, lapse rates, index volatility, benefit utilization and discounting. Benefit utilization includes a wait period

(the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible) and efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes). Discounting includes liquidity and non-performance risk (the risk that the liability will not be fulfilled) and affects the value at which the liability is transferred.
See Note 7 to the audited consolidated financial statements, included in the F pages of this report, for a discussion of the net realized gains and losses recognized on living benefit embedded derivatives.
Critical Accounting Policies and Recently Issued Accounting Standards
The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.
Significant estimates include the balance and amortization of DAC, legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims, goodwill, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.
Note 2 and Note 3 to the audited consolidated financial statements, included in the F pages of this report, provide a summary of significant accounting policies and a discussion of recently issued accounting standards, respectively.
Results of Operations
2018 Compared to 2017
The following table summarizes the Company’s consolidated results of operations for the years ended:
	December 31,
(in millions)	2018	2017	Change
Revenues
Policy charges:
Asset fees	$1,102	$1,089	1%
Cost of insurance charges	679	636	7%
Administrative fees	911	777	17%
Surrender fees	57	43	33%
Total policy charges	$2,749	$2,545	8%
Premiums	695	633	10%
Net investment income	2,675	2,414	11%
Net realized investment (losses) gains, including other-than-temporary impairment losses	(340)	12	NM
Other revenues	21	9	133%
Total revenues	$5,800	$5,613	3%
Benefits and expenses
Interest credited to policyholder account values	$ 978	$1,844	(47%)
Benefits and claims	1,651	1,283	29%
Amortization of deferred policy acquisition costs	423	392	8%
Other expenses, net of deferrals	1,300	1,193	9%
Total benefits and expenses	$4,352	$4,712	(8%)
Income before federal income taxes and noncontrolling interests	$1,448	$ 901	61%
Federal income tax expense (benefit)	211	(408)	152%
Net income	$1,237	$1,309	(6%)
Loss attributable to noncontrolling interests, net of tax	168	96	75%
Net income attributable to NLIC	$1,405	$1,405	0%
The Company recorded no change in net income for the year ended December 31, 2018 compared to 2017, primarily due to an increase in net investment income, policy charges and a decrease in interest credited to policyholder account values, offset by an increase in benefits and claims, net realized investment losses and federal income tax expense.
Net investment income increased due to higher levels of investments in fixed maturity securities as a result of business-driven growth.

Increase in policy charges driven by higher administrative fees as a result of business driven growth and increases in universal life product cost of insurance charges.
The decrease in interest credited to policyholder account values was driven by lower crediting on certain fixed indexed annuity and indexed universal life products.
Benefits and claims increased due to a decline in separate account performance as a result of unfavorable market performance.
Net realized investment losses in 2018 were driven by derivative losses, compared to derivative gains in 2017.
The Company recognized a federal income tax expense of $211 million for the year ended December 31, 2018 compared to a federal income tax benefit of $408 million for the year ended December 31, 2017. The prior year benefit is primarily due to the remeasurement of deferred tax assets and liabilities as a result of the enacted tax law changes.
2017 Compared to 2016
The following table summarizes the Company’s consolidated results of operations for the years ended:
	December 31,
(in millions)	2017	2016	Change
Revenues
Policy charges:
Asset fees	$1,089	$ 975	12%
Cost of insurance charges	636	598	6%
Administrative fees	777	747	4%
Surrender fees	43	41	5%
Total policy charges	$2,545	$2,361	8%
Premiums	633	642	(1%)
Net investment income	2,414	2,139	13%
Net realized investment gains (losses), including other-than-temporary
impairment losses	12	(111)	111%
Other revenues	9	8	13%
Total revenues	$5,613	$5,039	11%
Benefits and expenses
Interest credited to policyholder account values	$1,844	$1,406	31%
Benefits and claims	1,283	1,298	(1%)
Amortization of deferred policy acquisition costs	392	433	(9%)
Other expenses, net of deferrals	1,193	998	20%
Total benefits and expenses	$4,712	$4,135	14%
Income before federal income taxes and noncontrolling interests	$ 901	$ 904	(0%)
Federal income tax benefit (expense)	408	(126)	424%
Net income	$1,309	$ 778	68%
Loss attributable to noncontrolling interests, net of tax	96	91	5%
Net income attributable to NLIC	$1,405	$ 869	62%
The Company recorded higher net income for the year ended December 31, 2017 compared to 2016, primarily due to current year federal income tax benefits, an increase in net investment income and an increase in policy charges, partially offset by higher interest credited to policyholder account values and other expenses.
The Company recognized a federal income tax benefit of $408 million for the year ended December 31, 2017 compared to a federal income tax expense of $126 million for the year ended December 31, 2016. This is primarily due to the remeasurement of deferred tax assets and liabilities as a result of the enacted tax law changes.
Net investment income increased due to higher levels of investments in fixed maturity securities as a result of business-driven growth.
The increase in policy charges was driven by higher asset fees as a result of higher average separate account values.

Interest credited to policyholder account values increased primarily due to higher valuation of indexed options in certain fixed annuity products.
Other expenses increased primarily due to business-driven growth.
Business Segments
Individual Products & Solutions
2018 Compared to 2017
The following table summarizes selected consolidated financial data for the Company’s Individual Products & Solutions segment for the years ended:
	December 31,
(in millions)	2018	2017	Change
Results of Operations
Revenues
Policy charges:
Asset fees	$ 991	$ 985	1%
Cost of insurance charges	679	636	7%
Administrative fees	896	764	17%
Surrender fees	57	43	33%
Total policy charges	$2,623	$2,428	8%
Premiums	658	596	10%
Net investment income	1,655	1,521	9%
Other revenues	2	1	100%
Total revenues	$4,938	$4,546	9%
Benefits and expenses
Interest credited to policyholder account values	$ 847	$ 783	8%
Benefits and claims	1,387	1,395	(1%)
Amortization of deferred policy acquisition costs	473	332	42%
Other expenses, net of deferrals	810	741	9%
Total benefits and expenses	$3,517	$3,251	8%
Pre-tax operating earnings	$1,421	$1,295	10%
Pre-tax operating earnings increased for the year ended December 31, 2018 compared to the year ended December 31, 2017, primarily due to higher net investment income and increase in policy charges, partially offset by higher DAC amortization and interest credited to policyholder account values.
Net investment income increased due to higher income on fixed maturity securities due to higher levels of investments as a result of business-driven growth.
The increase in policy charges during 2018 compared to 2017 was primarily attributable to higher administrative fees as a result of business driven growth.
Higher amortization of DAC was due to a favorable unlock of $10 million, pre-tax, during 2018 compared to a favorable unlock of $70 million, pre-tax, during 2017, as well as an increase in DAC amortization related to favorable guaranteed benefits unlock of $79 million.
The increase in interest credited to policyholder account values was driven by higher average general account values due to business driven growth.
2017 Compared to 2016
The following table summarizes selected consolidated financial data for the Company’s Individual Products & Solutions segment for the years ended:
December 31,
(in millions)	2017	2016	Change
Results of Operations

	December 31,
(in millions)	2017	2016	Change
Revenues
Policy charges:
Asset fees	$ 985	$ 881	12%
Cost of insurance charges	636	598	6%
Administrative fees	764	734	4%
Surrender fees	43	41	5%
Total policy charges	$2,428	$2,254	8%
Premiums	596	605	(1%)
Net investment income	1,521	1,337	14%
Other revenues	1	-	100%
Total revenues	$4,546	$4,196	8%
Benefits and expenses
Interest credited to policyholder account values	$ 783	$ 684	14%
Benefits and claims	1,395	1,245	12%
Amortization of deferred policy acquisition costs	332	432	(23%)
Other expenses, net of deferrals	741	654	13%
Total benefits and expenses	$3,251	$3,015	8%
Pre-tax operating earnings	$1,295	$1,181	10%
Pre-tax operating earnings increased for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to higher net investment income, increase in policy charges, and lower DAC amortization, partially offset by higher benefits and claims and interest credited to policyholder account values.
Net investment income increased due to higher income on fixed maturity securities due to higher levels of investments as a result of business-driven growth.
The increase in policy charges during 2017 compared to 2016 was primarily attributable to higher asset fees as a result of higher average separate account values. Also contributing to the increase are higher cost of insurance charges due to increased sales of universal life products and higher administration fees.
Lower amortization of DAC was due to a favorable unlock of $70 million, pre-tax, during 2017 compared to an unfavorable unlock of $21 million, pre-tax, during 2016.
Benefits and claims increased primarily due to higher mortality and reserves on life products as a result of continued growth of the in-force block.
The increase in interest credited to policyholder account values was driven by higher interest credited associated with higher average general account values due to business driven growth.
Retirement Plans
2018 Compared to 2017
The following table summarizes selected consolidated financial data for the Company’s Retirement Plans segment for the years ended:
	December 31,
(in millions)	2018	2017	Change
Results of Operations
Revenues
Policy charges:
Asset fees	$111	$104	7%
Administrative fees	15	13	15%
Total policy charges	$126	$117	8%
Net investment income	835	835	0%
Total revenues	$961	$952	1%

	December 31,
(in millions)	2018	2017	Change
Benefits and expenses
Interest credited to policyholder account values	$576	$557	3%
Amortization of deferred policy acquisition costs	(4)	6	(167%)
Other expenses, net of deferrals	198	194	2%
Total benefits and expenses	$770	$757	2%
Pre-tax operating earnings	$191	$195	(2%)
Pre-tax operating earnings decreased for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily due to higher interest credited to policyholder accounts partially offset by an increase in policy charges.
The increase in policy charges and interest credited to policyholder accounts was driven by higher asset fees and higher interest credited as a result of account balance growth in the public sector retirement plans business.
2017 Compared to 2016
The following table summarizes selected consolidated financial data for the Company’s Retirement Plans segment for the years ended:
	December 31,
(in millions)	2017	2016	Change
Results of Operations
Revenues
Policy charges:
Asset fees	$104	$ 94	11%
Administrative fees	13	13	0%
Total policy charges	$117	$107	9%
Net investment income	835	791	6%
Total revenues	$952	$898	6%
Benefits and expenses
Interest credited to policyholder account values	$557	$531	5%
Amortization of deferred policy acquisition costs	6	4	50%
Other expenses, net of deferrals	194	181	7%
Total benefits and expenses	$757	$716	6%
Pre-tax operating earnings	$195	$182	7%
Pre-tax operating earnings increased for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily due to an increase in net investment income, partially offset by higher interest credited to policyholder accounts and other expenses, net of deferrals.
The increase in net investment income was driven by higher income on fixed maturity securities due to higher levels of investment as a result of business-driven growth.
The increase in interest credited to policyholder accounts and other expenses, net of deferrals, was driven by higher interest credited and expenses associated with higher average general account values in the public sector retirement plans business.
Corporate and Other
2018 Compared to 2017
The following table summarizes selected consolidated financial data for the Company’s Corporate and Other segment for the years ended:
December 31,
(in millions)	2018	2017	Change
Results of Operations
Operating revenues

	December 31,
(in millions)	2018	2017	Change
Premiums	$ 37	$ 37	0%
Net investment income	185	58	219%
Other (expenses) revenues	10	9	11%
Total operating revenues	$ 232	$ 104	123%
Benefits and operating expenses
Interest credited to policyholder account values	$ 42	$ 36	17%
Other expenses, net of deferrals	223	189	18%
Total benefits and operating expenses	$ 265	$ 225	18%
Pre-tax operating loss	$ (33)	$(121)	73%
Add: certain non-operating changes in variable annuity liabilities and net realized investment (losses)[1]	$ (11)	$(318)	97%
Add: adjustment to amortization of DAC and other related expenses related to non-operating changes in variable annuities and net realized gains and losses	48	(54)	(189%)
Add: net loss attributable to noncontrolling interests	(168)	(96)	(75%)
Loss from continuing operations before federal income tax (expense) benefit	$(164)	$(589)	72%
[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to certain product hedges).
This segment recorded a lower pre-tax operating loss during the year ended December 31, 2018 compared to the year ended December 31, 2017 due to higher investment income and lower other expenses, net of deferrals.
Net investment income increased due to higher income on fixed maturity securities and alternative investments due to higher average balances and increased returns.
Other expenses, net of deferrals decreased primarily due to lower contingent suit accruals and settlement expenses.
See Note 6 of the audited consolidated financial statements, included in the F pages of this report, for additional information on net realized investment gains (losses).
2017 Compared to 2016
The following table summarizes selected consolidated financial data for the Company’s Corporate and Other segment for the years ended:
	December 31,
(in millions)	2017	2016	Change
Results of Operations
Operating revenues
Premiums	$ 37	$ 37	0%
Net investment income	58	11	427%
Other revenues	9	14	(36%)
Total operating revenues	$ 104	$ 62	68%
Benefits and operating expenses
Interest credited to policyholder account values	$ 36	$ 30	20%
Other expenses, net of deferrals	189	107	77%
Total benefits and operating expenses	$ 225	$ 137	64%
Pre-tax operating loss	$(121)	$ (75)	(61%)
Add: certain non-operating changes in variable annuity liabilities and net realized investment (losses)[1]	$(318)	$(299)	(6%)
Add: adjustment to amortization of DAC and other related expenses related to non-operating changes in variable annuities and net realized gains and losses	(54)	6	NM
Add: net loss attributable to noncontrolling interests	(96)	(91)	(5%)
Loss from continuing operations before federal income tax (expense)	$(589)	$(459)	(28%)
[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to certain product hedges).

This segment recorded a higher pre-tax operating loss during the year ended December 31, 2017 compared to the year ended December 31, 2016 due to higher other expenses, net of deferrals, partially offset by higher net investment income.
Other expenses, net of deferrals increased primarily due to corporate citizenship.
Net investment income increased due to reduced amortization on tax credit funds.
See Note 6 of the audited consolidated financial statements, included in the F pages of this report, for additional information on net realized investment gains (losses).
Liquidity and Capital Resources
Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs.
The Company’s capital structure consists of short-term debt, long-term debt and shareholder’s equity. The following table summarizes the Company’s capital structure as of the dates indicated:
	December 31,
(in millions)	2018	2017	2016
Short-term debt	$ 407	$ -	$ 300
Long-term debt	771	793	707
Total Debt	$ 1,178	$ 793	$1,007
Shareholder's equity, excluding accumulated other comprehensive (loss) income	$11,272	$ 9,425	$8,252
Accumulated other comprehensive (loss) income	(203)	1,308	626
Total shareholder's equity	$11,069	$10,733	$8,878
Total capital	$12,247	$11,526	$9,885
A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company attempts to mitigate this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company’s general account and monitoring and matching anticipated cash inflows and outflows.
For individual annuity products, surrender charges generally are calculated as a percentage of deposits and are assessed at declining rates during the first seven years after a deposit is made.
For group annuity products, surrender charge amounts and periods can vary significantly depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, the majority of general account group annuity reserves are subject to a market value adjustment at withdrawal.
Life insurance policies are less susceptible to withdrawal than annuity products, because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.
The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company reviews its short-term and long-term projected sources and uses of funds, investment and cash flow assumptions underlying these projections. The Company periodically adjusts to its investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.
Given the Company’s historical cash flows from operating and investing activities and current financial results, the Company believes that cash flows from activities over the next year will provide sufficient liquidity for the operations of the Company and sufficient funds for interest payments.
Debt
See Notes 11 and 12 to the audited consolidated financial statements, included in the F pages of this report, for details regarding the Company’s usage of short-term and long-term debt, respectively.
Guarantees
See Note 2 to the audited consolidated financial statements, included in the F pages of this report, for a description of the potential impact on liquidity of the Company’s Low-Income-Housing Tax Credit Funds.

Contractual Obligations and Commitments
The following table summarizes the Company’s contractual obligations and commitments as of December 31, 2018 expected to be paid in the periods presented. Payment amounts reflect the Company’s estimate of undiscounted cash flows related to these obligations and commitments. Balance sheet amounts were determined in accordance with GAAP and may differ from the summation of undiscounted cash flows. The most significant difference relates to future policy benefits for life and health insurance, which include discounting.
	Payments due by period					Amount per balance sheet
(in millions)	Less 1 than year	1-3 years	3-5 years	More than 5 years	Total
Debt [1]:
Short-term	$ 408	$ -	$ -	$ -	$ 408	$ 407
Long-term	82	137	120	1,162	1,501	771
Subtotal	$ 490	$ 137	$ 120	$ 1,162	$ 1,909	$ 1,178
Purchase and lending commitments:
Fixed maturity securities	$ 377	$ -	$ -	$ -	$ 377	$ -
Mortgage loans	11	-	-	-	11	-
Limited partnerships[2]	750	-	-	-	750	7
Equity securities	15	-	-	-	15	-
Subtotal	$ 1,153	$ -	$ -	$ -	$ 1,153	$ 7
Future policy benefits and claims[3,4,5,6]
Fixed annuities and fixed option guarantees on variable annuities	$ 4,237	$ 6,042	$ 4,303	$ 9,521	$ 24,103	$22,507
Life insurance	1,296	2,690	2,886	47,915	54,787	16,770
Single premium immediate annuities	554	1,012	840	4,327	6,733	4,268
Group pension deferred fixed annuities	2,132	4,031	3,381	12,992	22,536	19,648
Funding agreements and accident & health insurance[7]	1,476	1,462	289	176	3,403	2,881
Subtotal	$ 9,695	$15,237	$11,699	$74,931	$111,562	$66,074
Cash collateral[8,9]
Cash collateral on securities lending	$ 195	$ -	$ -	$ -	$ 195	$ 195
Cash collateral on derivative transactions	508	-	-	-	508	508
Subtotal	$ 703	$ -	$ -	$ -	$ 703	$ 703
Total	$12,041	$15,374	$11,819	$76,093	$115,327	$67,962
[1]	No contractual provisions exist that could create, increase or accelerate those obligations presented. The amount presented includes contractual principal payments and interest based on rates in effect on December 31, 2018.
[2]	Limited partnerships are related to investments in Private Equity, Real Estate, Private Debt and Tax Credit Partnerships. Call dates for the obligations are either date- or event-specific. For date-specific obligations, the Company is required to fund a specified amount on a stated date provided there are no defaults under the agreement. For event-specific obligations, the Company is required to fund a specified amount of its capital commitment upon request from the Investee throughout the life of the Partnership.
[3]	A significant portion of policy contract benefits and claims to be paid do not have stated contractual maturity dates and may not result in any ultimate payment obligation. Amounts reported represent estimated undiscounted cash flows out of the Company’s general account related to death, surrender, annuity and other benefit payments under policy contracts in force at December 31, 2018. Separate account payments are not reflected due to the matched nature of these obligations and because the contract owners bear the investment risk of such deposits. Estimated payment amounts were developed based on the Company’s historical experience and related contractual provisions. Significant assumptions incorporated in the reported amounts include future policy lapse rates (including the impact of customer decisions to make future premium payments to keep the related policies in force); coverage levels remaining unchanged from those provided under contracts in force at December 31, 2018; future interest crediting rates; and estimated timing of payments. Actual amounts will vary, potentially by a significant amount, from the amounts indicated due to deviations between assumptions and actual results and the addition of new business in future periods.
[4]	Contractual provisions exist which could adjust the amount and/or timing of those obligations reported. Key assumptions related to payments due by period include customer lapse and withdrawal rates (including timing of death), exchanges to and from the fixed and separate accounts of the variable annuities, claim experience with respect to guarantees, and future interest crediting levels. Assumptions for future interest crediting levels were made based on processes consistent with the Company’s past practices, which are at the discretion of the Company, subject to guaranteed minimum crediting rates in many cases and/or subject to contractually obligated increases for specified time periods. Many of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of deposits made and are assessed at declining rates during the first seven years after a deposit is made. Amounts disclosed include an estimate of those accelerated payments, net of applicable surrender charges. See Note 2 to the audited consolidated financial statements, included in the F pages of this report for a description of the Company’s method, for establishing life and annuity reserves in accordance with GAAP.
[5]	Certain assumptions have been made about mortality experience and retirement patterns in the amounts reported. Actual deaths and retirements may differ significantly from those projected, which could cause the timing of the obligations reported to vary significantly. In addition, contractual surrender provisions exist on an immaterial portion of these contracts that could accelerate those obligations presented. Amounts disclosed do not include an estimate of those accelerated payments. Most of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of the commuted value of the remaining term certain benefit payments and are assessed at declining rates during the first seven policy years.
[6]	Contractual provisions exist that could increase those obligations presented. The process for determining future interest crediting rates, as described in Note 2 above, was used to develop the estimates of payments due by period.
[7]	Health reserves are immaterial and are reflected in the less than one year column.
[8]	Since the timing of the return is uncertain, these obligations have been reflected in payments due in less than one year.
[9]	The table above excludes certain derivative liabilities. For more information on these instruments see Characteristics of Interest Rate Sensitive Financial Instruments. Reserves on guaranteed benefit annuity programs and indexed annuity and insurance products are included in future policy benefits and claims in the table above.
Investments
General
The Company’s assets are divided into separate account and general account assets. Of the Company’s total assets, $97.1 billion (54%) and $105.6 billion (58%) were held in separate accounts as of December 31, 2018 and 2017, respectively. As of December 31, 2018 and 2017, the Company held $82.0 billion (46%) and $75.6 billion (42%) in general accounts, respectively, including $70.5 billion of general account investments as of December 31, 2018 compared to $65.1 billion as of December 31, 2017.
Separate account assets primarily consist of investments made with deposits from the Company’s variable annuity and variable life insurance business. Most separate account assets are invested in various mutual funds. After deducting fees or expense charges, the investment performance in the Company’s separate account assets is passed through to the Company’s customers.
The following table summarizes the Company’s consolidated general account investments by asset category, as of the dates indicated:
	December 31, 2018		December 31, 2017
(in millions)	Carrying value	% of total	Carrying value	% of total
Fixed maturity securities, available-for-sale	$53,337	76%	$50,201	77%
Mortgage loans, net of allowance	12,379	17%	10,929	17%
Policy loans	1,015	1%	1,030	2%
Short-term investments	1,892	3%	1,406	2%
Other investments	1,891	3%	1,493	2%
Total	$70,514	100%	$65,059	100%
See Note 6 to the audited consolidated financial statements, included in the F pages of this report, for further information regarding the Company’s investments.
Available-for-Sale Securities
Refer to Note 6 to the audited consolidated financial statements, included in the F pages of this report, for information regarding the nature of the Company’s portfolio of available-for-sale securities, and to Note 2 for the methodology and inputs used in evaluating whether the securities are other-than-temporarily impaired.
Collateral Exposure
The Company’s portfolio of residential mortgage-backed securities is comprised of investments securitized by the cash flows of residential mortgage loans with four primary collateral characteristics: government agency, prime, Alt-A and sub-prime.

The Company considers Alt-A collateral to be residential mortgages whose underwriting standards do not qualify the mortgage for prime financing terms. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower’s financial information, debt-to-income ratios above normal lending limits, loan-to-value ("LTV") ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization ("FICO") scores, and the lender typically charges a slightly higher interest rate for such mortgages.
The Company considers sub-prime collateral to be residential mortgages that are first or second-lien mortgage loans issued to borrowers that cannot qualify for prime or Alt-A financing terms, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. The Company considers prime collateral to be mortgages whose underwriting standards qualify the mortgage for regular conforming or jumbo loan programs. In addition, government agency collateral is considered to be mortgages securitized by government agencies both implicitly and explicitly backed by the full faith and credit of the U.S. Government.
The following table summarizes the distribution by collateral classification of the Company’s general account residential mortgage-backed securities as of December 31, 2018:
(in millions)	Amortized cost	Fair value	% of fair value total
Government agency	$2,101	$2,112	75%
Prime	153	156	6%
Alt-A	334	342	12%
Sub-prime	209	213	7%
Total	$2,797	$2,823	100%
The following table summarizes the distribution by rating (based on the Company’s standard rating) and origination year, respectively, of the Company’s general account residential mortgage-backed securities as of December 31, 2018:
	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ -	$ -	0%	$ 34	$ 35	16%
AA	163	175	52%	141	152	71%
A	44	44	13%	8	7	4%
BBB	27	29	8%	-	-	0%
BB and below	100	94	27%	26	19	9%
Total	$334	$342	100%	$209	$213	100%
Pre-2006	$188	$187	55%	$149	$151	71%
2006	90	97	28%	26	28	13%
2007	55	57	17%	4	4	2%
2008	-	-	0%	-	-	0%
2009-2018	1	1	0%	30	30	14%
Total	$334	$342	100%	$209	$213	100%
The following table summarizes the distribution by collateral classification of the Company’s general account residential mortgage-backed securities as of December 31, 2017:
(in millions)	Amortized cost	Fair value	% of fair value total
Government agency	$1,936	$1,991	69%
Prime	208	212	7%
Alt-A	400	414	14%
Sub-prime	244	255	10%
Total	$2,788	$2,872	100%

The following table summarizes the distribution by rating (based on the Company’s standard rating) and origination year, respectively, of the Company’s general account residential mortgage-backed securities as of December 31, 2017:
	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ 7	$ 7	2%	$ 11	$ 12	5%
AA	183	200	48%	208	223	88%
A	62	63	15%	3	3	1%
BBB	7	7	2%	2	1	1%
BB and below	141	137	33%	20	16	5%
Total	$400	$414	100%	$244	$255	100%
Pre-2005	$227	$230	56%	$211	$216	85%
2005	107	116	28%	29	36	14%
2006	64	66	16%	4	3	1%
2007	-	-	0%	-	-	0%
2008-2017	2	2	0%	-	-	0%
Total	$400	$414	100%	$244	$255	100%
The following table summarizes the Company’s general account commercial mortgage-backed securities and asset-backed securities collateral by rating (based on the Company’s standard rating), as of the dates indicated:
	Amortized cost				Fair value
(in millions)	AAA	AA	A and below	Total	AAA	AA	A and below	Total
December 31, 2018:
Commercial mortgage-backed securities	$1,337	200	194	$1,731	$1,334	196	191	$1,721
Asset-backed securities	1,374	845	575	2,794	1,366	834	581	2,781
Total	$2,711	$1,045	$769	$4,525	$2,700	$1,030	$772	$4,502
December 31, 2017:
Commercial mortgage-backed securities	$ 823	$ 149	$182	$1,154	$ 832	$ 146	$183	$1,161
Asset-backed securities	1,354	579	533	2,466	1,359	579	548	2,486
Total	$2,177	$ 728	$715	$3,620	$2,191	$ 725	$731	$3,647
Commercial Mortgage Loans, Net of Allowance
As of December 31, 2018, general account commercial mortgage loans were $12.4 billion (18%) of the carrying value of consolidated general account investments, compared to $10.9 billion (17%) as of December 31, 2017. Commercial mortgage loans represent 100% of the total mortgage loan portfolio as of December 31, 2018 and 2017, respectively. Commitments to fund commercial mortgage loans of $11 million were outstanding as of December 31, 2018 compared to $149 million as of December 31, 2017.
The table below summarizes the carrying values of commercial mortgage loans by regional exposure and property type, as of the dates indicated:
(in millions)	Office	Industrial	Retail	Apartment	Hotel	Other	Total
December 31, 2018
Mortgage loans:
New England	$188	$ 3	$179	$ 99	$ -	$25	$ 494
Middle Atlantic	283	98	583	391	64	-	1,419
East North Central	584	185	445	847	23	37	2,121
West North Central	43	62	112	310	-	-	527
South Atlantic	187	234	890	1,204	42	53	2,610
East South Central	49	84	109	124	-	-	366
West South Central	15	270	216	625	-	-	1,126
Mountain	194	201	250	309	17	6	977

(in millions)	Office	Industrial	Retail	Apartment	Hotel	Other	Total
Pacific	649	754	520	757	94	3	2,777
Total amortized cost	$2,192	$1,891	$3,304	$4,666	$240	$124	$12,417
Total valuation allowance	$ (9)	$ (4)	$ (8)	$ (17)	$ (1)	$ -	$ (39)
Total mortgage loans, net of allowance							$12,378
December 31, 2017
Mortgage loans:
New England	$ 86	$ 4	$ 149	$ 100	$ -	$ 25	$ 364
Middle Atlantic	155	102	442	280	65	1	1,045
East North Central	512	196	425	729	24	39	1,925
West North Central	33	65	129	306	-	-	533
South Atlantic	206	224	812	954	43	111	2,350
East South Central	55	86	106	143	-	-	390
West South Central	54	166	236	638	-	-	1,094
Mountain	151	203	215	291	17	-	877
Pacific	500	537	485	763	96	4	2,385
Total amortized cost	$1,752	$1,583	$2,999	$4,204	$245	$180	$10,963
Total valuation allowance	$ (6)	$ (4)	$ (7)	$ (14)	$ (2)	$ (1)	$ (34)
Total mortgage loans, net of allowance							$10,929
The Company’s largest exposure to any single borrower, region and property type was 1%, 22% and 38%, as of December 31, 2018 and 2017, respectively.
As of December 31, 2018 and 2017, the Company’s commercial mortgage loans classified as delinquent, foreclosed and restructured were immaterial as a percentage of the total mortgage loan portfolio.
See Note 6 to the audited consolidated financial statements, included in the F pages of this report, for further details regarding the Company’s investments in mortgage loans.
Credit Quality Information
Given current portfolio exposures and market conditions, the Company considers commercial mortgage loans that are secured by office, industrial, and hotel collateral to be higher-risk property types than those secured by multi-family and retail properties. Hotels have room rates that are short-term in length and can be adjusted quickly, which can lead to increased volatility, default risk and loss severity. The industrial (particularly flex-industrial) and office property types have experienced downsizing, consolidation, and functional obsolescence of space resulting in lower occupancies, which along with high tenant improvement and leasing costs (office properties), can put pressure on cash flows.
Commercial mortgage loans with LTV ratios greater than 90% or DSC ratios less than 1.00x are considered higher-risk regardless of property type. The Company’s commercial mortgage loan portfolio exposure to higher-risk LTV and DSC ratios are immaterial. Other collateral characteristics that are monitored include, but are not limited to: increases in vacancies or concessions, falling rental rates, and future (short-term) lease expirations.
Multi-family and retail property types are the Company’s largest commercial mortgage loan exposures. Apartment demand remains at good levels, although high-end apartment supply is increasing in some markets, driving more concessions. Historically, apartments have the lowest loss severity. Retail, despite select weakness due to bankruptcies, stronger competition from on-line retailers, and store closures, has benefitted from stable consumer confidence evidenced by increased occupancies and increasing rents in most markets.
The following table provides relevant asset quality information on these high-risk categories of commercial mortgage loans, as of the dates indicated:
(in millions)	Office	Industrial	Hotel	Other high-risk	Total portfolio	% of total
December 31, 2018
Total valuation allowance	$ 6	$ 4	$1	$5	$ 35	46%
Refinanced loans[1]	$222	$179	$9	$ -	$1,017	40%
Modified loans[2]	$ -	$ 18	$ -	$ -	$ 18	100%

(in millions)	Office	Industrial	Hotel	Other high-risk	Total portfolio	% of total
December 31, 2017
Total valuation allowance	$ 6	$ 4	$ 2	$2	$ 34	41%
Refinanced loans[1]	$233	$228	$10	$ -	$1,102	43%
Modified loans[2]	$ -	$ 18	$ -	$ -	$ 19	99%
[1]	Includes all loans refinanced at any time during the term of the loan.
[2]	Includes all loans modified at any time during the term of the loan.
As noted above, an individual commercial mortgage loan’s LTV ratio is an additional indicator of risk and the calculation of this ratio utilizes certain assumptions and estimates made by the Company. The LTV ratio is calculated as a ratio of the amortized cost of the subject loans to the fair value of the underlying real estate collateral. The collateral value component is determined based on the Company’s view of normalized property operating income for the real estate divided by the prevailing market capitalization rates. In determining the normalized property operating income, the Company relies upon the most recent property operating statement information, and makes certain assumptions of future property rental income, property expenses, and expectations for vacancies, among other items. The Company’s practice is to obtain external appraisals during the initial underwriting of the loan.
The Company’s practice is to obtain updated property operating statements at least on an annual basis. The Company performs an annual internal valuation of each property, based on these property operating statements.
The following table represents the amortized cost (excluding valuation allowances) and average LTV ratio of commercial mortgage loans considered high-risk by property region, as of the dates indicated:
	Office		Industrial		Hotel		Other high-risk
(in millions)	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV
December 31, 2018
New England	$ 188	57%	$ 3	31%	$ -	-	$ -	-
Middle Atlantic	283	58%	98	46%	64	51%	-	-
East North Central	584	63%	185	60%	23	43%	31	97%
West North Central	43	67%	62	52%	-	-	70	97%
South Atlantic	187	61%	234	57%	42	53%	22	96%
East South Central	49	59%	84	60%	-	-	-	-
West South Central	15	63%	270	59%	-	-	-	-
Mountain	194	55%	201	57%	17	40%	-	-
Pacific	649	48%	754	54%	94	44%	-	-
Total	$2,192	57%	$1,891	56%	$240	50%	$123	95%
December 31, 2017
New England	$ 86	59%	$ 4	35%	$ -	-	$ -	-
Middle Atlantic	155	54%	102	51%	65	65%	-	-
East North Central	512	59%	196	60%	24	75%	73	91%
West North Central	33	71%	65	58%	-	-	-	-
South Atlantic	206	58%	224	59%	43	62%	22	96%
East South Central	55	64%	86	62%	-	-	-	-
West South Central	54	68%	166	55%	-	-	11	95%
Mountain	151	58%	203	58%	17	40%	-	-
Pacific	500	50%	537	53%	96	47%	-	-
Total	$1,752	56%	$1,583	56%	$245	58%	$106	93%
For additional information on the Company’s valuation allowance on commercial mortgage loans, as well as non-accrual and delinquent status loans, see Note 2 and Note 6 to the audited consolidated financial statements, included in the F pages of this report.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market Risk Sensitive Financial Instruments
The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in interest rates and equity markets. The following discussion focuses on specific interest rate, foreign currency and equity market risks to which the Company is exposed and describes strategies used to manage these risks. This discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.
Interest Rate Risk
Fluctuations in interest rates can impact the Company’s earnings, cash flows and the fair value of its assets and liabilities. In a declining interest rate environment, the Company may be required to reinvest the proceeds from maturing and prepaying investments at rates lower than the overall portfolio yield, which could reduce future interest spread income. In addition, minimum guaranteed crediting rates on certain life and annuity contracts could prevent the Company from lowering its interest crediting rates to levels commensurate with prevailing market interest rates, resulting in a reduction to the Company’s interest spread income.
The following table presents account values by range of minimum guaranteed crediting rates and the current weighted average crediting rates for certain of the Company’s products, as of the dates indicated:
	Individual Products & Solutions[1]		Retirement Plans[2]
(in millions)	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate
December 31, 2018
Minimum guaranteed crediting rate of 3.51% or greater	$ 988	4.13%	$ 88	4.05%
Minimum guaranteed crediting rate of 3.01% to 3.50%	$ 407	3.60%	$14,172	3.26%
Minimum guaranteed crediting rate of 2.01% to 3.00%	$7,961	3.10%	$ 2,597	2.80%
Minimum guaranteed crediting rate of 0.01% to 2.00%	$2,913	1.99%	$ 1,070	2.24%
No minimum guaranteed crediting rate[3]	$ 733	2.84%	$ 1,305	2.29%
December 31, 2017
Minimum guaranteed crediting rate of 3.51% or greater	$1,023	4.13%	$ 105	4.06%
Minimum guaranteed crediting rate of 3.01% to 3.50%	$ 418	3.55%	$13,923	3.32%
Minimum guaranteed crediting rate of 2.01% to 3.00%	$7,969	3.09%	$ 2,145	2.94%
Minimum guaranteed crediting rate of 0.01% to 2.00%	$3,141	1.85%	$ 1,414	2.06%
No minimum guaranteed crediting rate[3]	$ 782	3.43%	$ 1,169	1.99%
[1]	Includes individual fixed annuity products, universal life products and the fixed investment options selected within variable annuity, variable life and indexed products.
[2]	Includes group fixed annuity products.
[3]	Includes certain products with a stated minimum guaranteed crediting rate of 0%.
The Company attempts to mitigate this risk by managing the maturity and interest-rate sensitivities of assets to be consistent with those of liabilities. In recent years, management has taken actions to address low interest rate environments and the resulting impact on interest spread margins, including reducing commissions on fixed annuity sales, launching new products with new guaranteed rates, issuing contract amendments with new guaranteed rates on certain group fixed annuity products, discontinuing the sale of its annual reset fixed annuities and invoking contractual provisions that limit the amount of variable annuity deposits allocated to the guaranteed fixed option. In addition, the Company adheres to a strict discipline of setting interest crediting rates on new business at levels believed to be adequate to provide returns consistent with management expectations.
A rising interest rate environment could also result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities had a weighted average maturity of approximately nine years as of December 31, 2018. Therefore, a change in portfolio yield will lag changes in market interest rates. This lag increases if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If unable to fund surrenders with cash flow from its operations, the Company might need to sell assets, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges and/or market value adjustments at the time of surrender, and by managing the maturity and interest-rate sensitivities of assets to approximate those of liabilities.
The Company issues a variety of insurance products that expose the Company to equity risks, including variable annuity products with guaranteed benefit features and fixed life and annuity products with indexed features. See Equity Market Risk for further explanation.
Asset/Liability Management Strategies to Manage Interest Rate Risk
The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each line of business has an investment policy based on its specific characteristics. The policy establishes asset maturity and duration, quality and other relevant guidelines.
An underlying pool or pools of investments support each general account line of business. These pools consist of whole assets purchased specifically for the underlying line of business. In general, assets placed in any given portfolio remain there until they mature (or are called), but active management of specific securities and sectors may result in portfolio turnover or transfers among the various portfolios.
Investment strategies are executed by dedicated investment professionals based on the investment policies established for the various pools. To assist them in this regard, they receive periodic projections of investment needs from each line’s management team. Line of business management teams, investment portfolio managers and finance professionals periodically evaluate how well assets purchased and the underlying portfolio match the underlying liabilities for each line. In addition, sophisticated Asset/Liability Management models are employed to project the assets and liabilities over a wide range of interest rate scenarios to evaluate the efficacy of the strategy for a line of business.
Using this information, in conjunction with each line’s investment strategy, actual asset purchases or commitments are made. In addition, plans for future asset purchases are formulated when appropriate. This process is repeated frequently so that invested assets for each line match its investment needs as closely as possible. The primary objectives are to ensure that each line’s liabilities are invested in accordance with its investment strategy and that over- or under- investment is minimized.
As part of this process, the investment portfolio managers provide each line’s management team with forecasts of anticipated rates that the line’s future investments are expected to produce. This information, in combination with yields attributable to the line’s current investments and its investment "rollovers," gives the line management team data to use in computing and declaring interest crediting rates for their lines of business.
The Company’s risk management process includes modeling both the assets and liabilities over multiple stochastic scenarios, as well as certain deterministic scenarios. The Company considers a range of potential policyholder behavior as well as the specific liability crediting strategy. This analysis, combined with appropriate risk tolerances, drives the Company’s investment policy.
Use of Derivatives to Manage Interest Rate Risk
See Note 7 to the audited consolidated financial statements, included in the F pages of this report, for a discussion of the Company’s use of derivatives to manage interest rate risk.
Characteristics of Interest Rate Sensitive Financial Instruments
The tables below provide information about the Company’s financial instruments as of December 31, 2018 that are sensitive to changes in interest rates. Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities, are not included in the table.
	Estimated year of maturities/repayments							Fair Value
(in millions)	2019	2020	2021	2022	2023	There- after	Total	2018	2017
Assets
Fixed maturity securities:
Corporate bonds:
Principal	$1,503	$1,632	$2,290	$2,365	$2,227	$31,974	$41,991	$41,233	$39,441
Weighted average interest rate	4.90%	4.27%	4.10%	3.83%	3.88%	4.13%	4.13%
Mortgage and other asset-backed securities:

	Estimated year of maturities/repayments							Fair Value
(in millions)	2019	2020	2021	2022	2023	There- after	Total	2018	2017
Principal	$ 121	$ 84	$ 156	$ 119	$ 71	$6,771	$ 7,322	$ 7,325	$ 6,519
Weighted average interest rate	2.54%	3.57%	2.88%	2.87%	3.84%	3.96%	3.89%
Other fixed maturity securities:
Principal	$ 141	$ 111	$ 86	$ 109	$ 163	$3,875	$ 4,485	$ 4,779	$ 4,241
Weighted average interest rate	6.44%	2.81%	4.76%	5.71%	4.17%	4.76%	4.77%
Mortgage loans:
Principal	$ 194	$ 346	$ 482	$ 574	$ 854	$9,968	$12,418	$12,167	$10,876
Weighted average interest rate	5.03%	5.03%	4.95%	4.61%	4.11%	4.05%	4.15%
Liabilities
Individual deferred fixed annuities:
Principal	$3,587	$2,704	$2,115	$1,764	$1,450	$7,099	$18,719	$18,957	$15,124
Weighted average crediting rate	2.56%	2.63%	2.66%	2.68%	2.72%	2.30%
Group pension deferred fixed annuities:
Principal	$2,326	$1,932	$1,835	$1,734	$1,517	$9,954	$19,298	$17,711	$16,648
Weighted average crediting rate	2.67%	2.52%	2.47%	2.43%	2.45%	2.48%
Funding agreements:
Principal	$ 333	$1,631	$ 578	$ 105	$ 123	$ 59	$ 2,829	$ 2,516	$ 2,009
Weighted average crediting rate	2.42%	2.02%	2.41%	2.70%	2.95%	2.39%
Immediate annuities:
Principal	$ 217	$ 167	$ 124	$ 89	$ 65	$ 183	$ 845	$ 910	$ 930
Weighted average crediting rate	4.63%	4.65%	4.68%	4.72%	4.74%	4.74%
Short-term debt:
Principal	$ 407	$ -	$ -	$ -	$ -	$ -	$ 407	$ 407	$ -
Weighted average interest rate	0.42%
Long-term debt:
Principal	$ 27	$ 13	$ 16	$ 6	$ 6	$ 706	$ 774	$ 999	$ 1,070
Weighted average interest rate	7.10%	7.31%	7.40%	7.53%	7.57%	7.54%	7.49%

	Estimated year of maturities/repayments							2018 Fair value	2017 Fair value
(in millions, except settlement prices)	2019	2020	2021	2022	2023	There- after	Total
Derivative Financial Instruments Swaps:
Pay fixed/receive variable:
Notional value	$ -	$ -	$ -	$ 6	$ -	$ -	$ 6	$ (1)	$ (73)
Weighted average pay rate	5.30%	5.30%
Weighted average receive rate[1]		2.70%	2.70%
Pay variable/receive fixed:
Notional value	$ -	$ -	$ -	$ -	$ -	$ 216	$ 216	$ 23	$ 33
Weighted average pay rate[1]	2.00%	2.00%
Weighted average receive rate	4.80%	4.80%
Pay fixed/receive fixed:
Notional value	$ -	$ -	$ 67	$ 64	$ 87	$1,819	$ 2,037	$ 60	$ (41)
Weighted average pay rate	4.90%	1.80%	2.00%	2.60%	2.60%
Weighted average receive rate	5.40%	3.60%	4.00%	4.00%	4.00%
Embedded derivatives[2]:	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$(641)	$ (996)
Option contracts
Long positions:
Contract amount/notional value	$5,615	$5,381	$6,644	$ -	$ -	$ -	$17,640	$ 438	$1,070
Weighted average settlement price	$ 864	$ 341	$ 330	$ -	$ -	$ -	$ 503
Future contracts:
Treasury futures
Longs:
Contract amount/notional value	$ 446	$ -	$ -	$ -	$ -	$ -	$ 446	$ -	$ -

	Estimated year of maturities/repayments							2018 Fair value	2017 Fair value
(in millions, except settlement prices)	2019	2020	2021	2022	2023	There- after	Total
Weighted average transaction price	$ 110	$-	$-	$-	$-	$-	$ 110
Shorts:
Contract amount/notional value	$ 35	$-	$-	$-	$-	$-	$ 35	$-	$-
Weighted average transaction price	$ 123	$-	$-	$-	$-	$-	$ 123
Equity futures
Longs:
Contract amount/notional value	$ 338	$-	$-	$-	$-	$-	$ 338	$-	$-
Weighted average transaction price	$2,466	$-	$-	$-	$-	$-	$2,466
Shorts:
Contract amount/notional value	$2,648	$-	$-	$-	$-	$-	$2,648	$-	$-
Weighted average transaction price	$2,200	$-	$-	$-	$-	$-	$2,200
[1]	Variable rates are generally based on 1, 3, or 6-month U.S. LIBOR and reflect the effective rate as of December 31, 2018.
[2]	Amounts include indexed interest credit options that have maturities ranging from one to three years.
Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table on the preceding page are as follows:
Mortgage and other asset-backed securities: The year of maturity is determined based on the terms of the securities and the current estimated rate of prepayment of the underlying pools of mortgages or assets. The Company limits its exposure to prepayments by purchasing less volatile types of mortgage-backed securities and asset-backed securities investments.
Corporate bonds and other fixed maturity securities and mortgage loans: The maturity year is that of the security or loan.
Individual deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Individual deferred fixed annuities are certain individual annuity contracts, which are also subject to surrender charges calculated as a percentage of the deposits made and assessed at declining rates during the first seven years after a deposit is made. Individual deferred fixed annuity policy reserves of $0.7 billion and $0.8 billion were in participating group annuity contracts where the crediting rate is guaranteed for a set term in 2018 and 2017, respectively. Individual deferred fixed annuity general account liabilities totaling $18.6 billion and $13.8 billion as of December 31, 2018 and 2017, respectively, were in contracts where the crediting rate is reset periodically with portions resetting in each calendar quarter, and $448 million that reset annually in 2018 compared to $490 million in 2017. Individual fixed annuity policy reserves of $1.0 billion in 2018 and $1.3 billion in 2017 were in contracts that adjust the crediting rate every five years. Individual deferred fixed annuity policy reserves of $193 million in 2018 were in contracts that adjust the crediting rate every three years compared to $242 million in 2017. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread. However, for certain individual deferred annuities the crediting rate is also adjusted to partially reflect current new money rates.
Group pension deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Included were group annuity contracts representing $19.6 billion and $18.8 billion of general account liabilities as of December 31, 2018 and 2017, respectively, which are generally subject to market value adjustment upon surrender and which also may be subject to surrender charges. Of the total group deferred fixed annuity liabilities, $17.4 billion ($16.7 billion in 2017) were in contracts where the crediting rate is reset quarterly, $1.7 billion ($1.5 billion in 2017) were in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter, and $597 million ($601 million in 2017) were in contracts where the crediting rate is reset annually on January 1.
Funding agreements: Beginning in 2012, funding agreements have been issued to the FHLB. Such funding agreements (commonly referred to as advances) have interest and principal repayment terms which cannot be altered by the FHLB for the term of such advances. The maturity year is based upon the principal repayment schedule of these advances.
Immediate annuities: Non-life contingent contracts in payout status where the Company has guaranteed periodic payments, typically monthly, are included. The maturity year is based on the term of the contract.
Short-term debt and long-term debt: The maturity year is the stated maturity date of the obligation.

Derivative financial instruments: The maturity year is based on the terms of the related contract. Interest rate swaps include cross-currency interest rate swaps, which are used to reduce the Company’s existing asset and liability foreign currency exposure. Cross-currency interest rate swaps, in place against each foreign currency obligation’s periodic interest payments and principle repayment, hedge the Company against adverse currency movements. Underlying details by currency have therefore been omitted. Variable swap rates and settlement prices reflect rates and prices in effect as of December 31, 2018.
Foreign Currency Risk
As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. In an effort to mitigate this risk, the Company uses cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.
Credit Risk
The Company enters into credit derivative contracts, primarily credit default swaps, under which the Company buys and sells credit default protection on specific corporate creditors. These derivatives allow the Company to manage or modify its credit risk profile in general or its credit exposure to specific creditors.
Equity Market Risk
Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2018 and 2017, approximately 86% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company’s expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which may also require the Company to accelerate amortization of DAC.
The Company’s long-term assumptions for net separate account investment performance is approximately 6.3% growth per year as of December 31, 2018. This analysis assumes that no other factors change and that an unlocking of DAC assumptions would not be required. However, as it does each quarter, the Company would evaluate its DAC balance and underlying assumptions to determine the need for unlocking. The Company can provide no assurance that the experience of flat equity market returns would not result in changes to other factors affecting profitability, including the possibility of unlocking of DAC assumptions.
Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims. As of December 31, 2018 and 2017, the Company’s net amount at risk was $2.4 billion and $363 million, respectively. As of December 31, 2018 and 2017, the Company’s reserve for GMDB claims was $223 million and $164 million, respectively.
The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also provides various forms of guarantees to benefit the related contractholders. The Company’s primary guarantees for variable annuity contracts include GMDB and GLWB. See Note 2 to the audited consolidated financial statements included in the F pages of this report for further information regarding these guarantees.
The Company offers certain indexed life insurance and annuity products for which the policyholders’ interest credits are based on market performance with caps and floors, and which may also include GMDB and GLWB. See Note 2 to the audited consolidated financial statements, included in the F pages of this report, for further information regarding these indexed features and guarantees.
Equity market and interest rate risk management: These variable annuity and indexed products and related obligations expose the Company to various market risks, predominately interest rate and equity risk. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps. See Note 7 to the audited consolidated financial statements, included in the F pages of this report, for a discussion of the Company’s use of derivatives to manage these risks.
Inflation
The rate of inflation did not have a material effect on the revenues or operating results of the Company during 2018, 2017 or 2016.
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors of the Registrant
Name	Age	Date Service Began
John L. Carter	55	April 2013
Timothy G. Frommeyer	54	January 2009
Steven A. Ginnan	51	June 2018
Eric S. Henderson	56	March 2012
Stephen S. Rasmussen	66	January 2009
Mark R. Thresher	62	January 2009
Kirt A. Walker	55	December 2009
For biographical information on Messrs. Carter, Frommeyer, Ginnan, Henderson, Rasmussen, Thresher, and Walker, please see the information provided below in "Executive Officers of the Registrant."
Executive Officers of the Registrant
Name	Age	Position with NLIC
Stephen S. Rasmussen	66	NMIC Chief Executive Officer[1]
Kirt A. Walker	55	President and Chief Operating Officer
Gale V. King	62	Executive Vice President-Chief Administrative Officer
Mark R. Thresher	62	Executive Vice President
Tina Ambrozy	48	Senior Vice President-NF Sales and Distribution
Pamela A. Biesecker	57	Senior Vice President-Head of Taxation
John L. Carter	55	Senior Vice President-Nationwide Retirement Plans
Rae Ann Dankovic	51	Senior Vice President-Nationwide Financial Services Legal
Timothy G. Frommeyer	54	Senior Vice President-Chief Financial Officer
Harry H. Hallowell	58	Senior Vice President
Eric S. Henderson	56	Senior Vice President-Individual Products & Solutions
David LaPaul	53	Senior Vice President and Treasurer
Jennifer B. MacKenzie	49	Senior Vice President-Enterprise Brand Marketing
Steven C. Power	61	Senior Vice President-Nationwide Financial Services Financial Solution & Support Services
Rondal L. Ransom	47	Senior Vice President-Integrated Relationship Strategies
Sandra L. Rich	58	Senior Vice President
Michael A. Richardson	50	Senior Vice President-Chief Information Officer Nationwide Financial Systems
Michael S. Spangler	52	Senior Vice President-Investment Management Group
Joseph D. Sprague	58	Senior Vice President-Nationwide Financial Network
Steven A. Ginnan	51	Senior Vice President-Chief Financial Officer-Nationwide Financial
James R. Fowler	47	Executive Vice President-Chief Information Officer
Ramon Jones	49	Senior Vice President-Marketing-Financial Services
Eric Stevenson	55	Senior Vice President-Retirement Plan sales
1
NMIC is our ultimate parent company; however, Mr. Rasmussen does not serve as NLIC’s Chief Executive Officer.
Business experience for each of the individuals listed in the previous table is set forth below:
Stephen S. Rasmussen has been the Nationwide enterprise Chief Executive Officer since February 2009. He previously served as the President and Chief Operating Officer of NMIC and Executive Vice President of NLIC from September 2003 to February 2009. He has served as a Director of NLIC since January 2009. Mr. Rasmussen has also served as a member of the American Electric Power (AEP) Board of Directors since 2012.

Kirt A. Walker has been President and Chief Operating Officer and a Director of NLIC since November 2009. Mr. Walker has been President and Chief Operating Officer–Nationwide Insurance of NMIC since October 2009. Prior to that time, he served as President and Chief Operating Office-Nationwide Insurance of NMIC from February 2009 to October 2009; President, Nationwide Insurance Eastern Operations of NMIC from March 2006 to October 2008; and President, Allied Insurance of NMIC from September 2003 to February 2006. Mr. Walker has been with Nationwide since 1986.
Gale V. King has been Executive Vice President–Chief Administrative Officer of NLIC since July 2015. Previously, she was Senior Vice President–Property and Casualty Human Resources of NMIC from October 2003 to January 2008. Ms. King has been with Nationwide since 1983.
Mark R. Thresher has been Executive Vice President of NLIC since December 2009 and has served as a Director of NLIC since January 2009. Prior to that time, he was President and Chief Operating Officer of NLIC from May 2004 to December 2009.
Tina Ambrozy has been Senior Vice President-NF Sales and Distribution of NLIC since December 2016 and President of NFS Distributors, Inc. and Nationwide Financial Assignment Company since December 2016. Currently, Ms. Ambrozy serves as Director of other Nationwide Companies. Ms. Ambrozy has been with Nationwide since 1996.
Pamela A. Biesecker has been Senior Vice President-Head of Taxation of NLIC since May 2007. Currently, she serves as Senior Vice President-Head of Taxation for other Nationwide Companies. Ms. Biesecker has been with Nationwide since November 2006.
John L. Carter has been Senior Vice President–Nationwide Retirement Plans of NLIC since April 2013 and President of Nationwide Retirement Solutions, Inc. since July 2015 and President and Chief Operating Officer of Nationwide Retirement Solutions, Inc. from July 2013 to July 2015. He has also served as a Director of NLIC since February 2013. Prior to that time, Mr. Carter served as Senior Vice President of other Nationwide companies from November 2005 to April 2013.
Rae Ann Dankovic has been Senior Vice President-Nationwide Financial Services Legal of NLIC since February 2013. Ms. Dankovic has been with Nationwide since 1993.
James R. Fowler has been Executive Vice President-Chief Information Officer of NLIC since August 2018 and as well as several other Nationwide companies.
Timothy G. Frommeyer has been Senior Vice President–Chief Financial Officer of NLIC and several other Nationwide companies since November 2005, and has served as a Director of NLIC since January 2009.
Steven A. Ginnan has been Senior Vice President-Chief Financial Officer-Nationwide Financial of NLIC and several other Nationwide companies since 2018 and has served as Director of NLIC since June 2018.
Harry H. Hallowell has been Senior Vice President of NLIC since November 2010. Previously, Mr. Hallowell served as Senior Vice President and Treasurer of NLIC from January 2006 through November 2010 and several other Nationwide companies from January 2006 through December 2009.
Eric S. Henderson has been Senior Vice President–Individual Products & Solutions of NLIC and several other companies within Nationwide since October 2011. He has also served as a Director of NLIC since March 2012. Previously, Mr. Henderson served as Senior Vice President–Individual Investments Business Head from August 2007 to September 2011 and as Vice President and Chief Financial Officer–Individual Investments from August 2004 to August 2007.
Ramon Jones has been Senior Vice President-Marketing-Financial Services of NLIC and several other Nationwide Companies since May 2018.
David LaPaul has been Senior Vice President and Treasurer of NLIC since November 2010. Currently, Mr. LaPaul serves as Senior Vice President and Treasurer for other Nationwide companies. He is also a Director for several Nationwide companies. Mr. LaPaul has been with Nationwide since 2010.
Jennifer B. MacKenzie has been Senior Vice President-Enterprise Brand Marketing of NLIC since May 2018. Previously, Ms. MacKenzie served as Senior Vice President-Marketing Nationwide Financial of NLIC from July 2015 to May 2018 and as Senior Vice President-Marketing Nationwide Financial for other Nationwide companies. Ms. MacKenzie has been with Nationwide since 1998.
Steven C. Power has been Senior Vice President–Nationwide Financial Services Financial Solution & Support Services of NLIC since January 2010. Previously, Mr. Power was President and CEO of NatCity Investments, Inc., a wholly owned subsidiary of National City Corporation, from July 2004 to April 2009.

Rondal L. Ransom has been Senior Vice President-Integrated Relationship Strategies of NLIC since December 2016. Mr. Ransom has been with Nationwide since 2014.
Sandra L. Rich has been Senior Vice President of NLIC since July 2015. Currently, Ms. Rich serves as Senior Vice President-Chief Compliance Officer of NMIC. Ms. Rich has been with Nationwide since 1999.
Michael A. Richardson has been Senior Vice President-Chief Information Officer Nationwide Financial Systems of NLIC since April 2016. Mr. Richardson has been with Nationwide since 2004.
Michael S. Spangler has been Senior Vice President–Investment Management Group of NLIC sinceFebruary 2010. Previously, Mr. Spangler was Managing Director at Morgan Stanley from May 2004 to June 2008.
Joseph D. Sprague has been Senior Vice President-Nationwide Financial Network of NLIC since January 2018. Mr. Sprague has been with Nationwide since 2006.
Eric Stevenson has been Senior Vice President-Retirement Plan Sales of NLIC and several other Nationwide companies since January 2019.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Our mission is to create value for customers and businesses (our "stakeholders") by protecting what is important to them, helping them build a secure financial future, and providing the best personalized customer experience through competitively priced, high-quality products. We motivate our executives to achieve these goals, in part, by delivering direct rewards, including base salary, short-term and long-term incentives and other benefits and perquisites. Consistent with our pay for performance philosophy, we focus our compensation programs substantially upon sustained financial performance. Compensation levels will increase or decrease to the extent we meet our pre-established performance expectations. The discussion below is intended to show how:
•	our financial planning process leads to financial and individual objectives;
•	we translate financial and individual objectives into incentive opportunities;
•	we consider individual performance and use other non-financial factors to create flexibility in our compensation programs; and
•	we think about both the level and form of these rewards, which we believe helps us to attract and retain the executive talent that is necessary to create and maintain stakeholder value.
Compensation Process and Roles
Organizational Structure with Respect to Compensation Decisions
Our named executive officers provide services to other Nationwide companies in addition to NLIC. Decisions regarding the total compensation levels of our named executive officers are made by the NMIC human resources committee based on their roles within NFS and NMIC, as applicable. The NMIC human resources committee does not directly consider the roles of named executive officers with respect to NLIC in determining total compensation. Instead, NLIC pays an allocable portion of total compensation for its named executive officers, which is determined pursuant to a cost-sharing agreement among several Nationwide companies. The remainder of the compensation of NLIC’s executive officers was allocated to and paid by other Nationwide companies according to the terms of the cost-sharing agreement.
Amounts we disclose in this prospectus reflect only compensation allocated to and paid by NLIC; however, performance is measured at the NFS and/or NMIC level, which includes NLIC performance, when determining compensation for our named executive officers. As a result, metrics and results discussed herein will refer to NFS or NMIC metrics and results, as applicable. The methods we use for the allocation of compensation paid to our named executive officers varies by officer and the type of compensation and is discussed in more detail in "2018 Compensation Programs Design and Implementation."

NMIC Board of Directors and Human Resources Committee
Our board relies on the human resources committee of the NMIC board of directors for compensation decisions. The NMIC human resources committee's primary purpose is to discharge the responsibilities of the NMIC board of directors as to the compensation of our executive officers and the executive officers of our parent company, subsidiaries and affiliates. Other duties of the NMIC human resources committee include carrying out the NMIC board of directors' oversight responsibilities by reviewing our human resources, compensation and benefit practices.
The operation of the NMIC human resources committee is outlined in a charter that has been adopted by the NMIC board of directors, available on the NMIC web site, www.nationwide.com, under the corporate governance section. The charter provides that the committee's duties include, among other things:
•	establishment of an overall compensation philosophy;
•	oversight and review of human resources programs for directors, executive officers and associates;
•	responsibility for approval of salaries, incentive compensation plans and awards under such plans for certain executive officers, including those named in the "Summary Compensation Table," whom we refer to as the "named executive officers;" and
•	oversight of people and culture risk position and risk management practices, including risk policy, strategy, tolerance and control. Key areas of risk oversight focus include key person risk and succession planning, employment practices, workplace safety, organizational culture and compensation design.
Certain compensation adjustments above or below the targets set by our compensation policies must be approved by the entire NMIC board of directors as described below. The NMIC human resources committee met seven times during 2018.
Compensation Consultants
The NMIC human resources committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation and has the power to retain and terminate independent counsel, auditors or others to assist in the conduct of any investigation into matters within the NMIC human resources committee's scope of responsibilities. The NMIC human resources committee had retained Compensation Advisory Partners, or "CAP," to be its compensation consultant. CAP consultants attend NMIC human resources committee meetings to provide information and perspective on competitive compensation practices and to raise issues management and/or the NMIC human resources committee should address. With committee concurrence, management, at times, directed CAP to perform additional services in support of committee agendas, which included data, analysis and any supporting background material needed for the discussions. CAP also recommended pay program and compensation changes. Upon request of the NMIC human resources committee, members of management also attended these meetings in order to provide information and answer questions regarding our strategic objectives, financial performance and legal and regulatory issues that impact the committee’s functions. When the NMIC human resources committee met in executive session, certain members of management and CAP attended as needed.
The NMIC human resources committee considers factors that could affect CAP’s independence, including that CAP provides no other services for NMIC other than its engagement by the NMIC human resources committee as described above. Based on this review, the NMIC human resources committee has determined CAP’s work for the NMIC human resources committee to be free from conflicts of interest.
Role of Executives in Establishing the Compensation of our Named Executive Officers
The NMIC human resources committee has the primary authority to establish the compensation, including compensation targets, payments and individual performance contributions, for our named executive officers and administers all of our executive compensation arrangements and policies. Messrs. Rasmussen and Walker assist the NMIC human resources committee by providing recommendations regarding the compensation of Messrs. Carter and Henderson. In addition, Mr. Rasmussen assists the NMIC human resources committee by providing recommendations regarding the compensation of Mr. Walker, and Mark R. Thresher, the NMIC Chief Financial Officer, assists the committee by providing recommendations regarding the compensation of Messrs. Frommeyer and Ginnan.
The NMIC human resources committee and the entire NMIC board of directors, as applicable, as described in "Benchmarking and Compensation Target-Setting Process" and "Determination of the Final Short-term Incentive Payments", exercise their discretion to modify or accept these recommendations.
Mr. Rasmussen routinely attends a portion of the meetings of the NMIC human resources committee. However, the NMIC human resources committee often meets in executive session without him or other members of management when discussing compensation matters and on other occasions as determined by the NMIC human resources committee.

Compensation Objectives and Philosophy
The NMIC human resources committee believes the compensation programs for executive officers should support NMIC’s business strategies and operate within a market competitive framework. In addition, the NMIC human resources committee determines compensation based on NMIC’s overall financial results, as well as individual and group contributions that help build value for stakeholders. Our compensation programs are designed to drive desired behaviors in our executive officers using a mix of compensation elements to satisfy the personal and financial needs of our current and future workforce given existing and forecasted business conditions and cost constraints. Our board of directors is committed to this compensation philosophy. The objectives of our compensation programs are to:
•	align the interests of executives with those of stakeholders;
•	maintain a strong link between pay and performance;
•	ensure an appropriate percentage of executive compensation is contingent upon both our performance and each executive officer's individual performance; and
•	attract, retain and motivate top-caliber executive officers with compensation that is competitive in level and form.
The following table illustrates our primary compensation components and the intended purpose, including links to our objectives:
Compensation element	Description	Purpose
Base Salary	Cash compensation that is a fixed component of total compensation.	• attract and retain top-caliber executive talent • recognize executive officers’ skills, competencies, experience and job responsibilities

Short-term Incentive	Cash payments awarded after the completion of a one-year performance period.	• reward executives for achieving objective annual performance goals • recognize performance on individual objectives, as well as performance relative to the performance of other executive officers

Long-term Incentive	Cash awards based on performance over multiple years and subject to forfeiture.	• reward executives for sustained long-term performance
• retain and motivate executives to ensure business stability and success
• recognize the achievement of performance objectives that drive long-term success and financial stability and create value for our customers
• create a link between NFS and NMIC, our ultimate parent company, to better facilitate a shared business model
Executive Benefits and Perquisites	Includes pension plans, deferred compensation plans and personal perquisites.	• attract and retain top-caliber executive talent • provide income after retirement and enable saving of income for retirement
Benchmarking and Compensation Target-Setting Process
The NMIC human resources committee uses competitive market data as important input when making decisions on compensation. The NMIC human resources committee compared our compensation practices to those of companies that compete with NMIC and/or NFS for customers, capital and/or executive officers, and are similar to NMIC or NFS in size, scope, and/or business focus. Our market data sources included:
•	companies in two comparator groups that the NMIC human resources committee identified in order to provide a holistic view of the competitive market, consisting of:
❍	twenty-one companies in the insurance and broader financial services industry ("Industry Comparator Group"); and

❍	a general industry comparator group consisting of forty-four public companies above and below NMIC's Fortune 500 ranking based on NMIC’s statutory revenue.
•	companies that participate in commercially available financial services industry and general industry compensation surveys.
The insurance and financial services companies in the Industry Comparator Group are:
•	American International Group, Inc.
•	The Hartford Financial Services Group, Inc.
•	The Allstate Corporation
•	Chubb Limited
•	The Travelers Companies, Inc.
•	Progressive Corp.
•	MetLife, Inc.
•	Prudential Financial, Inc.
•	Manulife Financial Corporation
•	Aflac Incorporated
•	Lincoln National Corporation
•	Principal Financial Group Inc.
•	Voya Financial, Inc.
•	Unum Group
•	Wells Fargo & Company
•	American Express Company
•	Capital One Financial Corporation
•	U.S. Bancorp
•	The PNC Financial Services Group, Inc.
•	Anthem, Inc.
•	Aetna Inc.
The surveys used to determine the competitive market data are:
•	Diversified Insurance Study of Executive Compensation, Towers Watson, 2017
•	US Property & Casualty Insurance Compensation Survey (PCICS) Report, Mercer HR Consulting, 2017
•	Global Financial Services Studies Executive Database, Towers Watson, 2017
•	TrueView Direct, Insurance/Financial Services, Equilar, 2017
•	General Industry compensation surveys from Towers Watson, Mercer, and Equilar, 2017
The surveys cover companies comparable in size to NMIC, and we did not rely on any one company or any single survey source. We used market data specific to the financial services industry for the named executive officers because the NMIC human resources committee believed it was appropriate to compare our positions to others in our market for talent that require similar skills, knowledge and experience. We used general industry data to supplement the industry-specific view. Of the sources available to us, including proxy statements of other companies and commercially available surveys, we used sources we believe have the best matches for our positions. We generally target pay at the market median because we believe such targets are necessary to compete for talent; however, when necessary to attract or retain exceptional talent or a unique skill set, we may target total compensation or an individual element of compensation above the median. Annually, we engage in a talent planning process to:
•	anticipate talent demands and identify implications;
•	identify critical roles;
•	conduct talent assessments; and
•	identify successors for critical roles.
The data gathered during this process helps us identify what we refer to as "benchmark plus" executives or roles, for which we will manage total compensation up to the 75th percentile of the market data, primarily by increasing the short-term and long-term incentive targets as a percent of salary. These positions may be those that lead a new business initiative or lead a significant business or enterprise initiative that directly impacts core strategic initiatives identified in the overall Nationwide business strategy. We might also manage compensation above the market median if justified by the size of a business segment compared to the competitive market, as is the case for Mr. Carter with respect to his role overseeing our retirement plans business segment.
Actual pay is expected to vary based on actual results compared to goals. Executive officers can earn top-quartile pay for results exceeding the business plan and expectations with respect to individual performance objectives, and they can earn bottom-quartile pay for results not meeting acceptable performance standards.

The following table identifies the target compensation levels, each executive officer’s target compensation level relative to the respective market target compensation level, and the rationale for providing total compensation at those levels.
Name	Targeted market positioning	Current positioning of incumbent executive	Rationale
Kirt A. Walker, President and Chief Operating Officer	Market median	Near median	This is a competitive level of compensation relative to the market data.
Timothy G. Frommeyer, Senior Vice President—Chief Financial Officer	Up to the 75th percentile	Near the 75th percentile	The complexity of Mr. Frommeyer's role as our Chief Financial Officer and board member and his responsibilities to the NMIC board of directors and many internal and external stakeholders led NMIC to apply benchmark plus principles and target his compensation at up to the 75th percentile, consistent with NMIC's talent management guidelines.
Steven A. Ginnan	Market median	Near median	This is a competitive level of compensation relative to the market data.
Stephen S. Rasmussen, NMIC Chief Executive Officer	Market median	Near median	This is a competitive level of compensation relative to the market data.
John L. Carter, Senior Vice President—Nationwide Retirement Plans	Up to the 75th percentile	Near the 75th percentile	This is a competitive level of compensation relative to the market data based on the size of our retirement plans business in the industry compared to our peers in the market surveys. Nationwide Retirement Plans is one of the largest retirement plans providers.
Eric S. Henderson, Senior Vice President—Individual Products and Solutions	Market Median	Near median	This is a competitive level of compensation relative to the market data.
The NMIC human resources committee determined the total compensation levels for the named executive officers, which are benchmarked to the competitive external market, as well as the individual elements that are distributed among base salary and short-term and long-term incentives. Annually, we review and may adjust targets for company and individual performance in order to recognize competitive market compensation and performance in determining the final compensation we deliver to executive officers. We have different review procedures depending on the level and role of the executive officer. For top-tier executive officers, including Messrs. Rasmussen and Walker, CAP prepared an analysis of competitive market data that the NMIC human resources committee used in making compensation decisions. This provided an impartial frame of reference for these executive officers. For all other named executive officers, Messrs. Frommeyer, Ginnan, Carter, and Henderson, our internal compensation department analyzed the competitive market data and provided the information to senior management and the NMIC human resources committee for review and use in decision making. The following is an overview of these review procedures:
Kirt A. Walker
CAP prepared a market analysis for Mr. Walker, our President and Chief Operating Officer, which included a summary of the 25th, median and 75th percentile market data and covered the following compensation elements: base salary, target short-term incentive opportunity and target total cash compensation, and target long-term incentive opportunity and target total direct compensation. The analysis took into account the size and complexity of his job, as measured by assets managed, compared to the market data. Other factors CAP evaluated when determining individual competitiveness included:
•	the degree to which the market data consists of sources of executive talent for NMIC;

•	the comparability of Mr. Walker's job responsibilities to benchmark job responsibilities;
•	Mr. Walker's experience, tenure and performance; and
•	the responsibilities of Mr. Walker's position, internal equity and strategic importance to NMIC.
CAP also presented an aggregate analysis of the competitiveness of all of Mr. Rasmussen's direct reports, of which Mr. Walker is one, with respect to the market median, and the NMIC human resources committee considered this analysis in addition to Mr. Rasmussen's recommendation in approving Mr. Walker's base salary and 2018 target incentive levels.
Timothy G. Frommeyer, Steven A Ginnan, John L. Carter, and Eric S. Henderson
The NMIC human resources committee considered a number of inputs with regard to Messrs. Frommeyer, Ginnan, Carter and Henderson, including:
•	their current compensation levels and relative market competitive pay levels;
•	the identification of Messrs. Carter and Frommeyer as occupying benchmark plus roles as well as summaries of their accomplishments and Messrs. Ginnan’s and Henderson's accomplishments in 2017;
•	recommendations from Mr. Walker, for Messrs. Carter and Henderson, from Mr. Frommeyer for Mr. Ginnan, and from NMIC's Chief Financial Officer for Messrs. Frommeyer and Ginnan, in considering 2018 base salary adjustments and incentive target levels; and
•	approval of Mr. Carter's sales incentive plan for 2018.
Stephen S. Rasmussen
For Mr. Rasmussen, the NMIC Chief Executive Officer, CAP summarized the 25th, median and 75th percentile market data for the position and explained any adjustments necessary to attain appropriately competitive compensation for each key element. For 2018, the NMIC human resources committee's final decision on pay targets was subject to the NMIC board of directors' assessment of Mr. Rasmussen's 2017 performance. CAP provided recommendations for Mr. Rasmussen's 2018 compensation program and met with the NMIC human resources committee, which determined a recommendation for Mr. Rasmussen's compensation targets. The NMIC human resources committee's recommendation was reviewed and approved by the full NMIC board of directors.
Pay Mix
We compensate executive officers through a mix of base salary, short-term incentives, long-term incentives, benefit plans, perquisites and deferred compensation plans. The plans and the target opportunities for base salary and short-term and long-term incentives are reviewed annually by the NMIC human resources committee to ensure total compensation and the mix of pay elements are competitive and changes reflect both the competitive market data and company needs. This ensures we continue to retain talent in key areas and provides a framework for recruiting new talent.
We determine an appropriate mix of pay elements by using the market data trends as a guideline. However, in practice, we may adjust individual components above or below the mix represented in the market data while maintaining the recommended target total compensation range. Some of the reasons we may deviate from the mix of elements represented in market data include:
•	recruiting needs based on compensation received by a candidate in previous positions;
•	year-to-year variation in the market data, indicating the market data may be volatile;
•	differences between the specific responsibilities of our executives’ positions and the positions represented in the market data; and
•	a desire to change the alignment of our incentives between short-term and long-term goals for particular positions.
For 2018, the above analysis resulted in the following allocated target compensation levels for the named executive officers:
Name	Base salary (percentage of target total compensation)[1]	Target short-term incentive as a percent of base salary (percentage of target total compensation)	Target long-term incentive (percentage of target total direct compensation)	Target total direct compensation[2]	Percentage of target total direct compensation attributed to target incentives
Kirt A. Walker	$410,442	120%	$868,034	$1,717,918	78%

Name	Base salary (percentage of target total compensation)[1]	Target short-term incentive as a percent of base salary (percentage of target total compensation)	Target long-term incentive (percentage of target total direct compensation)	Target total direct compensation[2]	Percentage of target total direct compensation attributed to target incentives
	(22%)	(26%)	(52%)
Timothy G. Frommeyer	$ 72,672	80%	$ 126,379	$ 264,046	70%
	(30%)	(24%)	(46%)
Steven A. Ginnan	$209,620	60%	$ 51,454	$ 300,613	58%
	(42%)	(25%)	(33%)
Stephen S. Rasmussen	$193,792	225%	$1,480,444	$2,161,699	90%
	(10%)	(22%)	(68%)
John L. Carter	$186,015	150%	$ 352,639	$ 986,234	73%
	(27%)	(41%)	(32%)
Eric S. Henderson	$340,467	75%	$ 278,313	$ 803,915	65%
	(35%)	(26%)	(39%)
[1]	Dollar amounts shown represent the amounts allocated to us under the cost-sharing agreement. Percentages are calculated based on the total compensation elements, including unallocated amounts that are not shown in the table.
[2]	Target total direct compensation equals base salary plus target short-term incentives plus target long-term incentives
The elements summarized in the table above illustrate the following points relative to our executive compensation philosophy:
•	Consistent with market practices, a relatively small percentage of the target total direct compensation is provided as base salary, as the NMIC human resources committee believes compensation should be delivered to our named executive officers based on performance.
•	A substantial percentage of the target total direct compensation is comprised of variable incentives, delivered through a mix of short-term incentive programs, which are more focused on short-term financial results, and long-term incentive programs, which are focused on achievements over multiple years and most closely align with building sustained value for our stakeholders. The NMIC Chief Executive Officer's pay mix is more heavily weighted toward long-term incentives, consistent with his role.
The table below identifies the percentage change in base salary, target total cash (which includes base salary and target short-term incentives), long-term incentive targets and target total direct compensation for the named executive officers in 2018 as compared to 2017. The table also sets forth the reasons for the changes. Actual base salary and incentive payments paid by us will also be influenced by changes in the allocation percentages, as discussed below in "2018 Compensation Programs Design and Implementation."
Name	Base salary change %[1]	Target total annual cash change %	Target long-term incentive change %	Target total direct compensation change %	Rationale
Kirt A. Walker	8.2%	8.2%	23.1%	15.4%	Mr. Walker's performance was strong compared to his 2017 pre-established objectives. Adjustments to base salary and short-term and long-term incentive targets were intended to position his target total direct compensation near to the median of the market data for his position.
Timothy G. Frommeyer	4.7%	4.7%	16.7%	9.9%	Mr. Frommeyer's performance was exceptional compared to his 2017 pre-established objectives with respect to his leadership in organizing his team around a key acquisition, fostering development and advancement of key strategies, accelerating infrastructure investment, supporting substantial business growth balancing risk/return, and leadership in important financial decisions, among other accomplishments. Mr. Frommeyer is viewed as critical talent and a successor candidate for senior positions.

Name	Base salary change %[1]	Target total annual cash change %	Target long-term incentive change %	Target total direct compensation change %	Rationale
Steven A. Ginnan	10.6%	14.2%	16.9%	15.1%	Mr. Ginnan was promoted to the role of Senior Vice President-Chief Financial Officer-NFS, which includes the role of Chief Financial Officer of NLIC, in February 2018 and his target compensation changes in 2018 reflect a combination of accomplishments in his previous role during 2017 and market adjustments for competitive positioning in his new role.
Stephen S. Rasmussen	9.1%	18.2%	5.1%	9.0%	Mr. Rasmussen's pay increase was a market adjustment to intended positioning near the median of the market data.
John L. Carter	3.8%	3.8%	14.0%	6.9%	Mr. Carter's performance was exceptional compared to his 2017 pre-established objectives with respect to above plan sales, acquisition of several large retirement plans and additional 401(a) plans, awards for service excellence, financial education offerings, and innovation.
Eric S. Henderson	3.4%	3.4%	0.0%	2.0%	Mr. Henderson's performance was exceptional compared to his 2017 pre-established objectives with respect to achievement of sales goals, above-plan pre-tax operating income, and increases to associate engagement. Base salary, short-term, and long-term incentive target adjustments were also intended to move Mr. Henderson’s target total direct compensation closer to the market median target total direct compensation.
[1]	Percentages are calculated based on the total compensation elements, including amounts that are not allocated to us.
2018 Compensation Programs Design and Implementation
We discuss the following items in this section:
•	what we intend to accomplish with our compensation programs;
•	how we determine the amount for each element of compensation; and
•	the impact of performance on compensation.
The principal components of 2018 compensation for our named executive officers are base salary and short-term and long-term incentives. Each component of compensation serves a different purpose, as discussed above in "Compensation Objectives and Philosophy."
Base Salary
Our overall pay philosophy is to establish base salaries that are generally at the median of the companies represented in the market data. We typically base a departure from the median on factors such as incumbent experience and industry or functional expertise, scope of job responsibilities as compared to similar positions in the market, special retention needs and executive performance. In determining adjustments to the named executive officers' salaries for 2018, the NMIC human resources committee evaluated the following:
•	salaries for comparable positions in the marketplace, taking scope of responsibility into account;
•	NMIC and NFS's recent financial performance, both overall and with respect to key financial indicators;
•	the annual performance evaluation of each executive officer compared to previously established objectives;
•	internal pay equity; and
•	management recommendations.

Mr. Rasmussen and Mr. Frommeyer’s base salaries were allocated to NFS using NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the base salary for all other named executive officers to NFS since these named executive officers primarily support NFS. Salary was further allocated to NLIC (as compared to other NMIC entities) pursuant to the terms of the cost-sharing agreement, using factors such as ongoing NFS operating expenses, new policy counts, policy in-force counts, and premium from various NFS business segments.
Base salaries for the named executive officers increased by a weighted average of 7.0% in 2018. The NMIC human resources committee established unallocated base salary rates consistent with the philosophy, objectives and factors described above. The overall salary increase percentage reflects the impact of competitive market data and individual and company performance and enables us to maintain competitive salaries. Actual base salaries paid by us, which are reported in "Summary Compensation Table," also reflect changes in the allocation percentages from 2017 to 2018.
Short-term Incentive: Performance Incentive Plan and Sales Incentive Plan
In 2018, we used short-term incentive plans to provide a portion of at-risk pay to our named executive officers, which promoted our pay-for-performance philosophy. These plans provide participants with direct financial rewards in the form of short-term incentives the participants earn subject to the achievement of key financial and strategic objectives. Plan metrics vary based on each executive officer's role and are discussed in more detail below. The short-term incentive design fulfills the following objectives:
•	emphasizes a one-company culture while recognizing the need to maintain some business unit focus;
•	focuses on the Nationwide customer experience; and
•	aligns incentive plans between associates and management.
In 2018, the NMIC human resources committee set specific company performance measures; goals for threshold, plan and outstanding results; and weightings for each performance measure under each short-term incentive plan in which the named executive officers participate. The NMIC human resources committee approved a target short-term incentive award opportunity as a percentage of base salary for each participant and approved all payments made under these plans. We base our target incentive award opportunities on our executive officers' responsibilities, their value to us and the competitive market data for similar positions. The use of this market data is discussed in "Compensation Objectives and Philosophy."
We allocated short-term incentives for Messrs. Frommeyer, Ginnan, and Rasmussen to NFS based on NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the short-term incentives for the other named executive officers to NFS. Short-term incentives for our named executives were further allocated to NLIC (as compared to other NMIC entities) to reflect a blend of factors used to allocate ongoing NFS operating expenses, using forecasted revenue and headcount projections as applicable.
Performance Incentive Plan (PIP)
We make annual payments to certain executive officers under the Performance Incentive Plan, or "PIP." In 2018, all of our named executive officers participated in the PIP. Mr. Carter also participated in the Sales Incentive Plan, or "SIP," for reasons discussed below. Under the PIP, the participant is assigned a target incentive amount representing a percentage of the participant's year-end base salary. The actual amount participants receive under the PIP will be a percentage of the target incentive depending on the achievement of specific business and individual performance objectives.
Our performance measures under the PIP are based on a broad series of key financial, business and strategic goals, as well as individual performance objectives. The specific measures vary by executive officer depending on individual positions and roles. We determine the short-term incentive performance metrics and weights after an analysis of NFS's financial and strategic goals and those of Nationwide, such as growth, profitability, capital efficiency and strategic objectives. When determining performance levels for the PIP payout scale, the NMIC human resources committee considered the probability of attaining performance levels, historical performance and payouts, industry and competitor outlooks, run rate trends and plan, and business mix and performance volatility. The maximum award is 200% of the target amount before individual adjustments.
The NMIC human resources committee authorizes the NMIC Chief Executive Officer, Mr. Rasmussen, to use his discretion to adjust calculated incentive payments, other than his own, by up to plus or minus 15%, if the calculated performance score does not reflect actual accomplishments. Factors the NMIC Chief Executive Officer may consider include, but are not limited to:
•	changes in industry and competitive conditions that occur after target setting;

•	execution and achievement of key performance indicators that have a longer-term financial impact; and
•	performance on key performance indicators, such as customer experience, associate engagement and agency ratings, that may not be reflected in the financial results.
Proposed adjustments greater than plus or minus 15% require the NMIC board of directors' approval. For 2018, the NMIC Chief Executive Officer, with the approval of the NMIC human resources committee, exercised discretion to adjust performance scores under the PIP, as discussed below in "Determination of the Final Short-term Incentive Payments."
The NMIC human resources committee may also adjust the actual performance results for one-time or unusual financial items that have impacted actual performance but which management believes should not be included to penalize or receive credit for incentive purposes. Examples may include, but are not limited to:
•	Gains and losses from the acquisition or divestiture of businesses and/or operations and related deferred costs;
•	Non-recurring, unanticipated tax adjustments; and
•	Errors and/or omissions during target calculations.
We define the financial goals used in the tables below as follows:
•	We define Consolidated Net Operating Income, or "CNOI," as a non-GAAP financial measure which highlights NMIC's results from continuing operations. CNOI excludes the impact of realized gains and losses on sales of investments and hedging instruments, certain hedged items, other than temporary impairments, discontinued operations and extraordinary items, net of tax. Consistent with prior years’ treatment, the NMIC human resources committee exercised its discretion to exclude the impact of asbestos and environmental reserve strengthening for the determination of CNOI for incentive purposes.
•	We define the Enterprise expense metric as a blend of the Property and Casualty, or "P&C," business adjusted statutory expense ratio with the NFS adjusted general operating expenses, comprised of general operating expenses net of incentives and contingent suits.
•	We determine direct written premium, or "DWP," growth by measuring the increase or decrease in the current performance year-ending business unit direct written premium over the prior performance year-ending business unit direct written premium as a percentage.
•	We define the non-weather loss ratio as net calendar year incurred losses from non-weather peril, excluding contingent suits, divided by earned insurance premiums in the current year. The non-weather loss ratio excludes Non Standard Auto and Commercial Specialty Vehicle product lines.
•	We define P&C Blended Retained Ratio as a) policies retained compared to the prior year for Standard Auto and Homeowners lines, and b) premium retention for Standard Commercial and Farmowners lines c) weighted by each product line retention or retained ratio based on plan DWP dollars.
•	We calculate NFS Return on Capital by dividing NFS net operating income for the year, excluding interest income on excess capital and adding back debt expense, by the total NFS GAAP equity plus long-term debt at the beginning of the year, excluding excess capital.
•	We define NFS Sales as new and renewal production premiums and deposits, previously referred to as "sales," that are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Management believes that the presentation of new and renewal production premiums and deposits enhances the understanding of the Company's business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition. Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. On a GAAP basis, premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received.

As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at new and renewal production premiums and deposits.
We report new and renewal production premiums and deposits as net of internal replacements, which we believe provides a more meaningful disclosure of production in a given period. In addition, our definition of new and renewal production premiums and deposits excludes assets over $200 million on new deposits on retirement plan acquisitions; FHLB funding agreements; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses.
•	We define NFS Asset Retention as the percentage of assets retained in NFS’s key businesses year over year. This is calculated in each of the business segments. NFS’s retention rate is then calculated using a segment weighting based on revenue.
Sales Incentive Plan (SIP)
Mr. Carter also participated in the SIP in 2018. The majority of his total incentive target consists of the same metrics under which we measure other members of NFS’s management team under the PIP. These metrics represented 60% of Mr. Carter’s total target incentive. In addition to these metrics, 40% of his total incentive target focuses on sales results for the Retirement Plans business segment. Mr. Carter participated in the SIP in addition to the PIP because the SIP includes an emphasis on results that he directly influences. These metrics are consistent with prevalent practices for similar roles in the financial services industry, and also maintains alignment with NFS's overall financial goals. For 2018, the maximum award opportunity under the plan was 200% of the target amount. The NMIC Chief Executive Officer had the discretion to adjust scores for individual sales metrics by plus or minus 25%, subject to approval by the NMIC human resources committee of the final SIP payment. This discretion was not exercised in 2018 to adjust Mr. Carter’s payment under the SIP portion of his incentive score. When determining the performance levels for the payout under the SIP, the planning process included consideration of the current plan year to new plan year rates of sales growth. We used a different incentive scale for private and public retirement plan sales to reflect key differences between them, such as:
•	the competitive environment of each market segment;
•	the outlook for sales growth in each market segment;
•	the level of maturity of each market segment;
•	historical rates of sales growth; and
•	our expectation as to the difficulty of achieving the planned rates of sales growth in each market segment.
2018 PIP Metrics and Performance for Messrs. Walker, Frommeyer, Ginnan, Rasmussen, and Henderson
For 2018, the NMIC human resources committee approved the following objectives and weights under the PIP for Messrs. Walker, Frommeyer, Ginnan, Rasmussen, and Henderson. The target amounts for the PIP vary by each executive officer.
	Weights (%)
Metric ($ in millions)	Messrs. Walker and Henderson	Messrs. Frommeyer and Ginnan	Mr. Rasmussen	2018 established business goals	2018 incentive performance results[2]
Enterprise Consolidated Net Operating Income[1]	45.00	45.00	39.00	$ 1,901.0	$ 1,373.3
Enterprise Expense Metric (P&C adjusted statutory expense ratio)	10.50	10.50	9.10	39.92%	41.93%
Enterprise Expense Metric (NFS adjusted general operating expenses)	4.50	4.50	3.90	$ 1,153.2	$ 1,170.4
P&C DWP Growth	-	5.00	4.33	-1.64%	-4.20%
P&C Non-weather Loss Ratio	-	10.00	8.67	51.37%	50.23%
P&C Blended Retained Ratio	-	5.00	4.33	82.84%	82.05%
NFS Return on Capital	20.00	10.00	8.67	15.22%	16.38%
NFS Sales	10.00	5.00	4.33	$28,358.6	$28,715.8
NFS Asset Retention	10.00	5.00	4.33	93.10%	92.74%
Strategic Nonfinancial Objectives			13.33	Discussed below in "Determination of the Final Short-term Incentive Payments"	161.0% of target amount
[1]	Performance on CNOI of $350.0 must be achieved in order for payment to be earned on the enterprise expense and business unit metrics.

[2]	These amounts are unaudited.
2018 PIP and SIP Metrics and Performance for Mr. Carter
The following table sets forth the short-term incentive performance metrics and weights for the PIP and SIP for Mr. Carter.
Performance Criteria ($ in millions)	Weights (%)	2018 established goals	2018 incentive performance results[2]
Retirement Plans Group (SIP):
Private Sector 1st year	12.00	$ 1,950.0	$ 1,690.5
Private Sector Recurring	8.00	$ 4,150.0	$ 4,168.9
Public Sector 1st year	10.00	$ 2,125.0	$ 2,640.3
Public Sector Recurring	10.00	$ 4,645.0	$ 4,975.7

NFS and Enterprise Metrics (PIP)
Enterprise Consolidated Net Operating Income[1]	27.00	$ 1,901.0	$ 1,373.3
Enterprise Expense Metric (P&C statutory expense ratio)	6.30	39.92%	41.93%
Enterprise Expense Metric (NFS adjusted general operating expenses)	2.70	$ 1,153.2	$ 1,170.4
NFS Return on Capital	12.00	15.22%	16.38%
NFS Sales	6.00	$28,358.6	$28,715.8
NFS Asset Retention	6.00	93.10%	92.74%
[1]	For 2018, performance on CNOI of $350.0 must be achieved in order for payment to be earned on the enterprise expense and NFS metrics.
[2]	These amounts are unaudited.
Determination of the Final Short-term Incentive Payments
To determine the 2018 short-term incentive compensation payments for our named executive officers, the NMIC human resources committee assessed each executive officer's performance under the PIP or SIP, as applicable, considering the metrics in the tables above, in addition to the executive officer's overall performance, our overall financial performance and management's assessment of performance on individual objectives. Additionally, in assessing final performance for the PIP, the NMIC human resources committee reviewed actual performance relative to established goals and considered the following items: earnings quality, the level of catastrophic losses, industry results, achievement of strategic performance metrics, and business conditions and capital stewardship.
The amounts our named executive officers receive under the PIP, and the amount Mr. Carter receives for the sales metrics under the SIP, will be a percentage of the target incentive depending on the achievement of the approved metrics and may be adjusted at the discretion of the NMIC Chief Executive Officer and/or the NMIC human resources committee. For 2018, the NMIC Chief Executive Officer recommended a discretionary adjustment for the named executive officers other than himself, which the NMIC human resources committee approved, to increase the score determined by the achievement of the approved metrics under the PIP.
For Mr. Rasmussen, 13.33% of his weighted objectives consisted of non-financial objectives, which were reviewed and discussed by the NMIC human resources committee and approved by the NMIC board. These non-financial objectives focused on the following three categories:
•	investment in organization, talent, and culture with regard to creating an engaging work experience by improving leadership effectiveness, ensuring a diverse pipeline for senior leadership talent, ensuring qualified successors are identified for key management roles and effectively leading the organization through NMIC’s brand integration initiative;
•	enabling execution of Nationwide's strategy with accountability, with regard to enhancing core profitability, focusing on emerging growth opportunities, enabling customer focus, and driving stakeholder value management; and
•	building an accountable and transparent organization, with regard to continuing board engagement with senior leaders, adhering to and reinforcing Nationwide's code of conduct, maintaining effective relationships with sponsor and community organizations, and maintaining quality communications with associates and key stakeholders.

Each independent director on the NMIC board of directors completed a formal evaluation and gave Mr. Rasmussen a rating on a five-point scale for each objective and an overall rating using the same scale. CAP summarized the results and met with the chair of the NMIC human resources committee to review the evaluation. CAP then met with the full NMIC human resources committee to discuss the ratings and assist the committee to arrive at an overall score to be recommended to and approved by the NMIC board of directors.
The resulting cash payouts for our named executive officers, which are shown in columns (d) and (g) of the "Summary Compensation Table," are as follows:
Name	Comparison of short-term incentive payment to target before discretion	Comparison of short-term incentive payment to target after discretion	Summary of rationale
Kirt A. Walker	77% of target	87% of target	Performance compared to the PIP objectives and discretion
Timothy G. Frommeyer	77% of target	78% of target	Performance compared to the PIP objectives and discretion
Steven A. Ginnan	77% of target	78% of target	Performance compared to the PIP objectives and discretion
Stephen S. Rasmussen	88.2% of target	n/a	Performance compared to the PIP objectives
John L. Carter	77% of target	87% of target	Performance compared to the PIP objectives and discretion
	142% of target	n/a	Performance compared to the SIP objectives
Eric S. Henderson	77% of target	87% of target	Performance compared to the PIP objectives and discretion
Long-Term Incentives
Three-year Performance Cycle
In 2018, the NMIC human resources committee administered the Nationwide Long-Term Performance Plan, or "LTPP," to award long-term incentives to the named executive officers. Long-term incentive compensation constitutes a substantial portion of an executive officer's total compensation package, consistent with our philosophy of emphasizing pay that is conditional or contingent on our performance. The LTPP is intended to accomplish the following objectives:
•	reward sustained long-term value creation with appropriate consideration of risk capacity, tolerance and limits;
•	deliver market-competitive target compensation consistent with organizational performance; and
•	retain and motivate executives to ensure business stability and success.
We established long-term incentive targets in 2018 based on a review of relevant market data and/or comparisons to other business segment leaders, as we described in "Benchmarking and Compensation Target-Setting Process" above. The goals used in the three-year cycle awards under the LTPP are as follows:
•	Sales and Direct Written Premium growth; and
•	Capital strength, which is determined by combining our internal economic capital calculation (50%) and Standard & Poor's capital calculation (50%).
Performance on each metric is compared to a matrix where the x-axis is capital strength and the y-axis is operating revenue growth. A 1.0 score is awarded when sales and DWP growth equals plan and capital strength equals a AA+ rating. The score is determined at the intersection of the sales and DWP growth and capital strength performance on the matrix at the end of each year in the performance period based on the matrix approved for that year. The final score at the end of the three-year period will be the average of the three annual scores. Potential payments range from zero to two times the target amount.
For 2018, the NMIC human resources committee approved the following objectives and weights under the three-year cycle awards under the LTPP. The target amounts vary by executive officer.

2018 Three-year Cycle LTPP Metrics and Performance
Metric	Weight	2018 established business goals	2018 incentive performance results
Sales/DWP Growth	50%	1.57%	1.43%
Internal Economic Capital	25%	AA+	AA+
S&P Capital	25%	AA+	AA+
At its meeting on February 12, 2019, the NMIC human resources committee approved a final score of .99, which will be used for the first year of the 2018-2020 performance period, the second year of the 2017-2019 performance period, and the third year of the 2016-2018 performance period. The final average score for the 2016-2018 performance period was 1.30, which was multiplied by the target amounts for all of our named executive officers. The resulting cash payout for the 2016-2018 performance period is reported in Column (g) of the Summary Compensation Table.
The 2018 grants under the LTPP for all of our named executive officers are reported in "Grants of Plan-Based Awards."
Enterprise Business Transformation Plan (EBTP)
In 2016, the NMIC human resources committee implemented a supplementary incentive plan award under the LTPP. This plan was designed to reward senior executives for driving the success of Nationwide’s business transformation efforts in 2016, 2017, and 2018. The targets for the participants for 2018 are calculated as 15% of the target amounts under the 2018-2020 three-year cycle awards described in "Grants of Plan-Based Awards." Potential payments can range from zero to two times the target amount and performance is determined at the end of each annual period.
At its meeting on February 13, 2018, the NMIC human resources committee approved the following objectives and weights for EBTP awards under the LTPP. The target amounts vary by executive officer.
2018 EBTP Metrics
Improve Operating Efficiency	Expand Our Reach to Serve More Members	Create More Differentiated Value
Define Claims future state and streamline operations	Deliver capabilities in support of consultant-sold 401(k)	Bring innovations to market
Expand Personal Lines transformation to new states	Technologically enable and integrate NFS sales and marketing capabilities to improve sales effectiveness	Activate our innovation engine
Complete certain product line achievements in Commercial Lines Transformation
Extend processing, underwriting, and policy administration efficiencies in the life insurance business
Deliver and leverage enhanced risk management capabilities
At its meeting on February 12, 2019, the NMIC human resources committee approved a final score of 1.33, which was multiplied by the target amounts for all of our named executive officers. In accordance with the plan design, 2018 was the last year EBTP incentive opportunities were awarded. The resulting cash payout for the 2016-2018 performance period is reported in Column (g) of the Summary Compensation Table.
We allocated long-term incentives for Messrs. Frommeyer, Ginnan, and Rasmussen to NFS based on NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the long-term incentives for the other named executive officers to NFS. Long-term incentives for our named executives were further allocated to NLIC (as compared to other NMIC entities) to reflect a blend of factors used to allocate ongoing NFS operating expenses, using forecasted revenue and headcount projections as applicable.
Clawback Policy
If we are required to prepare a material financial accounting restatement or to materially adjust the results of a metric used for funding incentive compensation plans, we may recover from any current or former person we determine to be an elected officer any amount in excess of what should have been paid, up to and including:
•	The amount of any incentive award under the PIP, SIP or LTPP to the extent the restatement impacts the amount awarded;

•	The total amount of awards granted to the extent the restatement impacts the amounts that would have been granted, with such awards valued in good faith in the discretion of the NMIC board of directors, and;
•	Any other amount determined by the NMIC board of directors, in its sole discretion, to have been improperly awarded.
Recovery may, at the NMIC board of directors’ discretion, be in the form of an adjustment to future incentive awards, as applicable.
For adjustments to incentive plan funding metrics that are not related to an accounting restatement, but are considered material for incentive payment purposes, the impacts will be analyzed to determine incentive plan materiality, and if recovery or additional payments are required the adjustments will be applied prospectively during the next incentive plan period.
Personal Benefits and Perquisites
We provide to our executive officers certain perquisites and other personal benefits, including health and welfare benefits, which are the same for all associates, and pension and savings plans, deferred compensation plans and personal perquisites, all of which we believe are consistent with market competitive practices. For more information about these personal benefits and perquisites, see columns (h) and (i) of the "Summary Compensation Table."
Termination Benefits and Payments
It is NMIC's practice to provide severance agreements to the NMIC Chief Executive Officer and a limited number of senior executive officers, including our named executive officers. The severance agreements are not triggered upon an executive officer’s voluntary termination. We provide additional information with respect to post-termination benefits provided under these severance agreements in "Potential Payments Upon Termination or Change of Control."
Certain termination-of-employment events may trigger post-termination payments and benefits in the event that a severance agreement does not apply to the payments and benefits. Those events include retirement, severance, termination for cause, death, disability and voluntary termination. The details of the benefits and payments made upon termination are also described in "Potential Payments Upon Termination or Change of Control."
Impact of Regulatory Requirements on Compensation
There were no regulatory requirements that influenced our compensation arrangements.
Conclusion
As discussed in "Compensation Objectives and Philosophy," we design our compensation programs to be competitive, to attract and retain top talent and to drive our performance, with the ultimate goal of increasing stakeholder and customer value. To attain these objectives, we compare ourselves to other companies that are similar to us in setting target pay opportunities and financial business goals. In 2018, the objectives for incentive purposes were established to reward value-creating performance and we awarded a substantial percentage of total compensation opportunity to our named executive officers in the form of pay-at-risk, which increases or decreases according to the level of our performance. Our business results produced payments under our short-term and long-term incentive plans for our named executive officers, rewarding our executive officers with what we believe to be reasonable pay relative to our 2018 performance, consistent with our pay-for-performance philosophy.
Compensation Committee Interlocks and Insider Participation
Our board of directors does not have a compensation committee. All named executive officers' compensation decisions were approved by the NMIC board of directors or NMIC human resources committee.

Summary Compensation Table
The information set forth in the "Summary Compensation Table" and other related compensation tables reflect the compensation allocated to us pursuant to the cost-sharing agreement with respect to our named executive officers.
Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Non-equity incentive plan compensation (g)	Change in pension value and non- qualified deferred compensation earnings (h)	All other compensation (i)	Total (j)
Kirt A. Walker, President & Chief Operating Officer	2018	$402,229	$43,945 [1]	$1,146,293 [2]	$190,886 [3]	$ 33,502[9]	$1,816,855
	2017	$385,260	$ 86,070	$ 982,259	$ 533,264	$ 23,802	$2,010,655
	2016	$378,254	$ –	$ 832,905	$ 363,749	$ 28,563	$1,603,471
Timothy G. Frommeyer, Senior Vice President– Chief Financial Officer, Financial Services & Insurance	2018	$ 71,803	$ 650[1]	$ 192,611[2]	$ –[4]	$ 4,008[10]	$269,072
	2017	$245,718	$ 5,639	$ 157,487	$ 390,898	$ 11,824	$ 811,566
	2016	$238,370	$ –	$ 123,060	$ 274,682	$ 13,353	$ 649,465
Steven A. Ginnan, Senior Vice President-Chief Financial Officer, NFS	2018	$206,068	$ 390	$ 90,501	$ –[5]	$10,032 [11]	$306,991
Stephen S. Rasmussen, NMIC Chief Executive Officer	2018	$189,445	$ –	$2,309,548 [2]	$ –[6]	$28,712 [12]	$2,527,705
	2017	$163,916	$ –	$ 1,776,704	$ 343,685	$ 28,500	$2,312,805
	2016	$169,081	$ –	$ 1,586,510	$ 311,728	$ 25,019	$2,092,338
John L. Carter, Senior Vice President- Nationwide Retirement Plans	2018	$184,196	$26,855 [1]	$ 883,997[2]	$ 11,635[7]	$12,986 [13]	$1,119,669
	2017	$178,743	$ 54,829	$ 824,499	$ 189,396	$ 12,670	$1,260,137
	2016	$171,436	$ 13,270	$ 661,562	$ 144,934	$ 16,395	$1,007,597
Eric S. Henderson, Senior Vice President–Individual Products and Solutions	2018	$337,450	$18,514 [1]	$ 515,453[2]	$ –[8]	$20,441 [14]	$891,858
	2017	$338,753	$ 37,931	$ 454,269	$ 597,144	$ 20,209	$1,448,306
	2016	$334,221	$ –	$ 420,542	$ 526,891	$ 20,294	$1,301,948
[1]	Represents the amount paid under the PIP that was attributed to a discretionary adjustment.
[2]	Represents the amount determined under the PIP for Messrs. Walker, Frommeyer, Ginnan, Rasmussen, and Henderson, and under the PIP and SIP for Mr. Carter, that was paid in 2019 for the 2018 performance year and attributed to financial, or for Mr. Rasmussen, financial and non-financial, metrics; and the amounts earned in 2018 and paid in 2019 under the three-year performance cycle and the EBTP under the LTPP, as follows: Mr. Walker—$338,370 (PIP) and $634,750 (three-year cycle) and $173,173 (EBTP); Mr. Frommeyer—$50,046 (PIP) and $117,352 (three-year cycle) and $25,213 (EBTP); Mr. Ginnan—$30,056 (PIP) and $50,180 (three-year cycle) and $10,265 (EBTP); Mr. Rasmussen—$429,943 (PIP) and $1,584,256 (three-year cycle) and $295,349 (EBTP); Mr. Carter—$461,007 (PIP and SIP) and $352,639 (three-year cycle) and $70,351 (EBTP); and Mr. Henderson—$142,554 (PIP) and $317,375 (three-year cycle) and $55,524 (EBTP).
[3]	Represents the change in pension value. There were no above-market earnings on deferred compensation.
[4]	In accordance with Instruction 3 to Item 402(c)(2)(viii), negative values are not included in the total. The actual change in pension value is ($157,184). There were no above-market earnings on deferred compensation.
[5]	In accordance with Instruction 3 to Item 402(c)(2)(viii), negative values are not included in the total. The actual change in pension value is ($22,329). There were no above-market earnings on deferred compensation.
[6]	In accordance with Instruction 3 to Item 402(c)(2)(viii), negative values are not included in the total. The actual change in pension value is ($67,705). There were no above-market earnings on deferred compensation.
[7]	Represents the change in pension value. There were no above-market earnings on deferred compensation.
[8]	In accordance with Instruction 3 to Item 402(c)(2)(viii), negative values are not included in the total. The actual change in pension value is ($123,255). There were no above-market earnings on deferred compensation.
[9]	Includes tax gross-ups totaling $518 for amenities received at company events and the contribution we made on behalf of Mr. Walker in the amount of $24,165 under the Nationwide Supplemental Defined Contribution Plan. Aggregate value of perquisites and personal benefits is less than $10,000.
[10]	Aggregate value of perquisites and personal benefits is less than $10,000.
[11]	Aggregate value of perquisites and personal benefits is less than $10,000.

[12]	Includes the value of amenities received at company events, tax gross-ups totaling $168 for such amenities, the actual incremental cost of Mr. Rasmussen's personal use of the company plane in the amount of $11,322, the contribution we made on behalf of Mr. Rasmussen in the amount of $15,218 under the Nationwide Supplemental Defined Contribution Plan and the company-paid portion for parking expenses and automotive service in the executive parking garage.
[13]	Includes a tax gross-up of $79 for amenities received at company events. Aggregate value of perquisites and personal benefits is less than $10,000.
[14]	Includes tax gross-ups totaling $268 for amenities received at company events and the contribution we made on behalf of Mr. Henderson in the amount of $13,251 under the Nationwide Supplemental Defined Contribution Plan. Aggregate value of perquisites and personal benefits is less than $10,000.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Kirt Walker, our Principal Executive Officer (PEO):
For 2018, our last completed fiscal year:
•	the median of the annual total compensation of all employees of our company (other than our PEO) was $33,243; and
•	the annual total compensation of our PEO, as reported in the Summary Compensation Table above, was $1,816,855; and
•	our PEO’s annual compensation was 55 times that of the median of the annual total compensation of all of our employees.
The median employee that was used for purposes of calculating the ratio of the annual total compensation of our PEO to the median of the annual total compensation of all employees is the same employee that was identified for the purposes of our 2018 disclosure. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure. To determine the annual total compensation of our median employee, we identified all elements of annual compensation as required by the Summary Compensation Table calculations, which included only the portion of compensation allocated to us under the cost-sharing agreement, resulting in the amount shown above. With respect to the annual total compensation of our PEO, we used the number reported in column (j) of the Summary Compensation Table shown above.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Grants of Plan-Based Awards in 2018
		Estimated future payouts under non-equity incentive plan awards[1]
Name (a)	Grant date (b)	Threshold (c)	Target (d)	Maximum (e)
Kirt A. Walker	2/13/2018 [2,3]	$219,721	$439,442	$1,010,717
	2/13/2018 [4]	$ 0	$868,034	$1,736,067
	2/13/2018 [5]	$ 0	$130,205	$ 260,410
Timothy G. Frommeyer	2/13/2018 [2,3]	$ 32,498	$ 64,995	n/a
	2/13/2018 [4]	$ 0	$126,379	$ 252,759
	2/13/2018 [5]	$ 0	$ 18,957	$ 37,914
Steven S. Ginnan	4/3/2018 [2,3]	$ 19,517	$ 39,033	$n/a
	4/3/2018 [4]	$ 0	$ 51,454	$ 102,909
	4/3/2018 [5]	$ 0	$ 7,718	$ 15,436

Estimated future payouts under non-equity incentive plan awards[1]
Name (a)	Grant date (b)	Threshold (c)	Target (d)	Maximum (e)
Stephen S. Rasmussen	2/13/2018 [2,3]	$211,234	$ 422,468	$ 971,677
	2/13/2018 [4]	$ 0	$1,480,444	$2,960,889
	2/13/2018 [5]	$ 0	$ 222,067	$ 444,133
John L. Carter	2/13/2018 [2,3]	$223,790	$ 447,580	$ 895,160
	2/13/2018 [4]	$ 0	$ 352,639	$ 705,277
	2/13/2018 [5]	$ 0	$ 52,896	$ 105,792
Eric S. Henderson	2/13/2018 [2,3]	$ 92,568	$ 185,135	n/a
	2/13/2018 [4]	$ 0	$ 278,313	$ 556,627
	2/13/2018 [5]	$ 0	$ 41,747	$ 83,494
[1]	Values are the amounts allocated to us pursuant to the cost-sharing agreement.
[2]	We calculated thresholds for certain metrics other than CNOI separately after a $350.0 million performance level was achieved on CNOI. Actual payment may be less than the amount shown.
[3]	Represents a PIP, or for Mr. Carter, a PIP and SIP, award.
[4]	Represents an LTPP award using NFS Sales and P&C DWP growth, and capital strength, as metrics. A time value of money factor of 3.1% will be added to the final payment.
[5]	Represents an EBTP award under the LTPP.
On February 13, 2018 and April 3, 2018, we granted short-term incentive award opportunities to our named executive officers. The amounts of these earned 2018 short-term award opportunities are reflected in the "Summary Compensation Table" in columns (d) and (g). On February 13, 2018 and April 3, 2018, we granted long-term incentive and EBTP target opportunities to all of our named executive officers. The amounts of these earned 2018 LTPP and EBTP award opportunities are reflected in the "Summary Compensation Table" in column (g).
Pension Benefits for 2018
Name (a)	Plan name (b)	Number of years credited service (c)	Present value of accumulated benefit[1] (d)	Payments during last fiscal year (e)
Stephen S. Rasmussen	Nationwide Retirement Plan	20.0	$ 15,299	$–
	Nationwide Supplemental Retirement Plan	20.0	$ 318,770	$–
Kirt A. Walker	Nationwide Retirement Plan	20	$ 171,621	$–
	Nationwide Supplemental Retirement Plan	20.0	$1,167,590	$–
Timothy G. Frommeyer	Nationwide Retirement Plan	31.3	$ 150,629	$–
	Nationwide Supplemental Retirement Plan	28.3	$ 219,114	$–
John L. Carter	Nationwide Retirement Plan	12.2	$ 41,058	$–
	Nationwide Supplemental Retirement Plan	12.2	$ 309,451	$–
Eric S. Henderson	Nationwide Retirement Plan	31.8	$ 963,678	$–
	Nationwide Supplemental Retirement Plan	28.8	$1,648,291	$–
Steven A. Ginnan	Nationwide Retirement Plan	26.3	$ 269,262	$–
	Nationwide Supplemental Retirement Plan	25.0	$ 323,518	$–
[1]	These amounts are unaudited.
The "Pension Benefits for 2018" table reports the years of credited service and the present value of accrued benefits under the Nationwide Retirement Plan, or "NRP," and the Nationwide Supplemental Retirement Plan, or "SRP," as of December 31, 2017. We discuss these plans in more detail below. The reported values are the present value of accrued benefits with benefit commencement occurring at normal retirement age, which is age sixty-five, payable as a life annuity.

Optional payment forms are available with reduced payments. A full single lump sum payment option is not available. Where applicable, "Number of years credited service" specified in column (c) for the NRP will reflect years credited for purposes of the Final Average Pay formula and the Account Balance formula.
Credited Service
The credited service reported in the "Pension Benefits for 2018" table represents complete years of credited service under the NRP and SRP; however, the NRP and the SRP provide for crediting of service in different ways. The NRP provides one month of credited service for each month a participant works, beginning with the participant's hire date. The SRP credits service based on the date an individual first becomes a participant. For details regarding how the SRP credits service, see the "Supplemental Defined Benefit Plan" section below. We do not provide credited service under the NRP or the SRP on a more favorable basis for the named executives than for other eligible participants.
Present Value of Accumulated Benefits
The reported present values of accumulated benefits, which are payable as a life annuity, are based upon the benefit earned from service and compensation as of December 31, 2018. The present values assume the participant survives to, and commences his or her benefit at, the earliest age at which unreduced benefits are payable, which is age sixty-five.
We base the present value determinations on the measurement date, discount rate, and postretirement mortality in accordance with FASB ASC 715, Compensation-Retirement Benefits. For the December 31, 2018, and 2017 valuations, the discount rates used under this guidance were 4.25% and 3.7%, respectively. There is no mortality discount prior to age sixty-five in the values reported above. We also used the Pension Protection Act Mortality Table.
Pension plan compensation includes base salary and certain management incentives. We allocate benefit values based on the compensation reported in the "Summary Compensation Table for 2018," and reflect the arrangement under the cost sharing agreement. The pension benefit values reflect the cost allocated to us.
Qualified and Supplemental Pension Plans
Nationwide Retirement Plan
NMIC maintains a qualified defined benefit plan called the Nationwide Retirement Plan, or the "NRP." In general, the named executive officers and other participants in the NRP will receive an annual retirement benefit under the NRP equal to the greater of the benefit calculated under the final average pay formula, if applicable, or the account balance formula. We describe these formulae below. Any participant, including a named executive officer, who we hired on or after January 1, 2002, will receive an annual retirement benefit under the NRP based solely on the account balance formula. Participants become fully vested in the NRP after the completion of three years of service. The accrued benefit is payable as a life annuity. Optional payment forms are available, however, with reduced payments. A full, single lump sum payment option is generally not available.
The NRP allows a participant the option of receiving his or her benefit at any age, provided that he or she is vested when he or she leaves NMIC. If a participant terminates his or her employment with NMIC before age sixty-five, and decides to receive benefits before age sixty-five, the participant will receive an actuarially reduced monthly benefit amount to reflect the longer payout period due to early distribution. Prior to January 1, 2010, benefits for vested participants who we hired before January 1, 2002, and who terminated employment after age fifty-five, were eligible for a subsidized early retirement benefit. The subsidized early retirement benefit is reduced 1% per year from age sixty-five to age sixty-two and 5% per year from age sixty-two to age fifty-five.
Effective January 1, 2010, the NRP was amended to eliminate the subsidized early retirement benefit for those employees who were hired before January 1, 2002. If the age requirements are met for these individuals, the NRP benefit upon termination of employment will be the greatest of the four following calculations: (i) the Final Average Pay (FAP) formula without the subsidized early retirement factor; (ii) the account balance formula at the time of termination of employment; (iii) the FAP formula benefit as of December 31, 2009, with the subsidized early retirement factor; or (iv) the account balance formula as of December 31, 2009.
Messrs. Henderson and Walker are eligible for the subsidized early retirement benefits. Although we hired Messrs. Frommeyer and Ginnan before January 1, 2002, they have not met the age requirement to be eligible for subsidized early retirement benefits. As a result, they are only eligible for actuarially reduced benefits upon termination. We hired Mr. Carter after January 1, 2002, and he is eligible only for an actuarially reduced benefit upon termination. Mr. Rasmussen is no longer eligible for early retirement benefits as he has reached the normal retirement age under the terms of the NRP.

The NRP provides a pre-retirement death benefit payable to a participant's spouse. The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.
The Final Average Pay Formula (FAP)
We compute the FAP formula benefit as follows:
•	1.25% of the participant's final average compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years subject to the limitations set forth in the Internal Revenue Code; plus
•	0.50% of the participant's final average compensation in excess of Social Security covered compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years and subject to the limitations set forth in the Internal Revenue Code.
For services rendered prior to January 1, 1996, final average compensation is equal to the average of the highest three consecutive covered compensation amounts of the participant in the participant's last ten years of service. For services rendered on January 1, 1996, or later, final average compensation is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant's last ten years of service. The NRP defines covered compensation to mean all wages reported on a Form W-2 Wage and Tax Statement from NMIC, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excluding:
•	severance pay and other amounts following the later of: (i) the pay period that includes the participant's date of termination, or (ii) the pay period in which the participant's date of termination is posted to NMIC’s payroll system;
•	company car value or subsidy or reimbursement for loss of company car;
•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provisions of health or other benefits to members of the participant's household;
•	any payment made to a participant to offset the tax cost of other amounts NMIC paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date;
•	expense reimbursement or expense allowances including reimbursement for relocation expenses;
•	retention payments made on or after January 1, 2002;
•	all gross-up payments, including the related compensation payment, made on or after January 1, 2002; and
•	compensation earned following the date on which a participant's employment status changes from eligible to ineligible and during the period he or she is ineligible.
Covered compensation is subject to Internal Revenue Code limits and, for purposes of determining final average compensation, is calculated on a calendar-year basis.
Social Security covered compensation means the average of the Social Security wage bases in effect during the thirty-five-year period ending with the last day of the year that the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age sixty-five, whichever is later.
Account Balance Formula
For employees hired (or rehired) before January 1, 2002, benefits are the greater of the FAP formula determination or the account balance formula, described below. We use the account balance formula to determine the retirement benefit under the NRP for all employees hired or rehired on or after January 1, 2002. The notional account under the account balance formula is comprised of the following components:
•	Opening Balance Amount: We determined the accrued benefit under the FAP formula as of December 31, 2001, and converted this accrued benefit into a lump sum that reflected the current value of that benefit; plus

•	Pay Credits: We add amounts to the account every pay period based on the participant's years of service and compensation. The pay credits range from 3% of pay if the participant has up to thirty-five months of service, plus 3% of pay over the Social Security wage base for the year in question, to 7% of pay for those with over twenty-two years of service, plus 4% of pay over the Social Security wage base for the year in question; plus
•	Interest Credits: We add interest amounts to the account on a biweekly basis based on the thirty-year United States Treasury bill rate in effect from the second month preceding the current quarter. The minimum interest rate is 3.25%.
Effective January 1, 2010, participants eligible for the FAP formula are not eligible to receive pay credits under the account balance formula after December 31, 2009; however, such participants do continue to receive interest credits on their account balance benefit.
Transition from FAP Formula to Account Balance Formula for Certain NRP Participants
Notwithstanding the foregoing description of NRP benefit calculation(s), for participants who were actively employed and accruing benefits under the FAP formula as of December 31, 2016, but had not yet attained age 55 as of such date, their FAP benefit accruals ceased as of such date. These participants accrue NRP benefits under the account balance formula after December 31, 2016. As a result, such participants’ overall accrued benefit under the NRP will generally be equal to the sum of:
The FAP benefit accumulated through December 31, 2016
PLUS
The account balance benefit accrued after December 31, 2016.
Nationwide Supplemental Retirement Plan
NMIC maintains the Nationwide Supplemental Retirement Plan, or "SRP," an unfunded, nonqualified supplemental defined benefit plan. The SRP provides supplemental retirement benefits to individuals who are in an executive-level position and who are receiving compensation in excess of the limits set by Section 401(a)(17) of the Internal Revenue Code. An individual's participation in the SRP begins the first day of January of the calendar year following the date they meet the eligibility requirements. Participants receive the following benefits under the SRP:
•	1.25% of the participant's final average compensation, as defined in the "Qualified Pension Plans" section above, multiplied by the number of years of service, up to a maximum of forty years; plus
•	0.75% of the participant's final average compensation in excess of Social Security-covered compensation, as defined in "Qualified Pension Plans" above, multiplied by the number of years of service, up to a maximum of forty years; less
•	benefits the executive accrued under the NRP.
For purposes of the SRP, the definition of "covered compensation" is the same as described above in the "Final Average Pay Formula" section, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company.
To the extent permitted under the rules governing nondiscrimination for the NRP, all or a portion of the benefit under the SRP for participants who were fully vested on December 31, 2008, was transferred to the NRP. As a result, for most fully vested participants, a greater portion of their retirement benefit will be provided under the NRP.
In addition, the SRP provides all participants with a minimum benefit equal to the accrued benefit under the SRP as of December 31, 2007. For participants who first became eligible on or after January 1, 1999, and before January 1, 2007, benefits vest over a period of five years. Benefits vest for participants who first become eligible on or after January 1, 2007, over a period of 49 months. The vested percentage is based on the lesser of the participant's vested percentage in the NRP or the vested percentage pursuant to a specified vesting percentage schedule under the SRP.
For all individuals who are new participants on or after January 1, 2009, the SRP credits service by providing twelve months of credited service on the date they become a participant and credits twelve months of service for each subsequent calendar year only if the individual meets the eligibility requirements as of the last day of the calendar year. For individuals who were participants in the SRP before January 1, 2009, the SRP provides one month of credited service for each month the participant performs service, beginning on the participant's date of hire through December 31, 2007. After December 31, 2007, these participants received credits for twelve months of service for a calendar year only if the individual meets the SRP eligibility requirements as of the last day of the calendar year.

Effective January 1, 2010, the SRP no longer provides a subsidized early retirement benefit for participants whose benefit calculation includes months of credited service accrued or credited on or after January 1, 2010. For an affected participant, the SRP determines his or her benefit by providing the greatest of three benefit calculations:
•	his or her SRP benefit as of December 31, 2007, with the subsidized early retirement factors;
•	his or her total benefit as of December 31, 2009 minus the benefits accrued under the NRP at date of termination, with the subsidized early retirement factors; or
•	his or her SRP benefit without subsidized early retirement factors at the date of termination.
Effective January 1, 2016, the maximum number of SRP participation service years includable in an individual’s benefit determination under the SRP is reduced from 40 years to 25 years. For SRP participants who had more than 25 years of participation service as of December 31, 2015, the maximum number of SRP participation years included in the SRP benefit determination is the total number of participation years as of December 31, 2015 (not to exceed 40 years). In addition, an additional vesting criterion is added to the SRP. In lieu of the previous four-year vesting schedule, participants now become 100% vested in their SRP benefit upon the attainment of 120 months of vesting service. Participants who were 100% vested as of January 1, 2016 will remain 100% vested. However, any participant who was not 100% vested had his vesting percentage, as of December 31, 2015, frozen until such time as he attains 120 months of vesting service. These participants become 100% vested at 120 months of vesting service. Lastly, effective as of January 1, 2016, SRP participants must be age 55 or older at the date of termination of employment to be eligible to receive benefits under the SRP.
Nationwide Savings Plan
The Nationwide Savings Plan, or the "NSP," is a qualified profit-sharing plan that includes a qualified cash or deferred arrangement and covers eligible employees of NMIC. Under the NSP, our named executive officers and other eligible participants may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Participant contributions are in the form of voluntary, pre-tax salary deductions or after-tax "Roth 401(k)" salary deductions. Participants who reach the age of fifty during the plan year may also make "catch up" contributions for that year of up to the IRS published limits. Participating Nationwide companies make matching employer contributions for the benefit of their participating employees, at a rate of 50% of the first 7% of compensation deferred or contributed to the NSP by each employee. The NSP holds all amounts that the participants contribute in a separate account for each participant and invests the amounts in the available investment options chosen by the participant.
For purposes of the NSP, covered compensation includes all wages reported on a Form W-2 Wage and Tax Statement from NMIC, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excludes:
•	severance pay and other amounts following the later of (i) the pay period that includes the participant's date of termination, and (ii) the pay period in which the participant's date of termination is posted to NMIC's payroll system;
•	company car value or subsidy or reimbursement for loss of a company car;
•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provision of health or other benefits to members of the participant's household;
•	any payment made to a participant to offset the tax cost of other amounts NMIC paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date or on account of a participant's severance date;
•	expense reimbursement or expense allowances including reimbursement for relocation expenses;
•	retention payments made on or after January 1, 2002;
•	all gross-up payments, including the related compensation payment, made on or after January 1, 2002; and
•	compensation earned following the date a participant’s employment status changes from eligible to ineligible and during the period he or she is employed in an ineligible status.

Covered compensation is subject to Internal Revenue Code limits and is calculated on a calendar-year basis.
A participant is eligible to receive the value of his or her vested account balance upon termination of his or her employment. However, he or she may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age fifty-nine and one-half years old. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. Vesting in employer matching contributions and earnings or losses on those contributions occurs on a pro rata basis over a period of five years.
The NSP offers an automatic enrollment and automatic increase feature, which applies to participants contributing less than 12% of their compensation.
Nationwide Supplemental Defined Contribution Plan
The Nationwide Supplemental Defined Contribution Plan, or "NSDC Plan," is an unfunded, nonqualified defined contribution supplemental benefit plan. The NSDC Plan provides benefits equal to employer matching contributions that would have been made for the participants under the Nationwide Savings Plan, or "NSP," but for the Internal Revenue Code's limitation on compensation that can be considered for deferrals to the NSP. Only executives of NMIC whose annual compensation is in excess of the limit set forth in the Internal Revenue Code are eligible to participate in the NSDC Plan. The benefits under the plan vest after five years of participation.
For purposes of the NSDC Plan, "covered compensation" refers to covered compensation as defined in "Nationwide Savings Plan" above, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. We credit individual accounts under the NSDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the plan. No guaranteed or above-market earnings are available under this plan. Participants may change their investment options on a daily basis.
Payouts under the NSDC Plan are made as follows:
•	credits made for plan years prior to 1996, and earnings on those amounts, are paid in January of the year following the year the participant’s employment terminates;
•	unless otherwise elected in accordance with the terms of the plan, credits made to the plan for plan years after 1995, and earnings on those amounts, are paid in 10 installments for participants who qualify for a benefit from the NRP and whose account balance exceeds $25,000, and in a single lump sum payment for all other participants.
Nonqualified Deferred Compensation for 2018
Name (a)	Executive contributions in last fiscal year[1] (b)	Registrant contributions in last fiscal year[2] (c)	Aggregate earnings in last fiscal year[3] (d)	Aggregate withdrawals/ distributions[4] (e)	Aggregate balance at last fiscal year end[5] (f)
Kirt A. Walker	$96,535	$17,215	[$58,588]	$151,127	$1,294,539
Timothy G Frommeyer	$ –	$ 1,983	$ 984	$ –	$ 30,874
Stephen S. Rasmussen	$ –	$15,380	[$22,491]	$ –	$ 312,595
John L. Carter	$28,765	$ 9,618	$ 6,904	$ 33,023	$ 279,093
Eric S. Henderson	$ –	$11,461	$ 3,399	$ –	$ 102,119
Steven A. Ginnan	$ –	$ 3,973	$ 1,303	$ –	$ 39,564
[1]	Amount represents voluntary deferrals to the Nationwide Individual Deferred Compensation Plan. These amounts are reported in the Salary, Bonus and Non-equity Incentive Compensation columns of the Summary Compensation Table.
[2]	Amount represents company contributions to the Nationwide Supplemental Defined Contribution Plan. These amounts are reported in the "All other compensation" column of the Summary Compensation Table.
[3]	Amount represents investment gain from applicable nonqualified deferred compensation plans attributable to all prior year deferrals in the plans. Investment gains or losses are attributable to the notional investment selections the executive officer makes. Executive officers may choose from approximately fifty investment options. These amounts are not reported in the Summary Compensation Table.
[4]	Amount represents distributions from the Nationwide Individual Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table.

[5]	Represents balances in the following plans: the Nationwide Individual Deferred Compensation Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Economic Value Incentive Plan. The Nationwide Economic Value Incentive Plan is a terminated plan that provided for involuntarily deferred compensation we may still pay to an executive officer based on his or her distribution election. These amounts were reported in the Summary Compensation Table for previous years.
Nonqualified Deferred Compensation Plans
We provide a voluntary deferred compensation plan to allow executives to prepare for retirement.
Nationwide Individual Deferred Compensation Plan
Under the "Nationwide Individual Deferred Compensation Plan," or "IDC Plan," eligible executives of NMIC may elect to defer payment of compensation otherwise payable to them. Eligible executive officers may enter into deferral agreements in which they may annually elect to defer up to 80% of their salary and short-term incentive compensation they earn during the following year or performance cycle. Participants may also defer up to 80% of the long-term incentive compensation they earn during the following performance cycle. Deferral elections are effective prospectively. Amounts an executive officer defers under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year in which the executive officer terminates his or her employment, including due to the death of the participant. However, an executive officer may elect to receive payments after the expiration of the deferral period the executive officer elects, from one to fifteen years from the year in which the deferral of compensation applies. If the entire account balance is less than $25,000 at the time a payment is due, the entire account balance will be distributed, regardless of the distribution election on file. We credit individual accounts under the IDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the IDC Plan. No guaranteed or above-market earnings are available under this plan. The plan permits participants to make investment changes on a daily basis. Each participant is always fully vested in his or her accrued amount.
The IDC Plan permits a participant or beneficiary to take an unscheduled withdrawal from his or her account provided that such elective withdrawal applies only to amounts earned and vested, including earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.
Potential Payments Upon Termination or Change of Control
We have entered into agreements and maintain plans that require us to provide compensation to our named executive officers upon an involuntary termination of employment. The following narrative describes the payments and benefits our named executive officers could receive under these agreements and plans. The tables that follow reflect our estimate of the payments and benefits, to the extent allocable to us under the cost-sharing agreement, we would provide to each of our named executive officers under various termination scenarios. The amounts shown in the tables assume that terminations of employment and, as applicable, the change of control, occurred on December 31, 2018.
Certain payments and benefits that are generally available to all salaried employees, and that do not discriminate in favor of the executive officers, such as disability benefits, are not disclosed. Generally, the amounts shown are estimates and actual payments and benefits could be more or less than the amounts shown.
Payments Made Upon Standard Termination
General Termination Payments
Regardless of the manner in which an executive officer’s employment terminates, he or she is entitled to receive the following amounts, which are earned during employment:
•	vested amounts contributed, plus related earnings under, the Nationwide Savings Plan, the Nationwide Individual Deferred Compensation Plan, and the Nationwide Supplemental Defined Contribution Plan;
•	amounts accrued and vested under the Nationwide Retirement Plan and the Nationwide Supplemental Retirement Plan; and
•	unused paid time off, up to specified limits and subject to certain limitations as specified within our paid time off plan.
Short-Term Incentive Awards
The effect of a termination of employment on certain executive officers' short-term incentives is controlled by the terms of either the PIP or the SIP, as applicable. Under these plans, unless otherwise provided by the NMIC human resources committee in connection with specified terminations of employment, we make a payment of a short-term incentive only if, and to the extent, the executive officer has attained the performance goals with respect to the related performance period, and only if we employ the executive officer through the end of the performance period. In addition, an executive officer must be employed through the date the short-term award is made. However, in the event an executive officer's employment terminates during the performance period, or prior to the date awards are paid, due to death or disability, the executive officer or the executive officer's estate will receive a portion or all of the incentive as the NMIC human resources committee determines, and subject to adjustment by the NMIC chief executive officer. In the event an executive officer's employment terminates during the performance period (or for PIP, prior to the date PIP payments are made) due to retirement or termination of the executive officer's employment without cause, the executive officer will remain eligible to receive a portion of the incentive based on the amount of time the executive officer was employed during the performance period on the date the PIP or SIP payment is made and the executive officer's attainment of the performance goals for the performance period.
Nationwide Long-Term Performance Plan
The LTPP plan design measures performance over a three-year period. The design requires both sales and direct written premium growth and capital strength in order for participants to receive payments, which will range from zero to two times the target amount. If a voluntary termination of employment or termination for cause occurs prior to the last day of the performance period, an executive officer's outstanding target award opportunities will be forfeited. If a termination is due to death, disability or retirement the target award opportunity will be prorated based on the number of days worked in the performance period. Because the termination payment tables that follow assume that the named executive officers worked through all three years of the 2016-2018 performance period, through the first and second years of the 2017-2019 performance period, and through the first year of the 2018-2020 performance period, the amounts shown in the tables relating to the awards under the LTPP reflect prorated opportunities for termination without cause or for termination due to death, disability or retirement, which would be paid after December 31, 2019 or 2020 (as applicable), based on actual performance. Organizational performance was estimated at target performance for purposes of these tables.
Effective for the 2018 performance year, LTPP participants received an EBTP grant designed to reward participants specifically for driving the success of Nationwide’s business transformation efforts. The grant is based on a one-year performance period and is in addition to the LTPP grants that are based on a three-year performance period.
Severance Payments and Benefits
Those named executive officers who do not have a severance agreement participate in the Nationwide Severance Pay Plan. The plan is generally available to all of our salaried employees and provides for certain payments if an employee, including an executive officer, involuntarily leaves the company due to job elimination. The longer an executive officer works for us, the more the executive officer may be eligible to receive as severance pay benefits when the executive officer's employment ends. In order to receive payment under the Nationwide Severance Pay Plan, if eligible, the executive officer must sign a severance and release agreement. We generally calculate severance pay as one week for each year of service, not to exceed twenty-five weeks, with a minimum of two weeks. Years of service used to calculate the severance payment includes all types of service with us, including service with affiliates and subsidiaries, calculated through the last date of employment.
Certain severance agreement guidelines are applicable to our executive officers. The guidelines provide for severance benefits that may be available to executive officers in lieu of the Nationwide Severance Pay Plan, assuming the executive signs the appropriate release. The guidelines allow management to offer the following when negotiating severance agreements with executive officers:
•	a lump-sum cash payment equal to six to twelve months, depending on the circumstances of departure, of the annual base salary in effect on the date of termination;
•	paid leave of absence of twenty-one days for executive officers over the age of forty to permit the executive officer time to seek legal advice regarding the terms of the severance agreement;
•	short-term incentive payments earned under the PIP, prorated to the date of termination;
•	up to one year of executive placement services, or a lump-sum payment of $6,800 in lieu of such services; and
•	payout of the current year earned but unused paid time off.
Executive Severance Agreements
NMIC has entered into executive severance agreements with the named executive officers. As of June 16, 2017, any termination employment for Mr. Rasmussen will be a voluntary termination under the terms of the severance agreement. Mr. Rasmussen attained age 65. The severance agreements are not triggered upon a voluntary termination of employment. Voluntary termination includes any termination of employment after age 65. NMIC entered into new agreements with Messrs. Walker and Carter on January 1, 2016. The initial term ended on December 31, 2016, with automatic one-year renewals commencing on January 1, 2017, unless NMIC or the executive officer gives notice of nonrenewal. NMIC entered into new agreements with Messrs. Frommeyer and Henderson on January 1, 2017. The initial term ended on December 31, 2017, with automatic one-year renewals commencing on January 1, 2018. NMIC entered into a new agreement with Mr. Ginnan on April 3, 2018. The initial term ended on December 31, 2018, with automatic renewals commencing on January 1, 2019.
The agreements provide that NMIC will pay salary, incentive compensation, and benefits as determined by NMIC's board of directors, or a committee thereof. The agreements also contain provisions related to certain payments and benefits NMIC would pay upon specified termination events, a portion of which would be allocated to NLIC. The details of those provisions are set forth below.
The executive severance agreements in effect as of December 31, 2018, for Messrs. Walker, Frommeyer, Ginnan, Henderson and Carter are substantially similar to each other. Each agreement contains material non-competition, non-solicitation and confidentiality provisions, which condition Nationwide's promises to pay severance on the executive officer's compliance with such provisions. The agreements also condition receipt of severance upon the execution of a binding release of NMIC and other related parties.
Under the executive severance agreements in effect as of December 31, 2018, upon a termination by NMIC without cause, the following payments and benefits would be provided:
•	a lump-sum cash payment equal to one times, as applicable, the annual base salary in effect immediately before the termination, payable within 30 days following the executive's termination;
•	a lump-sum cash payment equal to one times, as applicable, the short-term incentive compensation that would have been earned pursuant to the PIP or SIP during the fiscal year in which the executive officer's termination date occurs payable based on actual performance over the full year, payable when annual bonuses are paid to our other executives;
•	a lump-sum cash payment equal to the cost, including a gross-up payment to cover income and FICA taxes on the payment, to the executive officer of continuing the medical and dental coverage under COBRA, or under the retiree medical provisions of NMIC's medical plan, if applicable, for the executive officer, his spouse and dependents, for a specified period of time following the executive's termination date;
•	supplemental benefits equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans, had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;
•	in the event that the executive officer's termination date occurs within three years of the date on which the executive officer would have been first eligible to retire under the Nationwide Retirement Plan, a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan and the Nationwide Supplemental Retirement Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer's termination date or the earliest date the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;
•	a lump-sum cash payment equal to the matching contributions that NMIC would have made for the executive officer under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period defined in the agreement, as if the executive officer's contributions had continued in the same amount and at the same rate in effect immediately prior to the executive officer's termination date, payable within 30 days following the executive's termination date;
•	service and age credits for the purpose of eligibility under NMIC's retiree medical plan, as if the executive officer had continued employment through the executive severance agreement's specified severance period;
•	the right to retain certain computer and office equipment and furniture used at the executive officer's home; and
•	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs.
Whether a "substantial reorganization" has occurred will be determined by the board of directors of NMIC.

If the board of directors has determined that a substantial reorganization has occurred, it may establish a period of time during which the executive may terminate his employment if an event constituting "good reason" occurs. Under the severance agreements, the executive will have "good reason" to terminate his employment during the period established by the board of directors if any of the following events occur and remain uncured for 30 days after the executive's notice to NMIC of the event:
•	a material diminution in the executive’s authority, duties or responsibilities, as reasonably determined by the board of directors of NMIC;
•	a material change in the geographic location at which the executive must perform services;
•	a material diminution in the executive’s base salary, other than due to a change in base salary for all senior executives in NMIC; or
•	any action or inaction of NMIC that constitutes a material breach by NMIC of the severance agreement.
Under the severance agreements, "cause" means any of the following:
•	the executive has been convicted of a felony;
•	the executive neglects, refuses or fails to perform his material duties to NMIC, which failure has continued for a period of at least 30 days after notice from NMIC;
•	the executive engages in misconduct in the performance of his duties;
•	the executive engages in public conduct that is harmful to the reputation of NMIC;
•	the executive breaches his non-competition, non-disclosure or non-solicitation covenants; or
•	the executive breaches NMIC's written code of business conduct and ethics.
Payments Made Upon Retirement
If an executive officer were to retire on December 31, 2018, the executive officer would receive the full three-year 2016-2018 LTPP award relating to operating revenue growth/capital strength, an amount equal to two-thirds of the total target incentive opportunity for the 2017-2019 performance period and one-third of the total target incentive opportunity for the 2018-2020 performance period multiplied by the respective performance scores paid in the year following the end of the performance periods. For purposes of operating revenue growth/capital strength awards, retirement means a termination of employment on or after the date on which the executive officer has attained:
•	Normal Retirement Age;
•	age fifty-five and completed 120 months of vesting service; or
•	age sixty-two and completed sixty months of vesting service, as determined under the NRP.
The PIP and the SIP provide that if an executive officer retires, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on actual performance for the year.
Payments Made Upon Death or Disability
If an executive officer dies or becomes disabled, in addition to any applicable benefits listed in "Payments Made Upon Standard Termination," the executive officer will receive benefits under our disability plan or his named beneficiary will receive payments under NMIC's life insurance plan, as appropriate. In addition, under the PIP and the SIP, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which the termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on the actual performance for the year.
Payments Made Upon a Change of Control or Termination Upon or Following a Change of Control
The PIP, the SIP, the LTPP, and the Severance Pay Plan do not provide for special treatment of awards upon a change in control. However, a resignation for good reason following a substantial reorganization entitles executives with executive severance agreements to certain payments described above and shown in the tables below.

The following tables reflect our estimates of the allocated payments and benefits our named executive officers would have received, under the terms of the plans and agreements then in effect, if a termination of employment had occurred on December 31, 2018. All payments are made in a lump sum except as noted above.
Kirt A. Walker
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives[1]	$ 382,315	$ –	$–	$ 382,315
Long-term incentives:
LTPP 16-18 award[2]	$ 317,375	$ 317,375	$–	$ 317,375
LTPP 17-19 award[3]	$ 620,675	$ 620,675	$–	$ 620,675
LTPP 18-20 award[3]	$ 289,316	$ 289,316	$–	$ 289,316
EBTP award[4]	$ 108,233	$ 108,233	$–	$ 108,233
Life insurance proceeds	$ –	$ –	$–	$1,824,900
Cash severance[5]	$ –	$ 833,481	$–	$ –
Total compensation	$1,717,914	$2,169,080	$–	$3,542,814
[1]	Reflects the amount Mr. Walker would receive with respect to the 2018 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2018. The PIP requires that plan participants be employed on the date PIP awards are paid. However, since Mr. Walker would have qualified for retirement on December 31, 2018, he would receive the PIP payment. The "Termination without cause" column does not include the 2017 short-term incentive opportunity as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payments that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Walker would receive with respect to the 2016-2018 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2018.
[3]	Reflects the amount Mr. Walker would receive with respect to the 2017-2019 and 2018-2020 awards under the LTPP upon termination without cause, or for death, disability or retirement, on December 31, 2018. Mr. Walker would have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a two-thirds distribution of the total 2017-2019 award, which would have been paid in 2020, and a one-third distribution of the total 2018-2020 award, which would have been paid in 2021, using a performance score that was estimated as of December 31, 2018. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Walker would receive with respect to the 2018 award under the LTPP upon a termination, except for cause, on December 31, 2018.
[5]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2018 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2018 short-term incentive bonus; and one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Walker and his family. The amounts were not reduced to their present value.
Timothy G. Frommeyer
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives[1]	$ –	$ –	$–	$ 50,696
Long-term incentives:
LTPP 16-18 award[2]	$117,352	$117,352	$–	$117,352
LTPP 17-19 award[3]	$ –	$ 95,331	$–	$ 95,331
LTPP 18-20 award[3]	$ –	$ 42,122	$–	$ 42,122
EBTP award[4]	$ 25,204	$ 25,204	$ -	$ 25,204
Life insurance proceeds	$ –	$ –	$–	$ 43,532
Cash severance[5]	$ –	$132,390	$–	$ –
Total compensation	$142,556	$412,399	$–	$374,237
[1]	Reflects the amount Mr. Frommeyer would receive with respect to the 2018 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2018. Mr. Frommeyer would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2018. The PIP requires that plan participants be employed on the date PIP awards are paid. The "Termination without cause" column does not include the 2018 short-term incentive opportunity as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payments that would be made under the PIP. The amounts were not reduced to their present value.

[2]	Reflects the amount Mr. Frommeyer would receive with respect to the 2016-2018 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2018.
[3]	Reflects the amount Mr. Frommeyer would receive with respect to the 2017-2019 and 2018-2020 awards under the LTPP upon termination without cause, or for death, disability or retirement (not eligible), on December 31, 2018. Mr. Frommeyer would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2017-2019 award, which would have been paid in 2020, and a one-third distribution of the total 2018-2020 award, which would have been paid in 2021, using a performance score that was estimated as of December 31, 2018. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Frommeyer would receive with respect to the 2018 award under the LTPP upon a termination, except for cause, on December 31, 2018.
[5]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2018 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2018 short-term incentive bonus; and one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Frommeyer and his family. The amounts were not reduced to their present value.
Stephen S. Rasmussen
Benefits and payments upon termination	Voluntary termination	Termination without cause or resignation for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive[1]	$ 429,943	$ 429,943	$–	$ 429,943
Long-term incentives:
LTPP 16-18 award[2]	$1,584,256	$1,584,256	$–	$1,584,256
LTPP 17-19 award[3]	$1,239,302	$1,239,302	$–	$1,239,302
LTPP 18-20 award[3]	$ 493,432	$ 493,432	$–	$ 493,432
EBTP award[4]	$ 295,186	$ 295,186	$–	$ 295,186
Life insurance proceeds	$ –	$ –	$–	$ 495,000
Cash severance[5]	$ –	$ 194,314	$–	$ –
Total compensation	$4,042,119	$4,236,433	$–	$4,537,119
[1]	Reflects the amount Mr. Rasmussen would receive with respect to the 2018 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2018. The PIP requires that plan participants be employed on the date PIP awards are paid. However, since Mr. Rasmussen would have qualified for retirement on December 31, 2018, he would receive the PIP payment. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Rasmussen would receive with respect to the 2016-2018 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2018.
[3]	Reflects the amount Mr. Rasmussen would receive with respect to the 2017-2019 and 2018-2020 awards under the LTPP upon termination on December 31, 2018. Mr. Rasmussen would have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a two-thirds distribution of the total 2017-2019 award, which would be paid in 2020, and a one-third distribution of the total 2018-2020 award, which would be paid in 2021, using a performance score that was estimated as of December 31, 2018. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Rasmussen would receive with respect to the 2018 award under the LTPP upon a termination, except for cause, on December 31, 2018.
[5]	Includes an estimate of the amount we would pay under the severance plan guidelines for executives described above. For purposes of this table, we assumed a payment based on twelve months of base salary and $6,800, in lieu of outplacement services.
John L. Carter
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Sales Incentive[1]	$487,862	$ –	$–	$487,862
Long-term incentives:
LTPP 16-18 award[2]	$352,639	$352,639	$–	$352,639
LTPP 17-19 award[3]	$272,142	$272,142	$–	$272,142
LTPP 18-20 award[3]	$117,534	$117,534	$–	$117,534

Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
EBTP award[4]	$ 70,351	$ 70,351	$--	$ 70,351
Life insurance proceeds	$ –	$ –	$ –	$1,014,600
Cash severance[5]	$ –	$ 692,144	$ –	$ –
Total compensation	$1,300,528	$1,504,810	$ –	$2,315,128
[1]	Reflects the amount Mr. Carter would receive with respect to the 2018 short-term incentive payment under the SIP upon a termination of employment, except for cause, on December 31, 2018. We require that SIP participants be employed on the date SIP awards are paid. However, since Mr. Carter would have qualified for retirement on December 31, 2018, he would receive the SIP payment. The "Termination without cause" column does not include the 2018 short-term incentive opportunity, as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payment that would be made under the SIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Carter would receive with respect to the 2016-2018 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2018.
[3]	Reflects the amount Mr. Carter would receive with respect to the 2017-2019 and 2018-2020 awards under the LTPP upon termination without cause, or for death, disability or retirement, on December 31, 2018. Mr. Carter would not have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a two-thirds distribution of the total 2017-2019 award, which would have been paid in 2020, and a one-third distribution of the total 2018-2020 award, which would have been paid in 2021, using a performance score that was estimated as of December 31, 2018. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Carter would receive with respect to the 2018 award under the LTPP upon a termination, except for cause, on December 31, 2018.
[5]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2018 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2018 short-term incentive bonus; and one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Carter and his family. The amounts were not reduced to their present value.
Eric S. Henderson
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive[1]	$161,068	$ --	$ –	$ 161,068
Long-term incentives:
LTPP 16-18 award[2]	$317,375	$ 317,375	$ –	$ 317,375
LTPP 17-19 award[3]	$244,928	$ 244,928	$ –	$ 244,928
LTPP 18-20 award[3]	$ 92,762	$ 92,762	$ –	$ 92,762
EBTP award[4]	$ 55,524	$ 55,524	$--	$ 55,524
Life insurance proceeds	$ –	$ –	$ –	$2,185,051
Cash severance[5]	$ –	$ 544,941	$ –	$ –
Total compensation	$871,657	$1,255,530	$ –	$3,056,708
[1]	Reflects the amount Mr. Henderson would receive with respect to the 2018 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2018. The PIP requires that plan participants be employed on the date PIP awards are paid. However, since Mr. Henderson would have qualified for retirement on December 31, 2018, he would receive the PIP payment. The "Termination without cause" column does not include the 2018 short-term incentive opportunity as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payments that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Henderson would receive with respect to the 2016-2018 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2018.
[3]	Reflects the amount Mr. Henderson would receive with respect to the 2017-2019 and 2018-2020 operating revenue growth/capital strength awards under the LTPP upon termination without cause, or for death, disability or retirement, on December 31, 2018. Mr. Henderson would have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a two-thirds distribution of the total 2017-2019 award, which would be paid in 2020, and a one-third distribution of the total 2018-2020 award, which would be paid in 2021, using a performance score that was estimated as of December 31, 2018. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Henderson would receive with respect to the 2018 award under the LTPP upon a termination, except for cause, on December 31, 2018.

[5]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2018 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2018 short-term incentive bonus; and one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Henderson and his family. The amounts were not reduced to their present value.
Steven A. Ginnan
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives[1]	$ –	$ –	$–	$ 30,446
Long-term incentives:
LTPP 16-18 award[2]	$50,180	$ 50,180	$–	$ 50,180
LTPP 17-19 award[3]	$ –	$ 38,720	$–	$ 38,720
LTPP 18-20 award[3]	$ –	$ 17,150	$–	$ 17,150
EBTP award[4]	$10,265	$ 10,265	$–	$ 10,265
Life insurance proceeds	$ –	$ –	$–	$1,597,084
Cash severance[5]	$ –	$265,560	$–	$ –
Total compensation	$60,445	$381,875	$–	$1,743,845
[1]	Reflects the amount Mr. Ginnan would receive with respect to the 2018 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2018. Mr. Ginnan would not be eligible to receive a PIP award payment upon a voluntary termination on December 31, 2018. The PIP requires that plan participants be employed on the date PIP awards are paid. The "Termination without cause" column does not include the 2018 short-term incentive opportunity as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payments that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Ginnan would receive with respect to the 2016-2018 awards under the LTPP upon a termination of employment, except for cause, on December 31, 2018.
[3]	Reflects the amount Mr. Ginnan would receive with respect to the 2017-2019 and 2018-2020 awards under the LTPP upon termination without cause, or for death, disability or retirement (not eligible), on December 31, 2018. Mr. Ginnan would not have qualified for retirement under the LTPP and would forfeit the target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2017-2019 award, which would have been paid in 2020, and a one-third distribution of the total 2018-2020 award, which would have been paid in 2021, using a performance score that was estimated as of December 31, 2018. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Ginnan would receive with respect to the 2018 award under the LTPP upon a termination, except for cause, on December 31, 2018.
[5]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2018 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2018 short-term incentive bonus; and one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Ginnan and his family. The amounts were not reduced to their present value.
Director Compensation for 2018
We do not separately compensate members of our board of directors who are also our employees or employees of our affiliates, for their service on our board of directors. As Nationwide employees, our directors receive no additional compensation for service on our board of directors.
Compensation Policies and Practices as they Relate to Risk Management
We believe that our compensation programs do not provide incentives for excessive risk taking and do not lead to risks that are reasonably likely to have a material adverse effect on the company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding beneficial ownership as of March 21, 2018, of the holders of our common stock. Our directors and executive officers do not beneficially own any of our common stock.

Common Stock
The following table sets forth the number of issued and outstanding shares of our common stock owned by each person or entity known by us to be the beneficial owner of more than five percent of such common stock.
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Nationwide Financial Services, Inc. 1 Nationwide Plaza Columbus, Ohio 43215	3,814,779 shares	100%
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
License to Use Nationwide Name and Service Marks
We have a license to use the "Nationwide" trade name and certain other service marks solely for the purpose of identifying and advertising our long-term savings and retirement business and related activities.
Nationwide Mutual Agents
NMIC allows us to distribute our variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through NMIC agents.
See Note 15 to the audited consolidated financial statements included in the F pages of this report for a discussion of related party transactions.
Policies and Procedures for Review and Approval of Related Person Transactions
We have a written conflict of interests policy that is administered by the Office of Ethics. All executive officers and directors are subject to the policy, which is designed to cover related persons transactions with executive officers, directors and their immediate family members. The policy prohibits:
•	using position at Nationwide or affiliation with any Nationwide company for personal gain or advantage; and
•	any interest or association that interferes with independent exercise of judgment in the best interest of Nationwide.
We require our executive officers and directors to annually complete a conflict of interests certificate. This certificate requires the executive officers and directors to represent that they have read the conflict of interests policy and disclose any conflicts of interests. Each reported possible conflict of interest is reviewed by the Office of Ethics and addressed by appropriate action. The Office of Ethics submits an annual summary report to the Audit Committee covering each conflict of interest reported by a director or an executive officer who reports to Mr. Rasmussen, and the disposition of each matter. An annual summary report of the matters disclosed by other elected officers is submitted to the Chief Legal Officer.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

FOR THE YEAR ENDED DECEMBER 31, 2018

KPMG LLP

Suite 500

191 West Nationwide Blvd.

Columbus, OH 43215-2568

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules I, III, IV, and V (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1968.

Columbus, Ohio

February 27, 2019

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Operations

	Year ended December 31,
(in millions)	2018	2017	2016
Revenues
Policy charges	$2,749	$2,545	$2,361
Premiums	695	633	642
Net investment income	2,675	2,414	2,139
Net realized investment (losses) gains, including other-than-temporary impairment losses	(340)	12	(111)
Other revenues	21	9	8

Total revenues	$5,800	$5,613	$5,039

Benefits and expenses
Interest credited to policyholder account values	$978	$1,844	$1,406
Benefits and claims	1,651	1,283	1,298
Amortization of deferred policy acquisition costs	423	392	433
Other expenses, net of deferrals	1,300	1,193	998

Total benefits and expenses	$4,352	$4,712	$4,135

Income before federal income taxes and noncontrolling interests	$1,448	$901	$904
Federal income tax expense (benefit)	211	(408)	126

Net income	$1,237	$1,309	$778
Loss attributable to noncontrolling interests, net of tax	168	96	91

Net income attributable to Nationwide Life Insurance Company	$1,405	$1,405	$869

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Comprehensive (Loss) Income

	Year ended December 31,
(in millions)	2018	2017	2016
Net income	$1,237	$1,309	$778

Other comprehensive (loss) income, net of tax
Changes in:
Net unrealized (losses) gains on available-for-sale securities	$(1,588)	$550	$237
Net unrealized gains (losses) on derivatives used in cash flow hedging relationships	84	(100)	22

Total other comprehensive (loss) income, net of tax	$(1,504)	$450	$259

Total comprehensive (loss) income	$(267)	$1,759	$1,037
Comprehensive loss attributable to noncontrolling interests, net of tax	168	96	91

Total comprehensive (loss) income attributable to Nationwide Life Insurance Company	$(99)	$1,855	$1,128

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets

	December 31,
(in millions, except for share and per share amounts)	2018	2017
Assets
Investments:
Fixed maturity securities, available-for-sale	$53,337	$50,201
Mortgage loans, net of allowance	12,379	10,929
Policy loans	1,015	1,030
Short-term investments	1,892	1,406
Other investments	1,891	1,493

Total investments	$70,514	$65,059

Cash and cash equivalents	132	95
Accrued investment income	608	549
Deferred policy acquisition costs	6,830	5,676
Other assets	3,938	4,203
Separate account assets	97,056	105,607

Total assets	$179,078	$181,189

Liabilities and equity
Liabilities
Future policy benefits and claims	$66,074	$59,885
Short-term debt	407	—
Long-term debt	771	793
Other liabilities	2,880	3,433
Separate account liabilities	97,056	105,607

Total liabilities	$167,188	$169,718

Shareholder’s equity
Common stock ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4
Additional paid-in capital	2,153	1,718
Retained earnings	9,115	7,703
Accumulated other comprehensive (loss) income	(203)	1,308

Total shareholder’s equity	$11,069	$10,733
Noncontrolling interests	821	738

Total equity	$11,890	$11,471

Total liabilities and equity	$179,078	$181,189

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Equity

(in millions)	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholder’s equity	Non-controlling interest	Total equity
Balance as of December 31, 2015	$4	$1,718	$5,661	$367	$7,750	$644	$8,394
Comprehensive income (loss):
Net income (loss)	$—	$—	$869	$—	$869	$(91)	$778
Other comprehensive income	—	—	—	259	259	—	259

Total comprehensive income (loss)	$—	$—	$869	$259	$1,128	$(91)	$1,037
Change in noncontrolling interest	—	—	—	—	—	114	114

Balance as of December 31, 2016	$4	$1,718	$6,530	$626	$8,878	$667	$9,545

Comprehensive income (loss):
Net income (loss)	$—	$—	$1,405	$—	$1,405	$(96)	$1,309
Other comprehensive income	—	—	—	450	450	—	450

Total comprehensive income (loss)	$—	$—	$1,405	$450	$1,855	$(96)	$1,759
Cumulative effect of adoption of accounting principle[1]	—	—	(232)	232	—	—	—
Change in noncontrolling interest	—	—	—	—	—	167	167

Balance as of December 31, 2017	$4	$1,718	$7,703	$1,308	$10,733	$738	$11,471

Cumulative effect of adoption of accounting principle[2]	—	—	7	(7)	—	—	—

Adjusted Balance as of January 1, 2018	$4	$1,718	$7,710	$1,301	$10,733	$738	$11,471
Comprehensive income (loss):
Net income (loss)	—	—	1,405	—	1,405	(168)	1,237
Other comprehensive loss	—	—	—	(1,504)	(1,504)	—	(1,504)

Total comprehensive income (loss)	$—	$—	$1,405	$(1,504)	$(99)	$(168)	$(267)
Capital contribution from Nationwide
Financial Services, Inc.	—	435	—	—	435	—	435
Change in noncontrolling interest	—	—	—	—	—	251	251

Balance as of December 31, 2018	$4	$2,153	$9,115	$(203)	$11,069	$821	$11,890

[1]

Includes the reclassification of accumulated other comprehensive income on net unrealized gains on available-for-sale securities into retained earnings for the related tax effects resulting from the Tax Cuts and Jobs Act, as disclosed in Note 13.

[2]

The Company adopted ASU 2016-01 by recognizing a cumulative-effect adjustment, effective January 1, 2018, to reclassify the balance of accumulated other comprehensive income related to equity securities into retained earnings.

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows

	Year ended December 31,
(in millions)	2018	2017	2016
Cash flows from operating activities
Net income	$1,237	$1,309	$778
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment losses (gains), including other-than-temporary impairment losses	340	(12)	111
Interest credited to policyholder account values	978	1,844	1,406
Capitalization of deferred policy acquisition costs	(942)	(923)	(823)
Amortization of deferred policy acquisition costs	423	392	433
Amortization and depreciation	183	99	81
Future policy benefits and claims	(840)	(934)	(680)
Derivatives, net	272	(486)	(247)
Other, net	(5)	(319)	(77)

Net cash provided by operating activities	$1,646	$970	$982

Cash flows from investing activities
Proceeds from maturities of available-for-sale securities	$4,528	$4,471	$3,007
Proceeds from sales of available-for-sale securities	407	1,857	852
Purchases of available-for-sale securities	(10,821)	(11,648)	(8,938)
Proceeds from repayments and sales of mortgage loans	699	651	792
Issuances of mortgage loans	(1,988)	(1,807)	(2,163)
Net (purchases) sales of short-term investments	(486)	543	(1,174)
Collateral received, net	(563)	378	217
Purchase of Jefferson National Financial Corp, net of cash assumed	—	(186)	—
Other, net	(244)	(355)	(231)

Net cash used in investing activities	$(8,468)	$(6,096)	$(7,638)

Cash flows from financing activities
Net proceeds (repayments) from short-term debt	$407	$(300)	$(100)
Investment and universal life insurance product deposits	10,919	10,442	10,894
Investment and universal life insurance product withdrawals	(5,639)	(5,034)	(4,132)
Proceeds from Nationwide Trust Company, FSB for funding agreement transfer	772	—	—
Capital contribution from Nationwide Financial Services, Inc.	435	—	—
Other, net	(35)	21	19

Net cash provided by financing activities	$6,859	$5,129	$6,681

Net increase in cash and cash equivalents	$37	$3	$25
Cash and cash equivalents at beginning of year	95	92	67

Cash and cash equivalents at end of year	$132	$95	$92

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC,” or collectively with its subsidiaries, “the Company”) was incorporated in 1929 and is an Ohio-domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation, a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a wide range of products and services, which include fixed and variable individual annuities, private and public sector group retirement plans, life insurance, investment advisory services and other investment products.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators, life insurance agencies, specialists and registered investment advisors. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. and Nationwide Financial Network producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC. The Company has announced it will transition away from utilizing the exclusive agent model by 2020. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Wholly-owned subsidiaries of NLIC as of December 31, 2018 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Nationwide Investment Services Corporation (“NISC”), Nationwide Investment Advisor (“NIA”), Eagle Captive Reinsurance, LLC (“Eagle”) and Jefferson National Financial Corp (“JNF”) and its wholly-owned subsidiaries, Jefferson National Life Insurance Company (“JNL”), Jefferson National Life Insurance Company of New York (“JNLNY”), and Jefferson National Securities Corporation (“JNSC”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance (“COLI”) and individual annuity contracts on a non-participating basis. Olentangy is a Vermont-domiciled special purpose financial captive insurance company. NWSBL is an Ohio limited liability company. NISC is a registered broker-dealer. NIA is a registered investment advisor. Eagle is an Ohio-domiciled special purpose financial captive insurance company. JNF is a distributor of tax-advantaged investing solutions for registered investment advisors, fee-based advisors and the clients they serve. JNL and JNLNY are licensed to underwrite both fixed and variable annuity products. JNSC is a registered broker-dealer.

The Company completed its acquisition of JNF and its wholly-owned subsidiaries on March 1, 2017. Refer to Note 2 for detailed information related to the acquisition of JNF.

As of December 31, 2018 and 2017, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region in which a single event could cause a severe impact on the Company’s financial position, after considering insurance risk that has been transferred to external reinsurers.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. The consolidated financial statements include wholly-owned subsidiaries and consolidated variable interest entities (“VIEs”). All intercompany transactions have been eliminated.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include the balance and amortization of deferred policy acquisition costs (“DAC”), legal and regulatory reserves, certain investment and derivative valuations, certain future policy benefits and claims, goodwill, provision for income taxes and valuation of net deferred tax assets. Actual results could differ significantly from those estimates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Revenues and Benefits

Investment and universal life insurance products. Investment products are long-duration contracts that do not subject the Company to significant risk arising from mortality (the incidence of death) or morbidity (the incidence of disability resulting from disease or physical impairment). These include variable and fixed deferred annuity contracts in the accumulation phase with individuals and groups, as well as certain annuities without life contingencies. Universal life insurance products include long-duration insurance contracts that do not have fixed or guaranteed terms. These include universal life insurance, variable universal life insurance, COLI, bank-owned life insurance (“BOLI”) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, net realized investment gains and losses, surrender charges and other policy charges earned and assessed against policy account balances during the period. Policy charges are assessed on a daily, monthly or annual basis and are recognized as revenue when earned. Assessments for services provided in future periods are recorded as unearned revenue and recognized as revenue over the periods benefited. Surrender charges are recognized as revenue upon surrender of a contract in accordance with contractual terms.

Traditional life insurance products. Traditional life insurance products include those products with fixed and guaranteed terms, primarily consisting of whole life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Future Policy Benefits and Claims

The liability for future policy benefits and claims is primarily comprised of policyholder account balances. The assumptions and methods used in calculating the portion of the liability that does not represent the policyholder account balances depend on the type of product.

Investment and universal life insurance products. The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and for universal life insurance policies at the policy accrued account balance, which represents participants’ net deposits adjusted for investment performance, interest credited and applicable contract charges. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

The Company offers guarantees on variable and fixed indexed annuity products, which can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date less any customer withdrawals following the contract anniversary. These guarantees can also include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period.

As part of its valuation procedures, the Company makes an assumption of the expected utilization of guarantee benefits by participants. Guarantees that include a benefit that is wholly life contingent are accounted for as insurance liabilities that accumulate over time. Guarantees that are expected to be exercised using a net settlement option are accounted for as embedded derivatives, which are required to be separated and valued apart from the host variable annuity contracts.

Guaranteed minimum death benefits (“GMDB”) and certain guaranteed living withdrawal benefits (“GLWB”) on variable annuity and fixed indexed annuity products, as well as no-lapse guarantees on universal life and variable universal life insurance products are accounted for as insurance liabilities. Liabilities for these guarantees are calculated by multiplying the current benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date, less the cumulative guaranteed benefit payments plus interest. The Company evaluates its experience and assumptions and adjusts the benefit ratio as appropriate. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes, with a related charge or credit to benefits and claims in the period of evaluation. Determination of the expected benefit payments and assessments are based on a range of scenarios and assumptions, including those related to market rates of return and volatility, contract surrenders and mortality experience. The accounting for these guarantees impacts estimated gross profits used to calculate the balance and amortization of DAC and other similar balances.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Certain GLWB that are expected to net settle on variable annuity products represent embedded derivatives which are held at fair value and include the present value of attributed fees. Subsequent changes in the fair value of the embedded derivatives are recognized in results of operations as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivatives incorporate numerous, unobservable assumptions including, but not limited to, mortality, lapse rates, index volatility, benefit utilization and discounting. Benefit utilization includes a wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible) and efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes). Discounting includes liquidity and non-performance risk (the risk that the liability will not be fulfilled) and affects the fair value of the liability. The Company derives these inputs, which vary widely by product, attained age, policy duration, benefits in the money and the existence of surrender charges, from experience and industry data.

The Company offers certain indexed life insurance and annuity products for which the policyholders’ interest credits are based on market performance with caps and floors. The interest credits represent embedded derivatives within the insurance contract and therefore are required to be separated and valued apart from the host contracts. The embedded derivatives are held at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in results of operations as a component of interest credited to policyholder account values. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivatives incorporate numerous unobservable assumptions including, but not limited to, mortality, lapse rates and index volatility. The assumptions used to calculate the fair value of embedded derivatives are based on actual experience and industry data and are reviewed as part of an annual comprehensive study of assumptions. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

Traditional life and other insurance products. The process of calculating reserve amounts for traditional life insurance products involves the use of a number of assumptions, including those related to persistency (the percentage of insurance policies remaining in-force from year to year), mortality, morbidity, interest rates and certain other expenses.

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method, with a weighted average interest rate of 6.6% for the years ended December 31, 2018 and 2017 and estimates of mortality, morbidity, investment yields and persistency that were used or being experienced at the time the policies were issued, with a provision for adverse deviation.

The liability for future policy benefits for certain annuities with life contingencies was calculated using the present value of future benefits and certain expenses, discounted using weighted average interest rates of 4.7% and 4.8% for the years ended December 31, 2018 and 2017, respectively, with a provision for adverse deviation.

The Company offers certain short duration traditional insurance, consisting primarily of accident and health contracts. These short duration insurance contracts are subject to an internal modified coinsurance treaty where activity including premiums, investment income, losses paid and adjustments to reserves, dividends paid and expenses incurred are ceded from NLIC to NMIC. The Company’s reserve for short duration contracts was $137 million and $70 million as of December 31, 2018 and 2017, respectively.

Advances under FHLB funding agreements. The Company issues fixed and floating rate funding agreements to the Federal Home Loan Bank of Cincinnati (“FHLB”). The liabilities for such funding agreements are treated as annuities under Ohio law for life insurance companies and recorded in future policy benefits and claims. The amount of collateralized funding agreements outstanding with the FHLB as of December 31, 2018 and 2017 was $2.5 billion and $2.0 billion, respectively. In connection with an FHLB requirement for funding agreements, the Company held $53 million and $47 million of FHLB stock as of December 31, 2018 and 2017.

Reinsurance Ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. The Company obtains reinsurance from a diverse group of reinsurers and monitors concentration as well as financial strength ratings of the reinsurers to minimize counterparty credit risk. Such agreements do not relieve the original insurer from its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. On an ongoing basis, the Company monitors the financial condition of reinsurers. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Amounts recoverable from reinsurers are estimated in a manner consistent with future policy benefits and claims reserves. The Company reports its reinsurance recoverables net of any allowance for estimated uncollectible reinsurance recoverables, if deemed necessary. The Company’s consideration is based upon ongoing reviews of amounts outstanding, changes in reinsurer credit standings and other relevant factors.

Under the terms of contracts held with certain unaffiliated reinsurers, specified assets have been placed in trusts as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% of the reinsured reserves, as outlined in the underlying reinsurance contracts.

Deferred Policy Acquisition Costs

The Company has deferred certain costs that are directly related to the successful acquisition of new and renewal insurance and investment contracts. The methods and assumptions used to amortize and assess recoverability of the DAC balance depend on the type of product.

Investment and universal life insurance products. For certain investment and universal life insurance products, DAC is amortized with interest over the lives of the policies in relation to the present value of estimated gross profits, which is determined primarily from projected interest margins, policy charges and net realized investment gains and losses, less policy benefits and other expenses. The DAC asset related to investment and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on available-for-sale securities, with the corresponding adjustment recorded in accumulated other comprehensive income (“AOCI”). This adjustment to DAC represents the change in amortization that would have been required as a charge or credit to results of operations had such unrealized amounts been realized. DAC for investment and universal life insurance products is subject to recoverability testing in the year of policy issuance, and DAC for universal life insurance products is also subject to loss recognition testing annually.

The assumptions used in the estimation of gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual comprehensive study of assumptions. The most significant assumptions that are involved in the estimation of future gross profits include future net general and separate account investment performance, surrender/lapse rates, interest margins, renewal premiums and mortality. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary. The Company uses a reversion to the mean process to determine the assumption for the future net separate account investment performance. This process assumes different performance levels over the next three years, such that the separate account mean return, measured through the end of the life of the product, equals the long-term assumption. The Company’s long-term assumption for net separate account investment performance is approximately 6.3% growth per year as of December 31, 2018.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and on their related amortization patterns. In the event actual experience differs from assumptions or future assumptions are revised, the Company will record an increase or decrease in DAC amortization expense at the time such assessment is made, which could be significant.

Traditional life insurance products. DAC is amortized with interest over the premium-paying period of the related policies in proportion to premium revenue recognized. These assumptions are consistent with those used in the calculation of liabilities for future policy benefits at issuance. DAC is evaluated for recoverability in the year of policy issuance, and loss recognition testing is conducted annually.

Refer to Note 5 for discussion regarding DAC amortization and related balances.

Investments

Available-for-sale securities. Available-for-sale securities are reported at fair value, with unrealized gains and losses reported as a separate component of other comprehensive income, net of adjustments for DAC, future policy benefits and claims, policyholder dividend obligations and deferred federal income taxes. Realized gains and losses on sales of available-for-sale securities are recognized in operations based on the specific identification method. Interest and dividend income is recognized in net investment income when earned.

As of December 31, 2018 and 2017, 99% of fixed maturity securities were priced using externally sourced data. Independent pricing services are most often utilized (85% as of December 31, 2018 and 2017), and compared to pricing from additional sources, to determine the fair value of securities for which market quotations or quotations on comparable securities are available. For these securities, the Company obtains the pricing services’ methodologies and classifies the investments accordingly in the fair value hierarchy.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

A corporate pricing matrix is used in valuing certain corporate debt securities. The corporate pricing matrix was developed using publicly and privately available spreads for privately placed corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular fixed maturity security to be priced using this matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular security.

Non-binding broker quotes are also utilized to determine the fair value of certain fixed maturity securities when deemed appropriate or when quotes are not available from independent pricing services or a corporate pricing matrix. These securities are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers, as the brokers often do not provide the necessary transparency into their quotes and methodologies. At least annually, the Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

When the collectability of contractual interest payments on fixed maturity securities is considered doubtful, such securities are placed in non-accrual status and any accrued interest is excluded from investment income. These securities are not restored to accrual status until the Company determines that future payment of principal and interest is probable.

The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income in the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of the loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total investments of the Company. As of December 31, 2018 and 2017, cash collateral received was $195 million and $313 million, respectively. Additionally, the Company may receive non-cash collateral, which would be recorded off-balance sheet. As of December 31, 2018 and 2017, the fair value of the securities received as collateral and recorded off-balance sheet is $84 million and $43 million, respectively. The Company recognizes loaned securities in available-for-sale investments. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. Net income received from securities lending activities is included in net investment income. As of December 31, 2018 and 2017, the fair value of loaned securities was $273 million and $348 million, respectively.

For investments in certain residential and commercial mortgage-backed securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method, based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

The Company periodically reviews its available-for-sale securities to determine if any decline in fair value to below amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss, reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

In assessing corporate debt securities for other-than-temporary impairment (“OTTI”), the Company evaluates the ability of the issuer to meet its debt obligations, the value of the company or specific collateral securing the debt, the Company’s intent to sell the security and whether it is more likely than not the Company will be required to sell the security before the recovery of its amortized cost basis. The Company evaluates U.S. government and agencies and obligations of states and political subdivisions securities for OTTI by examining similar characteristics.

Mortgage-backed securities are assessed for impairment using default estimates based on loan level data, where available. Where loan level data is not available, a proxy based on collateral characteristics is used. The impairment assessment considers loss severity as a function of multiple factors, including unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property value, loan-to-value (“LTV”) ratio at origination and prepayment speeds. Cash flows generated by the collateral are then utilized, along with consideration of the instrument’s position in the overall structure, to determine cash flows associated with the security.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Certain asset-backed securities are assessed for impairment using expected cash flows based on various inputs, including default estimates based on the underlying corporate securities, historical and forecasted loss severities or other market inputs when recovery estimates are not feasible. When the collateral is regional bank and insurance company trust preferred securities, default estimates used to estimate cash flows are based on U.S. Bank Rating service data and broker research.

The Company evaluates its intent to sell on an individual security basis. OTTI losses on securities when the Company does not intend to sell the security and it is not more likely than not it will be required to sell the security prior to recovery of the security’s amortized cost basis are bifurcated, with the credit related portion of the impairment loss being recognized in results of operations and the non-credit related portion of the impairment loss and any subsequent changes in the fair value of those debt securities being recognized in other comprehensive income, net of applicable taxes and other offsets. To estimate the credit related portion of an impairment loss recognized in results of operations, the Company considers the present value of cash flows, discounted at the security’s effective interest rate. To the extent that the present value of cash flows, discounted at the security’s effective interest rate, generated by a debt security is less than the amortized cost, an OTTI is recognized through results of operations. It is possible that further declines in fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further OTTI, which could be significant.

The Company invests in fixed maturity securities that could qualify as VIEs, including corporate securities, mortgage-backed securities and asset-backed securities. The Company is not the primary beneficiary of these securities as the Company does not have the power to direct the activities that most significantly impact the entities’ performance. The Company’s potential loss is limited to the carrying values of these securities. There are no liquidity arrangements, guarantees or other commitments by third parties that affect the fair value of the Company’s interest in these assets.

Mortgage loans, net of allowance. The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. These mortgage loans are categorized into the following property types: office, industrial, retail, hotel, apartment and other. Mortgage loans held-for-investment are held at amortized cost less a valuation allowance for losses.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of each new mortgage loan. Third-party appraisals are obtained to support loaned amounts, as the loans are usually collateral dependent.

The collectability and value of a mortgage loan are based on the ability of the borrower to repay and/or the value of the underlying collateral. The Company’s commercial mortgage loans are typically structured with balloon payment maturities, exposing the Company to risks associated with the borrower’s ability to make the balloon payment or refinance the property.

Mortgage loans require a loan-specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan requires a loan-specific reserve, a provision for loss is established equal to the difference between the carrying value and either the fair value of the collateral less costs to sell or the present value of expected future cash flows, discounted at the loan’s effective interest rate. Loan-specific reserve charges are recorded in net realized investment gains and losses. In the event a loan-specific reserve charge is reversed, the recovery is also recorded in net realized investment gains and losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based primarily on loan surveillance categories and property-type classes, which reflects management’s best estimates of probable credit losses inherent in the portfolio of mortgage loans without specific reserves as of the balance sheet date. Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a group of borrowers’ ability to repay in the portfolio, the estimated value of the underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve changes are recorded in net realized investment gains and losses.

Management evaluates the credit quality of individual commercial mortgage loans and the portfolio as a whole through a number of loan quality measurements, including but not limited to LTV and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. These loan quality measurements contribute to management’s assessment of relative credit risk in the commercial mortgage loan portfolio. Based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible. This process identifies the risk profile and potential for loss individually and in the aggregate for the commercial mortgage loan portfolios. These factors are updated and evaluated at least annually.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Interest income on performing mortgage loans is recognized in net investment income over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest on non-accrual status mortgage loans is included in net investment income in the period collected. Loans are restored to accrual status when the principal and interest is current and it is determined the future principal and interest payments are probable or when the loan is modified. Loans are considered delinquent when contractual payments are 90 days past due.

Policy loans. Policy loans, which are collateralized by the related insurance policy, are held at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments. Short-term investments consist primarily of highly liquid mutual funds and government agency discount notes with maturities of twelve months or less at acquisition. The Company and various affiliates maintain agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the consolidated balance sheets. The Company carries short-term investments at fair value.

Other investments. Other investments consist primarily of alternative investments in hedge funds, private equity funds, private and emerging market debt funds, tax credit funds and real estate partnerships accounted for under the equity method, as well as trading securities, equity securities, collateralized consumer loans and capital stock with the FHLB. The Company applies mark-to-market accounting to trading securities and equity securities and recognizes changes in fair value in net realized investment gains and losses. Collateralized consumer loans and stock issued by the FHLB are recorded at amortized cost.

The Company holds alternative investments as described above and applies the equity method of accounting to these investments as it does not have a controlling financial interest. The Company recognizes income or losses from equity method investments in net investment income. These equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the investment might not be recoverable. The Company’s unfunded commitments related to alternative investments were $750 million and $787 million as of December 31, 2018 and 2017, respectively. The carrying value of alternative investments was $797 million and $582 million as of December 31, 2018 and 2017, respectively.

In the normal course of business, the Company has relationships with VIEs. If the Company determines that it has a variable interest and is the primary beneficiary, it consolidates the VIE. The Company is the primary beneficiary if the Company has the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and the obligation to absorb losses or receive benefits from the entity that could be potentially significant to the VIE. This determination is based on a review of the entity’s contract and other deal-related information, such as the entity’s equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity.

Consolidated VIEs are primarily made up of tax credit funds whereby the Company serves as the managing member and has guaranteed after-tax benefits to third party investors. The Company has sold $2.0 billion and $1.7 billion in tax credit funds to unrelated third parties as of December 31, 2018 and 2017, respectively. These guaranteed after-tax benefits are provided through periods ending in 2037 and are in effect for periods of approximately 15 years each. The tax credit funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.2 billion, but the Company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments, (3) the Company oversees the asset management of the deals and (4) changes in tax laws are explicitly excluded from the Company’s guarantees of after-tax benefits.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Net assets (controlling and noncontrolling interests) of all consolidated VIEs totaled $821 million and $738 million as of December 31, 2018 and 2017, respectively, and are included within the consolidated balance sheets primarily as other investments of $757 million, other assets of $369 million and other liabilities of $335 million as of December 31, 2018, and other investments of $680 million, other assets of $189 million and other liabilities of $158 million as of December 31, 2017. The Company’s general credit is not exposed to the creditors or beneficial interest holders of these consolidated VIEs. The results of operations and financial positions of each VIE for which the Company is the primary beneficiary, as well as the corresponding noncontrolling interests, are recorded in the consolidated financial statements. Ownership interests held by unrelated third parties in the consolidated VIEs are presented as noncontrolling interests in the equity section of the consolidated financial statements. Losses attributable to noncontrolling interests are excluded from the net income attributable to the Company on the consolidated statements of operations.

The Company is not required and does not intend to provide financial or other support outside of contractual requirements to any VIE.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks primarily associated with interest rates, equity markets and foreign currency. These derivative instruments primarily include swaps, futures contracts and options. All derivative instruments are held at fair value and are reflected as other assets or liabilities in the consolidated balance sheets.

The fair value of derivative instruments is determined using various valuation techniques relying predominantly on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels. In cases where observable inputs are not available, the Company will utilize non-binding broker quotes to determine fair value, and these instruments are classified accordingly in the fair value hierarchy. Price movements of these broker quotes are subject to validation and require approval from the Company’s management. Management uses models to internally value the instruments for comparison to the values received through broker quotes.

For derivatives that are not designated for hedge accounting, the unrealized and realized gains or losses are recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for cash flow hedge accounting, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into results of operations in the same period or periods that the hedged transaction impacts results of operations. The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in net realized investment gains and losses.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements, which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the forms of cash and marketable securities. Non-cash collateral received is recorded off-balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods, including market, income and cost approaches.

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The Company categorizes assets and liabilities held at fair value in the consolidated balance sheets as follows:

Level 1. Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds, where the value per share (unit) is determined and published daily and is the basis for current transactions.

Level 2. Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments and/or underlying collateral values.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimates of the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in the observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Fair Value Option. The Company assesses the fair value option election for newly acquired assets or liabilities on a prospective basis. There are no material assets or liabilities for which the Company has elected the fair value option.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of less than three months.

Goodwill and Other Intangibles

In connection with business acquisitions, the Company recognizes goodwill as the excess of the purchase price or fair value of consideration exchanged over the fair values of tangible assets acquired, liabilities assumed and separately identified intangible assets. Goodwill is not amortized, but is evaluated for impairment at the reporting unit level annually or on an interim basis, in addition to the annual evaluation, if an event occurs or circumstances change which would more likely than not reduce the fair value of a reporting unit below its carrying amount. If a reporting unit’s fair value is less than its carrying value, the Company will calculate implied goodwill. Goodwill is impaired at the reporting unit level if its carrying value exceeds the implied value of its goodwill.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and results of operations, and the selection of comparable companies used to develop market-based assumptions. The carrying value of goodwill was $269 million as of December 31, 2018 and 2017 and is included in other assets in the consolidated balance sheets. There were no impairments or additions to goodwill for the year ended December 31, 2018. There were no impairments to goodwill and total additions to goodwill were $69 million for the year ended December 31, 2017.

Indefinite-lived intangibles are evaluated for impairment annually in conjunction with the Goodwill impairment test and were immaterial as of December 31, 2018 and 2017. All other intangibles are amortized over the useful life of the intangible asset and are monitored for indicators of impairment. All other intangibles totaled $255 million and $267 million as of December 31, 2018 and 2017, respectively.

Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. In the separate account, investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. Separate account assets are recorded at fair value, with the value of separate account liabilities set to equal the fair value of separate account assets. Separate account assets are primarily comprised of public, privately-registered and non-registered mutual funds, whose fair value is primarily based on the funds’ net asset value (“NAV”). Other separate account assets are recorded at fair value based on the methodology that is applicable to the underlying assets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Federal Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce a deferred tax asset to the amount expected to be realized. Interest expense and any associated penalties which relate to tax years still subject to review by the Internal Revenue Service (“IRS”) are recorded as income tax expenses.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the consolidated financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that the Company believes impact its liability for additional taxes, such as the lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue. The Company believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

The Company files with the NMIC consolidated federal income tax return.

Jefferson National Financial Corp Acquisition

On March 1, 2017, the Company completed its acquisition of JNF. The Company acquired 100% of the stock of JNF for a total consideration of $201 million in cash. As a result of the acquisition, JNF and its subsidiaries became wholly-owned subsidiaries of Nationwide. JNF, based in Louisville, Kentucky, is a distributor of tax-advantaged investing solutions for registered investment advisors, fee-based advisors and the clients they serve.

The determination of fair value of assets acquired, liabilities assumed and purchase consideration reflects the Company’s estimates and assumptions.

The following table summarizes the fair value of consideration exchanged in the acquisition of JNF:

(in millions)
Total assets acquired	$5,522
Total liabilities assumed	(5,321)

Total consideration	$201

As a result of the JNF acquisition, the Company recognized goodwill of $69 million, representing the excess of fair value of consideration exchanged over the fair values of tangible assets acquired, liabilities assumed and separately identified intangible assets.

Subsequent Events

The Company evaluated subsequent events through February 27, 2019, the date the consolidated financial statements were issued.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

(3)	Recently Issued Accounting Standards

Adopted Accounting Standards

On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Liabilities. The amended guidance primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The Company adopted this guidance by recognizing a cumulative-effect adjustment within shareholder’s equity. This resulted in a decrease in accumulated other comprehensive income of $7 million and an increase of $7 million in retained earnings, net of taxes, as of January 1, 2018.

On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers using the modified retrospective method of adoption. The amended guidance develops a single, comprehensive model for entities to use to recognize revenue arising from contracts with customers. Under the standard, an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This revenue recognition is achieved as performance obligations are satisfied by the Company. The company also adopted ASU 2015-14, Deferral of the Effective Date, ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licenses, and ASU 2016-12, Revenue from Contracts with Customers: Narrow Scope Improvements and Practical Expedients. These amendments deferred the effective date of the updated model and clarified guidance on transition, collectability, noncash consideration and the presentation of sales taxes and other similar taxes. The Company adopted ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The amended guidance provides clarification and correction of unintended application of ASU 2014-09, Revenue from Contracts with Customers. The adoption of this guidance had no material impact on the Company’s consolidated financial statements.

On January 1, 2018, the Company adopted ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (a Consensus of the Emerging Issues Task Force). The amended guidance clarifies how certain transactions should be classified in the statement of cash flows. The adoption of this guidance had no material impact on the Company’s consolidated financial statements.

Pending Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases Section A – Leases. The amended guidance introduces a new standard on leases that requires recognition of assets and liabilities arising from all leasing arrangements with lease terms of more than 12 months on the balance sheet. The Company will adopt the ASU for annual periods beginning January 1, 2019. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. The guidance introduces a new approach for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. It also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The Company will adopt the ASU for annual periods beginning January 1, 2020. The Company is currently in the process of determining the impact of adoption.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities. The amendments expand hedge accounting for nonfinancial and financial risk components and revise the measurement methodologies to better align with an organization’s risk management activities. In addition, the amendments reduce complexity by simplifying the manner in which assessments of hedge effectiveness may be performed. The guidance is effective for interim and annual periods beginning after December 15, 2018 and should be applied on a modified retrospective basis. Early adoption is permitted. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-12, Financial Instruments – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. The amended guidance makes targeted improvements to the accounting for long-duration contracts for insurance entities to provide more decision-useful information, including requiring fair value measurement of certain contract features, requiring at least annual updates of cash flow assumptions and quarterly updates of discount rates in traditional product reserves and simplifying DAC amortization to be on a constant basis over the life of the contract. The guidance is effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently in the process of determining the impact of adoption.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which added certain fair value disclosure requirements for public companies. The Company will adopt the ASU for annual periods beginning January 1, 2020. The Company is currently in the process of determining the impact of adoption.

(4)	Long-Duration Contracts

Variable Annuity Contracts

The Company provides various forms of guarantees to benefit the related contractholders of variable annuity contracts issued through general and separate accounts. The primary guarantee types include GMDB and GLWB.

The GMDB, offered on variable annuity contracts, provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it by having the death benefit paid into the contract and having a second death benefit paid upon the survivor’s death.

The GLWB, primarily offered in the Company’s Lifetime Income products, are living benefits that provide for enhanced retirement income security without the liquidity loss associated with annuitization. The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of minimum return and contract duration.

Other guarantee types the Company previously offered include guaranteed minimum accumulation benefits (“GMAB”) and guaranteed minimum income benefits (“GMIB”). The GMAB is a living benefit that provides the contractholder with a guaranteed return of deposits, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years). The GMIB is a living benefit that provides the contractholder with a guaranteed annuitization stream of income. The separate account value subject to GMAB was $203 million and $291 million for the years ended December 31, 2018 and December 31, 2017, respectively. The net amount at risk, general account value and reserve balances for GMAB were immaterial as of December 31, 2018 and 2017. The separate account value subject to GMIB was $283 million and $355 million for the years ended December 31, 2018 and December 31, 2017, respectively. The general account value subject to GMIB was $43 million and $46 million as of December 31, 2018 and 2017, respectively. The net amount at risk and reserve balances for GMIB were immaterial as of December 31, 2018 and 2017. Paid claims for GMAB and GMIB were immaterial for the years ended December 31, 2018 and 2017.

The following table summarizes information regarding variable annuity contracts with GMDB and GLWB invested in general and separate accounts, as of the dates indicated (a contract may contain multiple guarantees):

	December 31, 2018				December 31, 2017
(in millions)	General account value	Separate account value	Net amount at risk[1]	Average age[2]	General account value	Separate account value	Net amount at risk[1]	Average age[2]
Contracts with GMDB:
Return of net deposits	$793	$30,276	$228	67	$842	$32,313	$16	67
Minimum return or anniversary contract value	1,660	28,473	2,164	72	1,764	33,337	347	71

Total contracts with GMDB	$2,453	$58,749	$2,392	70	$2,606	$65,650	$363	69

Total contracts with GLWB:
(Minimum return or anniversary contract value)	$63	$35,499	$330	68	$84	$39,183	$104	68

[1]	Net amount at risk is calculated on a policy-level basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit).
[2]	Represents the weighted average attained age of contractholders at the respective date.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes the reserve balances for the primary guarantees on variable annuity contracts, as of the dates indicated:

	December 31,
(in millions)	2018	2017
GMDB	$223	$164
GLWB	$554	$300

During 2018, the Company recognized a decrease in the liability for future policy benefits and claims in conjunction with the annual comprehensive review of assumptions for guarantees on variable annuity contracts, primarily related to market performance and expected policyholder behavior. For the year ended December 31, 2018, the updated assumptions resulted in a decrease to life insurance benefits and claims of $8 million and higher amortization of DAC of $6 million.

During 2017, the Company recognized an increase in the liability for future policy benefits and claims in conjunction with the annual comprehensive review of assumptions for guarantees on variable annuity contracts, primarily related to expected policyholder behavior. For the year ended December 31, 2017, the updated assumptions resulted in an increase to life insurance benefits and claims of $32 million and lower amortization of DAC of $10 million.

During 2016, the Company recognized an increase in the liability for future policy benefits and claims in conjunction with the annual comprehensive review of assumptions for guarantees on variable annuity contracts, primarily related to lapses, mortality, interest rates and market rates of return. For the year ended December 31, 2016, the updated assumptions resulted in an increase to life insurance benefits and claims of $62 million and lower amortization of DAC of $21 million.

Paid claims for GMDB were $20 million and $14 million for the years ended December 31, 2018 and 2017, respectively. Paid claims for GLWB were immaterial for the years ended December 31, 2018 and 2017.

The following table summarizes the account balances of variable annuity contracts with guarantees invested in separate accounts, as of the dates indicated:

	December 31,
(in millions)	2018	2017
Mutual funds:
Bond	$6,876	$7,167
Domestic equity	47,554	53,617
International equity	3,235	3,874

Total mutual funds	$57,665	$64,658
Money market funds	1,084	992

Total[1]	$58,749	$65,650

[1]

Excludes $38.3 billion and $40.0 billion as of December 31, 2018 and 2017, respectively, of separate account assets not related to variable annuity contracts with guarantees, primarily attributable to retirement plan, variable universal life and COLI products.

Fixed Indexed Annuity Contracts

The Company offers fixed indexed annuity products with a GMDB and GLWB. As of December 31, 2018, the fixed indexed annuity general account value was $14.8 billion, which included $440 million of general account value relating to contracts with GMDB and $4.7 billion of general account value relating to contracts with GLWB. The net amount at risk as of December 31, 2018 and paid claims for the year ended December 31, 2018 were immaterial for GMDB and GLWB. The reserve balances as of December 31, 2018 were immaterial and $54 million for GMDB and GLWB, respectively.

As of December 31, 2017, the fixed indexed annuity general account value was $9.8 billion, which included $351 million of general account value relating to contracts with the GMDB and $3.7 billion of general account value relating to contracts with GLWB. The net amount at risk as of December 31, 2017 and paid claims for the year ended December 31, 2017 were immaterial for GMDB and GLWB. The reserve balances as of December 31, 2017 were immaterial and $31 million for GMDB and GLWB, respectively.

The Company conducts an annual comprehensive review of assumptions for fixed indexed annuity guarantees. For the years ended December 31, 2018, 2017 and 2016, the updated assumptions resulted in an immaterial change to life insurance benefits and claims and amortization of DAC.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Universal and Variable Universal Life Insurance Contracts

The Company offers certain universal and variable universal life insurance products with no-lapse guarantees. These no-lapse guarantees provide that a policy will not lapse so long as the policyholder makes minimum premium payments. The reserve balances on these guarantees were $1.1 billion and $915 million as of December 31, 2018 and 2017, respectively. Paid claims on these guarantees were immaterial for the years ended December 31, 2018 and 2017.

During 2018, the Company recognized a decrease in the liability for future policy benefits and claims in conjunction with the annual comprehensive review of assumptions for universal and variable universal life insurance contracts with no-lapse guarantees, primarily related to expected interest spread and lapses. For the year ended December 31, 2018, the updated assumptions resulted in a decrease to life insurance benefits and claims of $35 million and higher amortization of DAC and other related balances of $15 million.

During 2017, the Company recognized an increase in the liability for future policy benefits and claims in conjunction with the annual comprehensive review of assumptions for universal and variable universal life insurance contracts with no-lapse guarantees, primarily related to expected policyholder renewal premiums. For the year ended December 31, 2017, the updated assumptions resulted in an increase to life insurance benefits and claims of $42 million and lower amortization of DAC and other related balances of $22 million.

During 2016, the Company recognized an increase in the liability for future policy benefits and claims in conjunction with the annual comprehensive review of assumptions for the no-lapse guarantees, primarily related to lapses, mortality and economic scenario expectations. For the year ended December 31, 2016, the updated assumptions resulted in an increase to life insurance benefits and claims of $21 million and lower amortization of DAC and other related balances of $9 million.

The following table summarizes information regarding universal and variable universal life insurance contracts with no-lapse guarantees invested in general and separate accounts, as of the dates indicated:

(in millions)	General account value	Separate account value	Adjusted insurance in force[1]	Average age[2]
December 31, 2018	$4,290	$2,021	$68,466	50
December 31, 2017	$3,637	$2,350	$61,489	51

[1]	The adjusted insurance in force is calculated on a policy-level basis and equals the respective guaranteed death benefit less the account value and reinsurance.
[2]	Represents the weighted average attained age of contractholders at the respective date.

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 2% of the Company’s life insurance in force in 2018 (3% in 2017 and 2016) and 30% of the number of life insurance policies in force in 2018 (31% in 2017 and 33% in 2016). The provision for policyholder dividends was based on the respective year’s dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

(5)	Deferred Policy Acquisition Costs

The following table summarizes changes in the DAC balance, as of the dates indicated:

	December 31,
(in millions)	2018	2017	2016
Balance at beginning of year	$5,676	$5,432	$5,200
Capitalization of DAC	942	923	823
Amortization of DAC, excluding unlocks	(440)	(461)	(412)
Amortization of DAC related to unlocks	17	69	(21)
Adjustments to DAC related to unrealized gains and losses on available-for-sale securities	635	(287)	(158)

Balance at end of year	$6,830	$5,676	$5,432

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The Company conducted its annual comprehensive review of model assumptions related to financial services operations used to project DAC and other related balances, including valuation of business acquired (“VOBA”) and unearned revenue reserves. For the year ended December 31, 2018, the Company recognized a decrease in amortization for DAC of $17 million and a decrease in amortization for other related balances of $43 million. The updated assumptions were primarily related to favorable market rates of return and changes to expected future mortality. This was partially offset by updated assumptions for expected policyholder renewal premiums, persistency and lapse rates.

For the year ended December 31, 2017, the Company recognized a decrease in amortization for DAC of $69 million and a decrease in amortization for other related balances of $13 million. The updated assumptions were primarily related to favorable market rates of return and changes to expected future mortality. This was partially offset by updated assumptions for expected policyholder renewal premiums, persistency and lapse rates.

For the year ended December 31, 2016, the Company recognized an increase in amortization for DAC of $21 million and a decrease in amortization for other related balances of $75 million. The updated assumptions were primarily related to a decrease in expected lapse rates and mortality performance. This was partially offset by updated assumptions for persistency, interest rates and market rates of return.

As disclosed in Note 2, ASU 2018-12, Financial Instruments – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, will simplify DAC amortization to be on a constant basis over the life of the contract, effective upon adoption.

(6)	Investments

Available-for-Sale Securities

The following table summarizes the amortized cost, unrealized gains and losses and fair value of available-for-sale securities, as of the dates indicated:

(in millions)	Amortized cost	Unrealized gains	Unrealized losses	Fair value
December 31, 2018
Fixed maturity securities:
U.S. government and agencies	$459	$28	$1	$486
Obligations of states and political subdivisions	4,026	290	23	4,293
Corporate securities	41,991	645	1,403	41,233
Residential mortgage-backed securities	2,797	65	39	2,823
Commercial mortgage-backed securities	1,731	9	19	1,721
Asset-backed securities	2,794	34	47	2,781

Total available-for-sale securities	$53,798	$1,071	$1,532	$53,337

December 31, 2017
Fixed maturity securities:
U.S. government and agencies	$358	$39	$1	$396
Obligations of states and political subdivisions	3,433	414	2	3,845
Corporate securities	37,643	2,018	220	39,441
Residential mortgage-backed securities	2,788	107	23	2,872
Commercial mortgage-backed securities	1,154	13	6	1,161
Asset-backed securities	2,466	44	24	2,486

Total fixed maturity securities	$47,842	$2,635	$276	$50,201
Equity securities[1]	73	10	4	79

Total available-for-sale securities	$47,915	$2,645	$280	$50,280

[1]

As disclosed within Note 3, the Company adopted ASU 2016-01 on January 1, 2018, which required the Company to measure equity securities at fair value with any changes in fair value recognized through net realized investment gains and losses.

The fair value of the Company’s available-for-sale securities may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. The Company believes the unrealized losses on these available-for-sale securities represent temporary fluctuations in economic factors that are not indicative of OTTI. The Company has the ability and intent to hold securities until anticipated recovery and does not have the intent to sell, nor is it more likely than not that it will be required to sell, fixed maturity securities in an unrealized loss position.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes the amortized cost and fair value of fixed maturity securities, by contractual maturity, as of December 31, 2018. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties.

(in millions)	Amortized cost	Fair value
Fixed maturity securities:
Due in one year or less	$1,644	$1,688
Due after one year through five years	11,360	11,371
Due after five years through ten years	17,066	16,641
Due after ten years	16,406	16,312

Subtotal	$46,476	$46,012
Residential mortgage-backed securities	2,797	2,823
Commercial mortgage-backed securities	1,731	1,721
Asset-backed securities	2,794	2,781

Total fixed maturity securities	$53,798	$53,337

The following table summarizes the components of net unrealized gains and losses, as of the dates indicated:

	December 31,
	2018	2017
Net unrealized (losses) gains on available-for-sale securities, before adjustments and taxes[1]	$(461)	$2,365
Adjustment to DAC and other expenses	161	(478)
Adjustment to future policy benefits and claims	(10)	(103)
Adjustment to policyholder dividend obligation	(21)	(88)
Deferred federal income tax benefit (expense)	71	(593)
Cumulative effect of adoption of accounting principle[2]	—	232

Net unrealized (losses) gains on available-for-sale securities	$(260)	$1,335

[1]	Includes net unrealized gains of $37 million and $38 million as of December 31, 2018 and 2017, respectively, related to the non-credit portion of other-than-temporarily impaired securities.
[2]	Represents impact of reclassifying AOCI related to available-for-sale securities into retained earnings for the related tax effects resulting from the Tax Cuts and Jobs Act, as disclosed in Note 13.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes the change in net unrealized gains and losses reported in AOCI, for the years ended:

	December 31,
(in millions)	2018	2017
Balance at beginning of year	$1,335	$553
Cumulative effect of adoption of accounting principle[1]	(7)	—

Adjusted balance at beginning of year	$1,328	$553
Unrealized (losses) gains arising during the year:
Net unrealized (losses) gains on available-for-sale securities before adjustments	(2,818)	1,191
Non-credit impairments and subsequent changes in fair value of impaired debt securities	(1)	37
Net adjustment to DAC and other expense	639	(287)
Net adjustment to future policy benefits and claims	93	(35)
Net adjustment to policyholder dividend obligations	67	(14)
Related federal income tax expense (benefit)	432	(318)

Unrealized (losses) gains on available-for-sale securities	$(1,588)	$574
Less: Reclassification adjustment for net realized gains and credit-related OTTI on available-for-sale securities, net of tax expense ($0 and $13 as of December 31, 2018 and 2017, respectively)	—	24

Change in net unrealized (losses) gains on available-for-sale securities	$(1,588)	$550
Cumulative effect of adoption of accounting principle[2]	—	232

Balance at end of year	$(260)	$1,335

[1]

The Company recognized a cumulative-effect adjustment on January 1, 2018 related to the adoption of ASU 2016-01, resulting in a reclassification of accumulated other comprehensive income into retained earnings. See Note 3 for more information.

[2]

Represents impacts of reclassifying accumulated other comprehensive income related to available-for-sale securities into retained earnings for the related tax effects resulting from the Tax Cuts and Jobs Act.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes, by asset class, available-for-sale securities, in an unrealized loss position based on the amount of time each type of security has been in an unrealized loss position, as well as the related fair value, as of the dates indicated:

	Less than or equal to one year		More than one year		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Unrealized losses[1]
December 31, 2018
Fixed maturity securities:
U.S. government and agencies	$55	$—	$31	$1	$1
Obligations of states and political subdivisions	843	16	166	7	23
Corporate securities	20,640	847	6,452	556	1,403
Residential mortgage-backed securities	652	8	673	31	39
Commercial mortgage-backed securities	614	8	403	11	19
Asset-backed securities	2,135	27	222	20	47

Total[2]	$24,939	$906	$7,947	$626	$1,532

December 31, 2017
Fixed maturity securities:
U.S. government and agencies	$53	$1	$—	$—	$1
Obligations of states and political subdivisions	77	—	111	2	2
Corporate securities	3,363	37	4,058	183	220
Residential mortgage-backed securities	370	3	433	20	23
Commercial mortgage-backed securities	307	2	127	4	6
Asset-backed securities	254	1	82	23	24

Total fixed maturity securities	$4,424	$44	$4,811	$232	$276
Equity securities[3]	12	2	30	2	4

Total[2]	$4,436	$46	$4,841	$234	$280

[1]

As of December 31, 2018 and 2017, there were $145 million and $67 million, respectively, of unrealized losses related to available-for-sale securities with a fair value to amortized cost ratio of less than 80%.

[2]	Represents 2,427 and 775 available-for-sale securities in an unrealized loss position as of December 31, 2018 and 2017, respectively.
[3]

As disclosed within Note 3, the Company adopted ASU 2016-01 on January 1, 2018, which required the Company to measure equity securities at fair value with any changes in fair value recognized through net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	December 31, 2018			December 31, 2017
(in millions)	Commercial	Residential	Total[1]	Commercial	Residential	Total[1]
Amortized cost:
Loans with non-specific reserves	$12,417	$1	$12,418	$10,963	$—	$10,963

Total amortized cost	$12,417	$1	$12,418	$10,963	$—	$10,963

Valuation allowance:
Non-specific reserves	$39	$—	$39	$34	$—	$34

Total valuation allowance[2]	$39	$—	$39	$34	$—	$34

Mortgage loans, net of allowance	$12,378	$1	$12,379	$10,929	$—	$10,929

[1]	The company did not hold any loans with specific reserves as of December 31, 2018 and 2017.
[2]	Changes in the valuation allowance are primarily due to portfolio growth and current period provisions. These changes for the years ended December 31, 2018 and 2017 were immaterial.

As of December 31, 2018 and 2017, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio. The Company had no mortgage loans 90 days or more past due and still accruing interest.

The following table summarizes the LTV and DSC ratios of the mortgage loan portfolio, as of the dates indicated:

	LTV ratio			DSC ratio
(in millions)	Less than 90%	90% or greater	Total	Greater than 1.00	Less than 1.00	Total
December 31, 2018
Apartment	$4,550	$116	$4,666	$4,644	$22	$4,666
Industrial	1,881	10	1,891	1,887	4	1,891
Office	2,193	—	2,193	2,184	9	2,193
Retail	3,298	6	3,304	3,302	2	3,304
Other	363	—	363	363	—	363

Total	$12,285	$132	$12,417	$12,380	$37	$12,417

Weighted average DSC ratio	2.06	1.48	2.06	n/a	n/a	n/a

Weighted average LTV ratio	n/a	n/a	n/a	58%	82%	58%

December 31, 2017
Apartment	$4,102	$102	$4,204	$4,181	$23	$4,204
Industrial	1,573	10	1,583	1,582	1	1,583
Office	1,752	—	1,752	1,738	14	1,752
Retail	2,995	4	2,999	2,996	3	2,999
Other	425	—	425	425	—	425

Total	$10,847	$116	$10,963	$10,922	$41	$10,963

Weighted average DSC ratio	2.06	1.31	2.05	n/a	n/a	n/a

Weighted average LTV ratio	n/a	n/a	n/a	59%	81%	59%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Available-For-Sale Securities on Deposit, Held in Trust and Pledged as Collateral

Available-for-sale securities with a carrying value of $22 million and $10 million were on deposit with various regulatory agencies, as required by law, as of December 31, 2018 and 2017, respectively. Available-for-sale securities with a carrying value of $365 million and $88 million were pledged as collateral to secure funding agreements as of December 31, 2018 and 2017, respectively. These securities are primarily included in fixed maturity securities in the consolidated balance sheets.

Net Investment Income

The following table summarizes net investment income, by investment type, for the years ended:

	December 31,
(in millions)	2018	2017	2016
Fixed maturity securities, available-for-sale	$2,116	$1,982	$1,781
Mortgage loans	503	450	407
Alternative investments	42	23	8
Policy loans	59	41	52
Other	50	27	21

Gross investment income	$2,770	$2,523	$2,269
Tax credit fund losses[1]	(27)	(44)	(68)
Investment expenses	(68)	(65)	(62)

Net investment income	$2,675	$2,414	$2,139

[1]	Represents losses on tax credit funds accounted for under the equity method of accounting. Tax benefits on these tax credit funds are recorded in federal income tax benefit.

Net Realized Investment Gains and Losses, Including Other-Than-Temporary Impairments

The following table summarizes net realized investment gains and losses, including OTTI, by source, for the years ended:

	December 31,
(in millions)	2018	2017	2016
Realized gains on sales[1]	$12	$53	$50
Realized losses on sales[1]	(10)	(16)	(90)
Net realized derivative losses	(309)	(9)	(42)
Valuation losses and other[2]	(30)	(5)	(3)
OTTI losses[3,4]	(3)	(11)	(26)

Net realized investment (losses) gains	$(340)	$12	$(111)

[1]

Gross gains of $12 million, $52 million and $49 million and gross losses of $10 million, $11 million and $89 million were realized on sales of available-for-sale securities during the years ended December 31, 2018, 2017 and 2016, respectively.

[2]

As disclosed within Note 3, the Company adopted ASU 2016-01 on January 1, 2018, which required the Company to measure equity securities at fair value with any changes in fair value recognized through net realized investment gains and losses.

[3]

OTTI on fixed maturity securities excludes non-credit losses of $3 million, $4 million and $6 million included in other comprehensive income for the years ended December 31, 2018, 2017 and 2016, respectively.

[4]	Includes impairments on alternative investment tax credit funds due to corporate tax rate reductions set forth in the Tax Cuts and Jobs Act during the year ended December 31, 2017.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes the reconciliation of the beginning and ending cumulative credit losses for fixed maturity securities as of dates indicated:

	December 31,
(in millions)	2018	2017	2016
Cumulative credit losses at beginning of year[1]	$(170)	$(195)	$(224)
New credit losses	—	(3)	(22)
Incremental credit losses	(2)	(2)	—
Losses related to securities included in the beginning balance sold or paid down during the period	17	30	51

Cumulative credit losses at end of year[1]	$(155)	$(170)	$(195)

[1]

Cumulative credit losses are defined as amounts related to the Company’s credit portion of the OTTI losses on debt securities that the Company does not intend to sell and that it is not more likely than not the Company will be required to sell prior to recovery of the amortized cost basis.

(7)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. In the normal course of business, the Company enters into transactions that expose the Company to interest rate risk arising from mismatches between assets and liabilities. The Company uses interest rate swaps and futures to reduce or alter interest rate exposure.

Interest rate contracts are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate contracts are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa.

Equity market risk management. The Company issues a variety of insurance products and annuity products with guarantees or indexed crediting features that expose the Company to equity risks. To mitigate these risks, the Company enters into a variety of derivatives including equity index futures, options and total return swaps.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. To mitigate this risk, the Company uses cross-currency swaps, which are included in derivatives designated and qualifying as hedging instruments in the following tables. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument are intended to mitigate the changes in the functional-currency equivalent cash flows of the hedged item.

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating these risks, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. The Company also considers the impact credit exposure could have on the effectiveness of the Company’s hedging relationships. As of December 31, 2018 and 2017, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

	December 31, 2018				December 31, 2017
	Derivative assets		Derivative liabilities		Derivative assets		Derivative liabilities
(in millions)	Fair value	Notional	Fair value	Notional	Fair value	Notional[1]	Fair value	Notional[1]
Derivatives designated and qualifying as hedging instruments	$129	$1,459	$46	$794	$60	$654	$93	$1,127
Derivatives not designated as hedging instruments:
Interest rate contracts	$—	$446	$1	$42	$25	$2,131	$73	$2,336
Equity contracts	438	19,984	—	641	1,070	15,738	—	2,081
Other derivative contracts	—	—	13	—	—	—	12	2

Total derivatives[1,2]	$567	$21,889	$60	$1,477	$1,155	$18,523	$178	$5,546

[1]	Fair value balance excludes immaterial accrued interest on derivative assets and liabilities for December 31, 2018 and 2017.
[2]

Excludes embedded derivatives included in future policy benefits and claims on the consolidated balance sheets of $627 million and $984 million as of December 31, 2018 and December 31, 2017, respectively.

Of the $567 million and $1.2 billion of fair value of total derivative assets at December 31, 2018 and 2017, $33 million and $62 million, respectively, are subject to master netting agreements. The Company received $508 million and $998 million of cash collateral and held $22 million and $101 million, respectively, of securities as off-balance sheet collateral, resulting in an immaterial uncollateralized position as of December 31, 2018 and 2017. Of the $60 million and $178 million of fair value of total derivative liabilities at December 31, 2018 and 2017, $33 million and $62 million, respectively, are subject to master netting agreements. The Company posted $14 million and $106 million of cash collateral, respectively, resulting in an immaterial uncollateralized position as of December 31, 2018 and 2017. In addition, the Company posted initial margin on derivative instruments of $144 million and $114 million as of December 31, 2018 and 2017, respectively.

The following table summarizes gains and losses for derivative instruments recognized in net realized investment gains and losses in the consolidated statements of operations, for the years ended:

	December 31,
(in millions)	2018	2017	2016
Derivatives instruments
Interest rate contracts	$30	$(9)	$13
Equity contracts	(329)	(25)	(81)
Other derivative contracts	(8)	2	8
Net interest settlements	(2)	(9)	(2)

Total derivative losses	$(309)	$(41)	$(62)
Change in embedded derivative liabilities and related fees[1]	—	32	20

Net realized derivative losses	$(309)	$(9)	$(42)

[1]

Excludes the change in embedded derivatives recognized in interest credited to policyholder account values in the consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016 of $(380) million, $646 million and $276 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

(8)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2018:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. government and agencies	$485	$—	$1	$486
Obligations of states and political subdivisions	53	4,235	5	4,293
Corporate securities	—	40,345	888	41,233
Residential mortgage-backed securities	1,505	1,318	—	2,823
Commercial mortgage-backed securities	—	1,721	—	1,721
Asset-backed securities	—	2,646	135	2,781

Total fixed maturity securities, available-for-sale, at fair value	$2,043	$50,265	$1,029	$53,337
Other investments at fair value[1]	878	1,195	5	2,078

Investments at fair value	$2,921	$51,460	$1,034	$55,415

Derivative instruments - assets	—	129	438	567
Separate account assets[2]	94,259	1,328	80	95,667

Assets at fair value	$97,180	$52,917	$1,552	$151,649

Liabilities
Future policy benefits and claims[3]	$—	$—	$627	$627
Derivative instruments - liabilities	—	46	14	60

Liabilities at fair value	$—	$46	$641	$687

[1]	Includes short-term investments, equity securities and trading securities of $1.9 billion, $121 million and $67 million, respectively.
[2]	Excludes $1.4 billion of separate account assets that use net asset value (“NAV”) as a practical expedient to estimate fair value.
[3]	Amount primarily represents the fair value of interest credits associated with certain indexed life and annuity products.

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2018:

(in millions)	Fixed maturity securities[2]	Other investments	Derivative assets[3]	Separate account assets	Total assets at fair value	Liabilities at fair value[3]
Balance as of December 31, 2017	$1,062	$14	$1,070	$61	$2,207	$996
Net (losses) gains
In operations[1]	(1)	—	(489)	19	(471)	(355)
In other comprehensive income	(34)	—	—	—	(34)	—
Purchases	84	3	376	—	463	—
Sales	(168)	—	(519)	—	(687)	—
Transfers into Level 3	118	—	—	—	118	—
Transfers out of Level 3	(32)	(12)	—	—	(44)	—

Balance as of December 31, 2018	$1,029	$5	$438	$80	$1,552	$641

[1]

Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized (losses) gains included in operations on assets and liabilities still held at the end of the year was ($357) million for future policy benefits and claims, ($302) million for derivative assets, and $2 million for derivative liabilities.

[2]	Non-binding broker quotes were utilized to determine a fair value of $801 million of the total fixed maturity securities as of December 31, 2018.
[3]	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

Transfers into and out of Level 3 during the year ended December 31, 2018 are primarily due to the change in observability of pricing inputs used for certain corporate securities. There were no material transfers between Levels 1 and 2 during the year ended December 31, 2018.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Living Benefit Guarantees

The following table summarizes significant unobservable inputs used for fair value measurements for living benefits liabilities, included in future policy benefits and claims and classified as Level 3 as of December 31, 2018:

Unobservable Inputs	Range
Mortality	0.1% - 10%[3]
Lapse	0% - 35%[4]
Wait period	0 yrs - 30 yrs[5]
Efficiency of benefit utilization[1]	60% - 100%[6]
Discount rate[2]	See note 2 below
Index volatility	15% - 25%

[1]	The unobservable input is not applicable to GMABs.
[2]

Incorporates the liquidity and non-performance risk adjustment. The liquidity spread takes into consideration market observables for spreads in illiquid assets. The non-performance risk adjustment reflects an additional spread over LIBOR, determined by market observables for similarly rated public bonds.

[3]	Represents the mortality for the majority of business with living benefits, with policyholder issue ages ranging from 45 to 85.
[4]	Certain scenarios could drive dynamic lapses outside of the specified range. The range shown represents lapses for the vast majority of scenarios.
[5]	A portion of the contractholders could never use the benefit, which would extend the range to an indeterminate period.
[6]

A portion of the contractholders could withdraw more than the benefit guarantee allows. For these policies, the excess withdrawals are assumed to be temporary before reverting back to 100% utilization.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the living benefits liability:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, benefit in-the-moneyness, tax status (i.e. qualified or non-qualified), interest rate levels, short-term equity market performance, partial withdrawal behavior and applicable surrender charges. All else being equal, policies that are in-the-money will have lower lapse rates than policies that are out-of-the-money, and policies that have a surrender charge present will have lower lapse rates than policies without a surrender charge.

The assumed wait period and the efficiency of utilization determine the timing and amount of living benefits withdrawals. These assumptions vary by the product type, age of the policyholder, policy size and policy duration. Many products have a bonus feature which enhances the guarantee on every policy anniversary for the first ten years, so long as withdrawals have not commenced. All else being equal, policies commencing withdrawals at a time around the year ten bonus will have higher liability values than policies commencing withdrawals 20 years after issue or policies commencing withdrawals only one year after issue. In addition, policies that are assumed to withdraw the maximum permitted amount will have a higher liability value than a policy that is assumed to withdraw less than the maximum allowed amount.

A higher discount rate tends to decrease the value of the liability and a lower discount rate tends to increase the value of the liability.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Indexed Products

The following table summarizes significant unobservable inputs used for fair value measurements for indexed universal life and indexed annuity products classified as Level 3 as of December 31, 2018:

Unobservable Inputs	Range
Mortality	0% - 5%¹
Lapse	0% - 10%
Index volatility	15% - 25%[2]

[1]	Represents the mortality for the majority of business, with policyholder issue ages ranging from 0 to 80.
[2]	Certain managed volatility indices utilize a 5% index volatility.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the indexed products:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability. Factors that impact the predicted lapse rate can include: age, policy duration, policy size, and applicable surrender charges. All else being equal, policies with a surrender charge present will have lower lapse rates than policies without a surrender charge.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

The following table summarizes assets and liabilities held at fair value on a recurring basis as of December 31, 2017:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Fixed maturity securities, available-for-sale:
U.S. government and agencies	$395	$—	$1	$396
Obligations of states, political subdivisions and foreign governments	60	3,780	5	3,845
Corporate securities	—	38,529	912	39,441
Residential mortgage-backed securities	1,190	1,682	—	2,872
Commercial mortgage-backed securities	—	1,161	—	1,161
Asset-backed securities	—	2,342	144	2,486

Total fixed maturity securities, available-for-sale, at fair value	$1,645	$47,494	$1,062	$50,201
Other investments at fair value[1]	401	1,157	14	1,572

Investments at fair value	$2,046	$48,651	$1,076	$51,773

Derivative instruments - assets	—	85	1,070	1,155
Separate account assets[2]	103,532	1,365	61	104,958

Assets at fair value	$105,578	$50,101	$2,207	$157,886

Liabilities
Future policy benefits and claims[3]	$—	$—	$984	$984
Derivative instruments - liabilities	—	166	12	178

Liabilities at fair value	$—	$166	$996	$1,162

[1]	Primarily includes short-term investments, equity securities and trading securities of $1.4 billion, $79 million and $74 million, respectively.
[2]	Excludes $649 million of separate account assets that use NAV as a practical expedient to estimate fair value.
[3]	Amount primarily represents the fair value of interest credits associated with certain indexed life and annuity products.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2017:

(in millions)	Fixed maturity securities[2]	Other investments	Derivative assets[3]	Separate account assets	Total assets at fair value	Liabilities at fair value[3]
Balance as of December 31, 2016	$1,421	$1	$633	$65	$2,120	$348
Net gains (losses)
In operations[1]	4	(1)	307	(4)	306	(648)
In other comprehensive income	63	—	—	—	63	—
Purchases	74	17	239	—	330	—
Sales	(176)	(3)	(109)	—	(288)	—
Transfers into Level 3	91	—	—	—	91	—
Transfers out of Level 3	(415)	—	—	—	(415)	—

Balance as of December 31, 2017	$1,062	$14	$1,070	$61	$2,207	$996

[1]

Net gains and losses included in operations are reported in net realized investment gains and losses and interest credited to policyholder accounts. The net unrealized losses on separate account assets are attributable to contractholders and therefore are not included in the Company’s earnings. The change in unrealized (losses) gains included in operations on assets and liabilities still held at the end of the year was $(638) million for future policy benefits and claims, $264 million for derivative assets, and $(10) million for derivative liabilities and $(1) million for other investments at fair value.

[2]	Non-binding broker quotes were utilized to determine a fair value of $721 million of total fixed maturity securities as of December 31, 2017.
[3]	Non-binding broker quotes were utilized to determine a fair value of all Level 3 derivative assets and liabilities.

Transfers into and out of Level 3 during the year ended December 31, 2017 are primarily due to the change in the observability of pricing inputs used for certain corporate securities. There were no material transfers between Levels 1 and 2 during the year ended December 31, 2017.

Financial Instruments Not Carried at Fair Value

The following table summarizes the carrying value and fair value of the Company’s financial instruments not carried at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below.

	December 31, 2018				December 31, 2017
	Carrying	Fair			Carrying	Fair
(in millions)	value	value	Level 2	Level 3	value	value	Level 2	Level 3
Assets
Investments:
Mortgage loans, net of allowance	$12,379	$12,167	$—	$12,167	$10,929	$10,876	$—	$10,876
Policy loans	$1,015	$1,015	$—	$1,015	$1,030	$1,030	$—	$1,030
Other investments	$84	$84	$—	$84	$78	$78	$—	$78

Liabilities
Investment contracts	$42,094	$40,113	$—	$40,113	$36,746	$34,711	$—	$34,711
Short-term debt	$407	$407	$—	$407	$—	$—	$—	$—
Long-term debt	$771	$999	$927	$71	$793	$1,070	$977	$93

Mortgage loans, net of allowance. The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the consolidated balance sheets approximates fair value as policy loans are fully collateralized by the cash surrender value of underlying insurance policies.

Other investments. Other investments not held at fair value consists of FHLB stock. The carrying amount reported in the consolidated balance sheets approximates fair value due to ownership restrictions and lack of market.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

Short-term debt. The carrying amount reported in the consolidated balance sheets approximates fair value due to the short-term nature of this debt instrument.

Long-term debt. The fair values for long-term debt are based on estimated market prices using observable inputs from similar debt instruments.

(9)	Goodwill

The following table summarizes changes in the carrying value of goodwill by segment for the years indicated:

(in millions)	Retirement Plans	Individual Products & Solutions	Total
Balance as of December 31, 2016[1]	$25	$175	$200
Adjustments	—	69	69

Balance as of December 31, 2017[1]	$25	$244	$269
Adjustments	—	—	—

Balance as of December 31, 2018[1]	$25	$244	$269

[1]	The goodwill balances have not been previously impaired.

(10) Closed Block

In connection with the sponsored demutualization of Provident Mutual Life Insurance Company (“Provident”) prior to its acquisition by the Company, Provident established a closed block for the benefit of certain classes of individual participating policies that had a dividend scale payable in 2001. Assets were allocated to the closed block in an amount that produces cash flows which, together with anticipated revenues from closed block business, is reasonably expected to be sufficient to provide for (1) payment of policy benefits, specified expenses and taxes, and (2) the continuation of dividends throughout the life of the Provident policies included in the closed block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales continues.

Assets allocated to the closed block benefit only the holders of the policies included in the closed block and will not revert to the benefit of the Company. No reallocation, transfer, borrowing or lending of assets can be made between the closed block and other portions of the Company’s general account, any of its separate accounts, or any affiliate of the Company without the approval of the Pennsylvania Insurance Department and the Ohio Department of Insurance (“ODI”). The closed block will remain in effect as long as any policy in the closed block is in force.

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will increase. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced. If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from the Company’s assets outside of the closed block, which are general account assets.

The assets and liabilities allocated to the closed block are recorded in the Company’s consolidated financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date Provident was acquired by the Company represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income, for the benefit of policyholders, over the period the policies in the closed block remain in force.

If actual cumulative earnings exceed expected cumulative earnings, the expected earnings are recognized in income. This is because the excess actual cumulative earnings over expected cumulative earnings, which represents undistributed accumulated earnings attributable to policyholders, is recorded as a policyholder dividend obligation. Therefore, the excess will be paid to closed block policyholders as an additional policyholder dividend expense in the future, unless it is otherwise offset by future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, actual earnings will be recognized in income.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholder benefits, policyholder dividends, premium taxes and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized gains and losses on investments held outside of the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies.

The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

The following table summarizes financial information for the closed block, as of the dates indicated:

	December 31,
(in millions)	2018	2017
Liabilities:
Future policyholder benefits	$1,533	$1,571
Policyholder funds and accumulated dividends	136	137
Policyholder dividends payable	18	20
Policyholder dividend obligation	35	110
Other policy obligations and liabilities	38	25

Total liabilities	$1,760	$1,863

Assets:
Available-for-sale securities	$1,202	$1,294
Mortgage loans, net of allowance	220	220
Policy loans	124	128
Other assets	80	77

Total assets	$1,626	$1,719

Excess of reported liabilities over assets	$134	$144

Portion of above representing other comprehensive income:
(Decrease) Increase in unrealized gain on fixed maturity securities, available-for-sale	$(67)	$14
Adjustment to policyholder dividend obligation	67	(14)

Total of above representing other than comprehensive income	$—	$—

Maximum future earnings to be recognized from assets and liabilities	$134	$144

Other comprehensive income:
Available-for-sale securities:
Fair value	$1,202	$1,294
Amortized cost	1,181	1,206
Shadow policyholder dividend obligation	(21)	(88)

Net unrealized appreciation	$—	$—

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes closed block operations for the years ended:

	December 31,
(in millions)	2018	2017	2016
Revenues:
Premiums	$50	$53	$56
Net investment income	75	81	84
Realized investment (losses) gains	—	(1)	(3)
Realized losses credited to policyholder benefit obligation	(4)	(4)	(1)

Total revenues	$121	$129	$136

Benefits and expenses:
Policy and contract benefits	$121	$115	$125
Change in future policyholder benefits and interest credited to policyholder accounts	(38)	(32)	(36)
Policyholder dividends	36	39	40
Change in policyholder dividend obligation	(12)	(8)	(8)
Other expenses	1	1	1

Total benefits and expenses	$108	$115	$122

Total revenues, net of benefits and expenses, before federal income tax expense	$13	$14	$14
Federal income tax expense	3	5	5

Revenues, net of benefits and expenses and federal income tax expense	$10	$9	$9

Maximum future earnings from assets and liabilities:
Beginning of period	$144	$153	$162
Change during period	(10)	(9)	(9)

End of period	$134	$144	$153

Cumulative closed block earnings from inception through December 31, 2018, 2017 and 2016 were higher than expected as determined in the actuarial calculation. Therefore, policyholder dividend obligations (excluding the adjustment for unrealized gains on available-for-sale securities) were $14 million, $22 million and $26 million as of December 31, 2018, 2017 and 2016, respectively.

(11)	Short-Term Debt

The Company classifies debt as short-term if the maturity date at inception is less than one year.

In December 2015, the Company renewed an agreement to increase its $600 million commercial paper program to $750 million. The Company had $362 million and no amount outstanding under this agreement as of December 31, 2018 and 2017, respectively.

In March 2018, the Company renewed an agreement with the FHLB to extend its ability to borrow in order to provide financing for operations. This extension, which expires on March 22, 2019, allows the Company access to borrow up to $250 million, which would be collateralized by pledged securities, at a borrowing rate set by the FHLB. The Company had $5.8 billion and $6.5 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2018 and 2017, respectively.

In April 2015, NMIC and the Company entered into a $750 million credit facility with a borrowing rate of 0.785% plus a U.S. LIBOR rate, which is based on the repayment date of the draw, which expires on April 2, 2020. The Company had no amounts outstanding under this agreement as of December 31, 2018 and 2017.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to the one-month U.S. LIBOR. The Company had no amounts outstanding under this agreement as of December 31, 2018 and 2017.

In December 2018, the Company entered into an agreement with NFS to borrow $45 million at a borrowing rate of 3.55% due in March 2019.

The amount of interest paid on short-term debt was immaterial for the years ended December 31, 2018, 2017 and 2016.

(12)	Long-Term Debt

The following table summarizes the carrying value of long-term debt, as of the dates indicated:

	December 31,
(in millions)	2018	2017
8.15% surplus note, due June 27, 2032, payable to NFS	$300	$300
7.50% surplus note, due December 31, 2031, payable to NFS	300	300
6.75% surplus note, due December 23, 2033, payable to NFS	100	100
Other[1]	71	93

Total long-term debt	$771	$793

[1]	Includes debt assumed in the JNF acquisition.

The Company made interest payments to NFS on surplus notes totaling $54 million for the years ended December 31, 2018, 2017 and 2016. Payments of interest and principal under the surplus notes require the prior approval of the ODI.

(13)	Federal Income Taxes

The following table summarizes the components of federal income tax expense (benefit) for the years ended:

	December 31,
(in millions)	2018	2017	2016
Current tax (benefit) expense[1]	$(21)	$(177)	$61
Deferred tax expense (benefit)[1]	232	(231)	65

Total federal income tax expense (benefit)	$211	$(408)	$126

[1]	Includes reclassification of AMT credit carryforwards from deferred tax assets to an income tax receivable as a result of the Tax Cuts and Jobs Act for the year ended December 31, 2017.

The following table summarizes how the total federal income tax expense (benefit) differs from the amount computed by applying the U.S. federal income tax rate to net income for the years ended:

	December 31,
	2018		2017		2016
(in millions)	Amount	%	Amount	%	Amount	%
Income before federal income taxes and noncontrolling interests	$1,448		$901		$904
Rate reconciliation:
Computed (expected tax expense)	$304	21%	$315	35%	$316	35%
Dividends received deduction	(45)	(3)%	(128)	(14)%	(144)	(16)%
Tax credits	(54)	(4)%	(90)	(10)%	(81)	(9)%
Impact of enacted tax law changes[1]	(28)	(2)%	(530)	(59)%	—	—%
Other, net	34	3%	25	3%	35	4%

Total federal income tax expense (benefit)	$211	15%	$(408)	(45)%	$126	14%

[1]

Includes the waived $11 million of government sequestration fees and $17 million of tax benefits related to the Tax Cuts and Jobs Act for the year ended December 31, 2018. Includes the remeasurement of deferred tax assets and liabilities of $(541) million and government sequestration fees of $11 million as a result of the Act for the year ended December 31, 2017.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was signed into law and became effective January 1, 2018. Impacts to the Company included a reduction in the corporate tax rate from 35% to 21%, repeal of the corporate alternative minimum tax (“AMT”) and other changes to the corporate tax rules. Upon the enactment of these tax law changes, the Company remeasured deferred tax assets and liabilities and assessed its investment portfolio for impairment. As a result of the Act, the Company recognized $530 million of federal income tax benefit and immaterial net realized investment loss in the statement of operations for the year ended December 31, 2017. Additional provisions of the Act applied to taxable years beginning after December 31, 2017, but were not effective as of the enactment date. Certain of these provisions, which included a reduced dividends received deduction, may adversely affect the Company’s future effective tax rate, taxable income and income tax expense.

Under the Act, the Company can continue to use AMT credit carryforwards to offset tax liability until 2021. To the extent that AMT credit carryovers exceed tax liabilities, 50% of the excess AMT credit carryovers remaining each year are refundable prior to 2021. Any remaining AMT credits will be fully refundable in 2021. As of December 31, 2017, the Company reclassified $253 million of AMT credit carryforwards, net of government sequestration fees of $11 million, as an income tax receivable. In December 2018, the taxing authority waived and the Company subsequently reversed the expense relate to the government sequestration fees on the AMT credit refund. As of In December 31, 2018, the Company had $284 million of an income tax receivable that was previously AMT credit carryforwards.

As of December 31, 2017, the valuation of deferred tax assets and liabilities related to life insurance reserves based on tax reserve methodology changes in the Act reflected the Company’s best estimates and assumptions at that time. The Company recorded $134 million of provisional amounts in both deferred tax assets and deferred tax liabilities as of December 31, 2017, with no impact to net deferred tax assets. These provisional amounts were finalized as of December 31, 2018, which resulted in a $9 million decrease to the provisional amounts recorded, with no impact to net deferred tax assets.

The Company’s current federal income tax receivable was $259 million and $166 million as of December 31, 2018 and 2017, respectively, and included in other assets on the consolidated balance sheet.

The Company received refunds of $6 million for the year ended December 31, 2018 and made payments of $8 million and $7 million for the years ended 2017 and 2016, respectively.

The following table summarizes the tax effects of temporary differences that gave rise to significant components of the net deferred tax liability included in other liabilities in the consolidated balance sheets, as of the dates indicated:

	December 31,
(in millions)	2018	2017
Deferred tax assets
Future policy benefits and claims	$544	$781
Tax credit carryforwards	387	350
Other	239	280

Gross deferred tax assets	$1,170	$1,411
Valuation allowance	(22)	(10)

Gross deferred tax assets, net of valuation allowance	$1,148	$1,401

Deferred tax liabilities
Deferred policy acquisition costs	$1,186	$971
Available-for-sale securities	54	589
Other	211	311

Gross deferred tax liabilities	$1,451	$1,871

Net deferred tax liability	$303	$470

As of December 31, 2018, the Company has gross federal net operating losses of $77 million, which expire between 2019 and 2037. As of December 31, 2018, the Company had $335 million in low-income-housing credit carryforwards, which expire between 2024 and 2038. In addition, the Company had $52 million in foreign tax credit carryforwards which expire between 2023 and 2026. The Company expects to fully utilize all carryforwards.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Based on the Company’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize the deferred tax assets for which the Company has not established valuation allowances.

The following table is a rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties:

(in millions)	2018	2017	2016
Balance at beginning of period	$10	$36	$36
Additions for current year tax positions	—	2	1
Additions for prior year tax positions	(1)	—	1
Reductions for prior years’ tax positions	—	(28)	(2)

Balance at end of period	$9	$10	$36

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2014 tax year.

(14)	Statutory Financial Information

Statutory Results

The Company’s life insurance subsidiaries prepare their statutory financial statements in conformity with the statutory accounting practices prescribed and permitted by insurance regulatory authorities, subject to any deviations prescribed or permitted by the applicable state departments of insurance.

Olentangy was granted a permitted practice from the Commissioner of Insurance of the State of Vermont allowing Olentangy to carry the assets placed in a trust account by Union Hamilton Reinsurance Ltd. and held for the benefit of the ceding insurer under a reinsurance agreement on its statutory statements of admitted assets, liabilities and surplus at net admitted asset value with the offset to surplus. In 2018, this permitted practice increased NLAIC’s valuation of this subsidiary by $67 million and did not have an impact on NLIC’s admitted deferred tax assets. In 2017, this permitted practice increased NLAIC’s valuation of this subsidiary by $56 million and did not have an impact on NLIC’s admitted deferred tax assets.

Eagle applies a prescribed practice from the State of Ohio that allows an alternative reserve basis on assumed liabilities, net of third party reinsurance, with respect to specified GMDB and GLWB obligations provided under substantially all of the variable annuity contracts issued and to be issued by NLIC. In 2018, this prescribed practice decreased NLIC’s valuation of this subsidiary by $183 million and did not have an impact on NLIC’s admitted deferred tax assets. In 2017, this prescribed practice decreased NLIC’s valuation of this subsidiary by $184 million and did not have an impact on NLIC’s admitted deferred tax assets.

Statutory accounting practices focus on insurer solvency and differ materially from GAAP primarily due to charging policy acquisition and other costs to expense as incurred, establishing future policy benefits and claims reserves based on different actuarial assumptions, excluding certain assets from statutory admitted assets, and valuing investments and establishing deferred taxes on a different basis.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The following table summarizes the statutory capital and surplus for the Company’s primary life insurance subsidiaries for the years ended:

	December 31,
(in millions)	2018	2017	2016
Statutory net income (loss)
NLIC	$711	$1,039	$751
NLAIC	230	(277)	(227)
JNL	7	—	N/A
JNLNY	—	—	N/A
Statutory capital and surplus
NLIC	$6,845	$5,949	$5,208
NLAIC	1,468	1,340	968
JNL	43	35	N/A
JNLNY	7	7	N/A

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to notify the Ohio Superintendent of Insurance of all dividends prior to payment, and they must seek prior regulatory approval to pay a dividend or distribute cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer as of the prior December 31. During the years ended December 31, 2018, 2017 and 2016 NLIC did not make a dividend payment to NFS. As of January 1, 2019, NLIC has the ability to pay dividends to NFS totaling $711 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

Regulatory Risk-Based Capital

The National Association of Insurance Commissioners’ (“NAIC”) Risk-Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity, based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. NLIC, NLAIC, JNL, JNLNY, Olentangy and Eagle each exceeded the minimum RBC requirements for all periods presented.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

(15)	Related Party Transactions

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, agreements related to reinsurance, cost sharing, tax sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services, investment management and software licensing. In addition, employees of the Company participate in several benefit plans sponsored by NMIC, for which the Company has no legal obligations. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, claims counts, policies in force, direct written premium, paid losses, pro rate share of employees or their salaries, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

The Company is party to a tax sharing agreement that reflects the NMIC consolidated federal return group, which includes its eligible life and non-life insurance company subsidiaries. The method of allocation among the companies is based upon separate return calculations with current benefit for tax losses and credits utilized in the consolidated return.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed pursuant to the enterprise cost sharing agreement. For the years ended December 31, 2018, 2017 and 2016, the Company was allocated costs from NMIC and NSC totaling $361 million, $324 million and $277 million, respectively.

Under the enterprise cost sharing agreement, the Company has an arrangement with NMIC to occupy office space. The Company made payments under the cost sharing agreement to NMIC of $16 million, $17 million and $19 million for the years ended December 31, 2018, 2017 and 2016, respectively.

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $3.4 billion as of December 31, 2018 and 2017. Total revenues from these contracts were $119 million, $125 million and $127 million for the years ended December 31, 2018, 2017 and 2016, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $107 million for the year ended December 31, 2018 and $111 million for the years ended 2017 and 2016.

The Company may underwrite insurance policies for its employees, officers and/or directors. The Company may offer discounts on certain products that are subject to applicable state insurance laws and approvals.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Revenues ceded to NMIC were $257 million for the year ended December 31, 2018, $158 million for the year ended December 31, 2017 and $209 million for the year ended December 31, 2016, while benefits, claims and expenses ceded during these years were $237 million, $108 million and $185 million, respectively.

Funds of Nationwide Funds Group (“NFG”), a group of Nationwide businesses that develops, sells and services mutual funds, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2018, 2017 and 2016, customer allocations to NFG funds totaled $61.6 billion, $66.7 billion and $61.4 billion, respectively. For the years ended December 31, 2018, 2017 and 2016, NFG paid the Company $230 million, $221 million and $199 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $1.4 billion and $1.0 billion as of December 31, 2018 and 2017, respectively.

During the fourth quarter of 2018, $1.0 billion of FHLB fixed-rate advances previously held by Nationwide Trust Company, FSB (formerly Nationwide Bank), an affiliate of the Company, were transferred to the Company along with $772 million of cash, $207 million of commercial mortgage loans, $152 million of fixed maturity securities and $65 million of other investments. The advances were converted to funding agreements and are classified as future policy benefits and claims consistent with other funding agreements with the FHLB.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates were $72 million for the years ended December 31, 2018 and 2017 and $65 million for the year ended 2016.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

The Company provides financing to Nationwide Realty Investors, LTD, a subsidiary of NMIC, at interest rates ranging from 3.27% to 5.00% and due dates between January 2022 and June 2038. As of December 31, 2018, 2017 and 2016, the Company had notes receivable outstanding of $321 million, $313 million and $332 million, respectively.

The Company provides financing to Nationwide Advantage Mortgage Company (“NAMC”), a subsidiary of NMIC, at an interest rate of 5.57% and due date in November 2019. As of December 31, 2018, 2017 and 2016, the Company had notes receivable outstanding of $4 million, $7 million and $11 million, respectively.

The Company provides financing to Nationwide Trust Company, FSB at an interest rate of LIBOR plus 0.785% and due date in March 2019. The Company had notes receivable outstanding of $165 million for the year ended December 31, 2018 and $0 for the years ended 2017 and 2016.

The Company received a capital contribution from NFS of $435 million during the year ended December 31, 2018.

(16)	Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s consolidated financial position. The Company maintains Professional Liability Insurance and Director and Officer Liability insurance policies that may cover losses for certain legal and regulatory proceedings. The Company will make adequate provision for any probable and reasonably estimable recoveries under such policies.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS, the Office of the Comptroller and the Currency and state insurance authorities. Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or its affiliates, the Company is cooperating with regulators.

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third-party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business with various third parties based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated, and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

(17)	Reinsurance

The following table summarizes the effects of reinsurance on life, accident and health insurance in force and premiums for the years ended:

	December 31,
(in millions)	2018	2017	2016
Premiums
Direct	$1,057	$962	$1,011
Assumed from other companies	83	—	—
Ceded to other companies[1]	(445)	(329)	(369)

Net	$695	$633	$642

Life, accident and health insurance in force
Direct	$303,578	$291,984	$275,404
Assumed from other companies	2	2	2
Ceded to other companies	(64,852)	(62,714)	(61,674)

Net	$238,728	$229,272	$213,732

[1]

Amount includes revenues ceded to NMIC of $257 million, $158 million and $209 million for the years ended December 31, 2018, 2017 and 2016, respectively, under a modified coinsurance agreement whereby all of the Company’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC.

Amounts recoverable under reinsurance contracts totaled $1.0 billion, $1.1 billion and $683 million as of December 31, 2018, 2017 and 2016, respectively, and are included in other assets in the consolidated balance sheets.

(18)	Segment Information

Management views the Company’s business primarily based on its underlying products and uses this basis to define its business segments. During the 2017 second quarter, the Company reorganized its business segments based on the internally-aligned segment leadership structure, which is how the Company monitors results and assesses performance. The Company now has three reportable segments: Individual Products & Solutions (“IPS”), Retirement Plans and Corporate and Other. All prior period business segment results have been updated to conform to the current period presentation.

The primary segment profitability measure that management uses is a financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) certain changes in variable annuity liabilities and net realized investment gains and losses, except for operating items, such as trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to certain product hedges; (2) the adjustment to amortization of DAC related to certain changes in variable annuity liabilities and net realized investment gains and losses; and (3) net losses attributable to noncontrolling interest. The Company believes this financial measure enhances the understanding and comparability of its performance by highlighting its results from continuing operations and their underlying profit drivers.

Individual Products and Solutions

IPS offers the following products: individual deferred annuity contracts, immediate annuities, and various life insurance products. Individual deferred annuity contracts offered consist of deferred variable annuity contracts, deferred fixed annuity contracts and deferred fixed indexed annuity contracts. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features. Deferred fixed annuity contracts offered by the Company generate a return for the customer at a specified interest rate fixed for prescribed periods, while deferred fixed indexed annuity contracts generate a return for the customer based on market performance with caps and floors. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner’s lifetime without future access to the original investment. The various life insurance products offered consist of individual variable universal life, COLI and BOLI products, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

Retirement Plans

The Retirement Plans segment is comprised of the private and public sector retirement plans businesses. The private sector business primarily includes Internal Revenue Code (“IRC”) Section 401 qualified plans funded through fixed and variable group annuity contracts issued through NLIC. The public sector business primarily includes IRC Section 457 (b) and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as administration-only business. Across the public and private sector business NIA managed account services are also available. The Retirement Plans segment also includes stable value wrap products and solutions.

Corporate and Other

The Corporate and Other segment includes the revenues and expenses associated with small business group life insurance and spread income on FHLB funding agreements. Additionally, certain non-operating changes in variable annuity liabilities and realized gains and losses, related amortization and other revenues and expenses not allocated to other segments are included within this segment.

The following tables summarize the Company’s business segment operating results for the years ended:

(in millions)	Individual Products and Solutions	Retirement Plans	Corporate and Other	Total
December 31, 2018
Revenues:
Policy charges	$2,623	126	—	$2,749
Premiums	658	—	37	695
Net investment income	1,655	835	185	2,675
Non-operating changes in variable annuity liabilities and net realized investment losses[1]	—	—	(11)	(11)
Other revenues (expenses)[2]	2	—	10	12

Total revenues	$4,938	$961	$221	$6,120
Benefits and expenses:
Interest credited to policyholder account values[3]	$847	576	42	$1,465
Benefits and claims[4]	1,387	—	97	1,484
Amortization of DAC	473	(4)	(46)	423
Other expenses, net of deferrals	810	198	292	1,300

Total benefits and expenses	$3,517	$770	$385	$4,672

Income (loss) before federal income taxes and noncontrolling interests	$1,421	191	(164)	$1,448
Less: certain non-operating changes in variable annuity liabilities and net realized investment losses[1]	—	—	(11)
Less: adjustment to amortization of DAC and other related expenses related to non-operating items above	—	—	48
Less: net loss attributable to noncontrolling interest	—	—	(168)

Pre-tax operating earnings (loss)	$1,421	$191	$(33)	$1,448

Assets as of year end	$131,820	$33,933	$13,325	$179,078

[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to certain product hedges).
[2]	Includes operating items (trading portfolio realized gains and losses, trading portfolio valuation changes).
[3]	Includes operating items (net realized gains and losses related to certain product hedges).
[4]	Excludes certain non-operating changes in variable annuity liabilities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

(in millions)	Individual Products and Solutions	Retirement Plans	Corporate and Other	Total
December 31, 2017
Revenues:
Policy charges	$2,428	$117	$—	$2,545
Premiums	596	—	37	633
Net investment income	1,521	835	58	2,414
Non-operating changes in variable annuity liabilities and net realized investment losses[1]	—	—	(318)	(318)
Other revenues[2]	1	—	9	10

Total revenues	$4,546	$952	$(214)	$5,284
Benefits and expenses:
Interest credited to policyholder account values[3]	$783	$557	$36	$1,376
Benefits and claims[4]	1,395	—	27	1,422
Amortization of DAC	332	6	54	392
Other expenses, net of deferrals	741	194	258	1,193

Total benefits and expenses	$3,251	$757	$375	$4,383

Income before federal income taxes and noncontrolling interests	$1,295	$195	$(589)	$901
Less: certain non-operating changes in variable annuity liabilities and net realized investment (losses)[1]	—	—	(318)
Less: adjustment to amortization of DAC and other related expenses related to non-operating items above	—	—	(54)
Less: net loss attributable to noncontrolling interest	—	—	(96)

Pre-tax operating earnings (loss)	$1,295	$195	$(121)

Assets as of year end	$134,326	$35,520	$11,343	$181,189

[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to certain product hedges).
[2]	Includes operating items (trading portfolio realized gains and losses, trading portfolio valuation changes).
[3]	Includes operating items (net realized gains and losses related to certain product hedges).
[4]	Excludes certain non-operating changes in variable annuity liabilities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2018, 2017 and 2016 Consolidated Financial Statements

(in millions)	Individual Products and Solutions	Retirement Plans	Corporate and Other	Total
December 31, 2016
Revenues:
Policy charges	$2,254	$107	$—	$2,361
Premiums	605	—	37	642
Net investment income	1,337	791	11	2,139
Non-operating changes in variable annuity liabilities and net realized investment losses[1]	—	—	(299)	(299)
Other revenues[2]	—	—	14	14

Total revenues	$4,196	$898	$(237)	$4,857
Benefits and expenses:
Interest credited to policyholder account values[3]	$684	$531	$30	$1,245
Benefits and claims[4]	1,245	—	32	1,277
Amortization of DAC	432	4	(3)	433
Other expenses, net of deferrals	654	181	163	998

Total benefits and expenses	$3,015	$716	$222	$3,953

Income before federal income taxes and noncontrolling interests	$1,181	$182	$(459)	$904
Less: certain non-operating changes in variable annuity liabilities and net realized investment gains[1]	—	—	(299)
Less: adjustment to amortization of DAC and other related expenses related to non-operating items above	—	—	6
Less: net loss attributable to noncontrolling interest	—	—	(91)

Pre-tax operating earnings (loss)	$1,181	$182	$(75)

Assets as of year end	$113,062	$32,239	$10,337	$155,638

[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to certain product hedges).
[2]	Includes operating items (trading portfolio realized gains and losses, trading portfolio valuation changes).
[3]	Includes operating items (net realized gains and losses related to certain product hedges).
[4]	Excludes certain non-operating changes in variable annuity liabilities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2018 (in millions)

Column A	Column B	Column C	Column D
			Amount at
			which shown
			in the
		Fair	consolidated
Type of investment	Cost	value	balance sheet
Fixed maturity securities, available-for-sale:
Bonds:
U.S. government and agencies	$459	$486	$486
Obligations of states and political subdivisions	4,026	4,293	4,293
Public utilities	5,990	5,844	5,844
All other corporate, mortgage-backed and asset-backed securities	43,323	42,714	42,714

Total fixed maturity securities	$53,798	$53,337	$53,337
Equity securities:
Common stocks:
Banks, trust and insurance companies	$12	$10	$10
Industrial, miscellaneous and all other	72	62	62
Nonredeemable preferred stocks	43	49	49

Total equity securities	$127	$121	$121
Trading assets	66		58
Mortgage loans, net of allowance	12,418		12,379	[1]
Policy loans	1,015		1,015
Other investments	1,712		1,712
Short-term investments	1,892		1,892

Total investments	$71,028		$70,514

[1]

Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans on real estate (see Note 6 to the audited consolidated financial statements), hedges and commitment hedges on mortgage loans on real estate.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III Supplementary Insurance Information

As of December 31, 2018, 2017 and 2016 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Deferred policy	Future policy benefits,		Other policy
	acquisition	losses, claims and	Unearned	claims and	Premium
Year: Segment	costs	loss expenses	premiums[1]	benefits payable[1]	revenue
2018
IPS	$6,417	$43,513			$658
Retirement Plans	252	19,648			—
Corporate and Other	161	2,913			37

Total	$6,830	$66,074			$695

2017
IPS	$5,922	$38,510			$596
Retirement Plans	235	18,773			—
Corporate and Other	(481)	2,602			37

Total	$5,676	$59,885			$633

2016
IPS	$5,390	$32,621			$605
Retirement Plans	229	17,443			—
Corporate and Other	(187)	2,847			37

Total	$5,432	$52,911			$642

Column A	Column G	Column H	Column I	Column J	Column K
	Net	Benefits, claims,	Amortization	Other
	investment	losses and	of deferred policy	operating	Premiums
Year: Segment	income[2]	settlement expenses	acquisition costs	expenses[2]	written
2018
IPS	$1,655	$1,914	$473	810
Retirement Plans	835	576	(4)	198
Corporate and Other	185	139	(46)	292

Total	$2,675	$2,629	$423	$1,300

2017
IPS	$1,521	$2,507	$332	741
Retirement Plans	835	557	6	194
Corporate and Other	58	63	54	258

Total	$2,414	$3,127	$392	$1,193

2016
IPS	$1,337	$2,111	$432	654
Retirement Plans	791	531	4	181
Corporate and Other	11	62	(3)	163

Total	$2,139	$2,704	$433	$998

[1]	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
[2]

Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates and reported segment operating results would change if different methods were applied.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV Reinsurance

As of December 31, 2018, 2017 and 2016 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E
		Ceded to	Assumed
	Gross	other	from other	Net
	amount	companies	companies	amount
2018
Life, accident and health insurance in force	$303,578	$(64,852)	$2	$238,728
Premiums:
Life insurance[1]	$756	$(61)	$—	$695
Accident and health insurance	300	(383)	83	—

Total	$1,056	$(444)	$83	$695

2017
Life, accident and health insurance in force	$291,984	$(62,714)	$2	$229,272
Premiums:
Life insurance[1]	$700	$(67)	$—	$633
Accident and health insurance	262	(262)	—	—

Total	$962	$(329)	$—	$633

2016
Life, accident and health insurance in force	$275,404	$(61,674)	$2	$213,732
Premiums:
Life insurance[1]	$698	$(56)	$—	$642
Accident and health insurance	313	(313)	—	—

Total	$1,011	$(369)	$—	$642

[1]	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V Valuation and Qualifying Accounts

Years ended December 31, 2018, 2017 and 2016 (in millions)

Column A	Column B	Column C		Column D	Column E
	Balance at	Charged to	Charged to		Balance at
	beginning	costs and	other		end of
Description	of period	expenses	accounts	Deductions[1]	period
2018
Valuation allowances - mortgage loans	$34	$9	$—	$(4)	$39

2017
Valuation allowances - mortgage loans	$32	$6	$—	$(4)	$34

2016
Valuation allowances - mortgage loans	$26	$8	$—	$(2)	$32

[1]	Amounts generally represent payoffs, sales and recoveries.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
The expenses in connection with the issuance and distribution of the contracts are as follows (except for the Securities and Exchange Commission Registration Fee, all amounts shown are estimates):
Securities and Exchange Commission Registration Fee: $25,342.04
Printing Costs: $ 11,504.73
Accounting expenses: $30,000
Legal expenses: $3,663.92
Cost of Independent Registered Public Accounting Firm Consent: $5,000
Cost of Independent Registered Public Accounting Firm Audit of Registrant’s Financial Statements: $3,821,880
Item 14.	Indemnification of Directors and Officers
Ohio's General Corporation Law expressly authorizes and Nationwide's Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide, was or is a party, or is threatened to be made a party to:
•	any threatened, pending or completed civil action, suit or proceeding;
•	any threatened, pending or completed criminal action, suit or proceeding;
•	any threatened, pending or completed administrative action or proceeding;
•	any threatened, pending or completed investigative action or proceeding.
The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by Ohio's General Corporation Law. Nationwide has been informed that in the opinion of the Securities and Exchange Commission, the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and its directors, officers and/or controlling persons will be governed by the final adjudication of such issue. Nationwide will not be required to seek the court's determination if, in the opinion of Nationwide's counsel, the matter has been settled by controlling precedent.
However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.
Item 15.	Recent Sales of Unregistered Securities.
Not Applicable
Item 16.	Exhibits and Financial Statement Schedules
(A)	Exhibits

(1)	Not applicable
(2)	Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company effective December 31, 2009-filed previously on January 4, 2010, with N-4 Registration No. 333-164125.

(3)	(a) Amended Articles of Incorporation Nationwide Life Insurance Company-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.
(3)	(b) Nationwide Life Insurance Company Amended and Restated Code of Regulations- filed previously on January 4, 2010, with N-4 Registration No. 333-164125.
(4)	(a) Individual Annuity Contract- filed previously as Exhibit 4(a) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.
(4)	(b) Group Annuity Contract- filed previously as Exhibit 4(b) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.
(4)	(c) Group Annuity Certificates- filed previously as Exhibit 4(c) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.
(5)	Opinion Regarding Legality - Attached hereto.
(6)	Not applicable
(7)	Not applicable
(8)	None.
(9)	Not applicable
(10)	Tax Sharing Agreement dated as of January 2, 2009 between Nationwide Life Insurance Company and any corporation that is or may hereafter become a subsidiary of Nationwide Life Insurance Company - filed previously on March 27, 2012 with Post-Effective Amendment No. 17 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-49112.
(11)	Not applicable
(12)	Not applicable
(13)	Not applicable
(14)	Not applicable
(15)	Not applicable
(16)	Not applicable
(17)	Not applicable
(18)	Not applicable
(19)	Not applicable
(20)	Not applicable
(21)	Subsidiaries of the Registrant - Attached hereto.
(22)	Not applicable
(23)	(a) Consent of Independent Registered Public Accounting Firm - Attached hereto.
(23)	(b) Consent of Counsel - Attached hereto as Exhibit 5.
(24)	Power of Attorney - Attached hereto.
(25)	Not applicable
(26)	Not applicable
(27)	Not applicable
(101.INS)	XBRL Instance Document - Attached hereto.
(101.SCH)	XBRL Taxonomy Extension Schema - Attached hereto.

(101.CAL)	XBRL Taxonomy Extension Calculation Linkbase - Attached hereto.
(101.DEF)	XBRL Taxonomy Extension Definition Linkbase - Attached hereto.
(101.LAB)	XBRL Taxonomy Extension Label Linkbase - Attached hereto.
(101.PRE)	XBRL Taxonomy Extension Presentation Linkbase - Attached hereto.
(B)	Financial Statement Schedules
Attached herein.
Item 17.	Undertakings
The undersigned registrant hereby undertakes:
(A)
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(B)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
As required by the Securities Act of 1933, the Registrant certifies that it has caused this Registration Statement to be signed by the undersigned, duly authorized, in the City of Columbus, and State of Ohio, on March 26, 2019.
NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)
By: /s/ JAMIE RUFF CASTO
Jamie Ruff Casto Attorney-in-Fact
As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on March 26, 2019.
KIRT A. WALKER
Kirt A. Walker, President and Chief Operating Officer, and Director
MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
ERIC S. HENDERSON
Eric S. Henderson, Senior Vice President - Individual Products & Solutions and Director
JOHN L. CARTER
John L. Carter, Senior Vice President – Nationwide Retirement Plans and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director
STEVEN A. GINNAN
Steven A. Ginnan, Director
By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto Attorney-in-Fact